Exhibit 4 (a)(iii)

TRANSACTION AGREEMENT

dated as of

November 27, 2012

among

SMITH & NEPHEW, INC.,

SMITH & NEPHEW INC.,

SMITH & NEPHEW, INC.,

SMITH & NEPHEW ORTHOPAEDICS AG,

SUDBURY ACQUISITIONS N.V.,

DFB PHARMACEUTICALS, INC.,

HEALTHPOINT, LTD.,

HEALTHPOINT INTERNATIONAL, LLC

DFB BIOTECH OF CURAÇAO, N.V.

and

HEALTHPOINT CANADA ULC

-i-

(continued)

-ii-

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

-iii-

(continued)

-iv-

(continued)

-v-

Exhibit A	Form of Buyer FDA Letter
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of FCA Settlement Agreement
Exhibit D	Form of Lease Amendment
Exhibit E	Limited Recourse Agreement
Exhibit F	Non-Compete Agreements
Exhibit G	Form of Seller FDA Letter
Exhibit H	Form of Subcontract
Exhibit I	Form of Transition Services Agreement
Exhibit J	Form of Resale Certificate
Exhibit K	Form of Signing Press Release

-i-

TRANSACTION AGREEMENT

TRANSACTION AGREEMENT (this “Agreement”) dated as of November 27, 2012 among Smith & Nephew, Inc., a Delaware corporation (“Buyer Domestic”), Smith & Nephew Inc., a Canada corporation (“Buyer Canada”), Smith & Nephew, Inc., a Puerto Rican corporation (“Buyer Puerto Rico”), Smith & Nephew Orthopaedics AG, a limited company incorporated under the laws of Switzerland (“Buyer International”), Sudbury Acquisitions N.V., a Curaçao limited liability company (“Buyer NV” and together with Buyer Domestic, Buyer Canada, Buyer Puerto Rico and Buyer International, the “Buyer Parties”), DFB Pharmaceuticals, Inc., a Texas corporation (“Seller Parent”), Healthpoint, Ltd., a Texas limited partnership (“Healthpoint”), Healthpoint International, LLC, a Texas limited liability company (“Healthpoint International”), DFB Biotech of Curaçao, N.V., a limited liability company incorporated under the laws of the Netherland Antilles and existing under the laws of Curaçao (“Healthpoint Curaçao”), and Healthpoint Canada ULC, a Nova Scotia Unlimited Liability Corporation (“Healthpoint Canada”, and collectively with Seller Parent, Healthpoint, Healthpoint International and Healthpoint Curaçao, each a “Seller” and collectively, the “Sellers”).

W I T N E S S E T H :

WHEREAS, Sellers and their respective Affiliates conduct the Business through the Purchased Assets (as defined below);

WHEREAS, Buyer Domestic, together with Buyer Canada, Buyer Puerto Rico, Buyer NV and Buyer International, desire to purchase the Purchased Assets from Sellers upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, as of the date hereof, Buyer Domestic has entered into a Limited Recourse Agreement with *** pursuant to which such Persons have agreed to be bound by Sections 6.14 and 14.05 hereof; and

WHEREAS, as of the date hereof, Buyer Domestic has entered into the Non Compete Agreements with each of the counterparties thereto.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

“Action” means any claim, audit, action, investigation, suit or proceeding, arbitral action, or criminal prosecution.

“Adverse Experience” means, with respect to a Product, any untoward medical occurrence in a patient or clinical investigation subject administered such Product, and which

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

does not necessarily have a causal relationship with the treatment for which such Product is used, including any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of the Product or the worsening in severity of a pre-existing condition after administration of the Product, in each case whether or not related to the Product.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such first Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Assumed Covenant Agreements” means the restrictive covenant agreements set forth in Schedule 10.05(a).

“Assumed Employee Agreements” means the employment agreements set forth in Schedule 10.05(a).

“Assumed Liabilities” means (i) the Principal Assumed Liabilities, (ii) the Healthpoint Canada Assumed Liabilities, (iii) the Puerto Rico Branch Assumed Liabilities, (iv) the Switzerland Branch Assumed Liabilities, (v) the Healthpoint Curaçao Assumed Liabilities, (vi) the ROW IP Liabilities and (vii) the Product Candidate Assumed Liabilities.

“Balance Sheet” means the unaudited pro forma balance sheet of the Business as of the Balance Sheet Date, as if the Closing had occurred on the Balance Sheet Date, included in Schedule 1.01(a).

“Balance Sheet Date” means June 30, 2012.

“BLA” means a biologics license application, an establishment license, or any other product license for biological products, including all supplements, predecessor applications and amendments thereto, submitted to the FDA under the provisions of the Public Health Service Act and applicable regulations set forth in 21 C.F.R. Part 601, and the resulting license approval of the application by the FDA for each of Santyl and Regranex.

“Business” means the business of developing, commercializing, manufacturing, marketing, distributing and selling each of Oasis, Santyl, Regranex, Xenaderm, the Product Candidates and the products set forth in Schedule 1.01(c) in the Territory. For the avoidance of doubt, “Business” shall not include the business of developing, commercializing, manufacturing, marketing, distributing and selling any Excluded Products.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or London, England are authorized or required by Applicable Law to close.

“Business Employee” means (i) an employee of a Seller (other than Seller Parent) or Healthpoint Management, LLC or (ii) an employee of Seller Parent employed primarily in connection with the Business.

“Business Intellectual Property Rights” means the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights.

“Buyer FDA Letter” means the letter substantially in the form of Exhibit A, with any changes thereto as may be mutually agreed by the Sellers and the Buyer Parties prior to the Closing.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

“Closing Date” means the date of the Closing.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations thereunder.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Collagenase” means the enzyme complex derived from the fermentation of clostridium histolyticum capable of digesting denatured and undernatured collagen, generally known as “collagenase.”

“Collective Bargaining Agreement” means any Contract between a Seller or any of its Affiliates and any labor organization or other authorized employee representative representing Business Employees.

“Commonly Controlled Group” means each Seller and all members of the controlled group of organizations and all trades or businesses under common control which, together with each Seller, are treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

“Contract” means any legally binding contract, agreement, lease, sublease, license, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, instrument or other arrangement, whether written or oral, other than those relating to Employee Plans.

“Controlled Group Liability” means any liability for which members of the Commonly Controlled Group are jointly and severally liable (i) under Title IV of ERISA (including liability with respect to reportable events within the meaning of Section 4043 of ERISA), (ii) under Section 302 of ERISA, (iii) under Section 430(k) or 4971 of the Code and (iv) for violation of the continuation requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Section 701 et seq. of ERISA and Section 9801 et seq. of the Code.

“DEA” means the Drug Enforcement Administration of the U.S. Department of Justice.

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, welfare benefits, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by a Seller or any of its Affiliates for the current or future benefit of any current or former Service Provider or (y) for which a Seller or any of its Affiliates has any direct or indirect liability with respect to any current or former Service Provider. For the avoidance of doubt, a Collective Bargaining Agreement shall constitute an agreement for the purposes of clauses (ii) and (iii).

“Environmental Laws” means any Applicable Law or any agreement with any Person relating to the indoor or outdoor environment, to human health and safety (insofar as it relates to exposure to Hazardous Substances), or to pollutants, contaminants, wastes, chemicals or any otherwise hazardous substances.

“Environmental Liabilities” means any and all liabilities or obligations arising in connection with or in any way relating to a Seller or any of its Affiliates (or any of their respective predecessors or any prior owner of all or part of their respective business or assets), any property now or previously owned, leased or operated by a Seller or any of its Affiliates or their respective predecessors, the Business (as conducted at any time on or prior to the Closing Date), the Purchased Assets or any activities or operations occurring or conducted at the Real Property (including offsite disposal), whether known or unknown, accrued, absolute, fixed, contingent, matured or unmatured, arising by law or contract or otherwise, which (i) arise under or relate to any Environmental Law or any Hazardous Substance Activity occurring on or prior to the Closing Date, and notwithstanding any provision of this Agreement to the contrary, even if the Hazardous Substance Activity continues after the Closing Date and (ii) relate to actions or omissions occurring or conditions existing on or prior to the Closing Date (including any matter disclosed or required to be disclosed in Schedule 4.25), and notwithstanding any provision of this Agreement to the contrary, even if the actions, omissions or conditions continue after the Closing Date; provided, however, that excluded from the foregoing is any liability or obligation to the extent arising from (y) the continuation of any violation of Environmental Law after the Closing Date by the Buyer Parties after they obtain, or reasonably should have obtained, knowledge of such violation and have a reasonable opportunity to correct it and prevent it from continuing and (z) the exacerbation by the Buyer Parties after the Closing Date of any release, discharge, disposal, spill or leak of any Hazardous Substances that commenced on or prior to the Closing Date.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals, registrations, concessions, orders, decrees and other similar authorizations of Governmental Authorities required by Environmental Laws in respect of the ownership or operation of the Business, as currently conducted, the Purchased Assets or the Real Property, including any activities or operations currently occurring or conducted thereon.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“Escrow Account” shall have the meaning set forth in the Escrow Agreement.

“Escrow Agent” means JPMorgan Chase Bank, National Association, or such other escrow agent as reasonably agreed by Buyer Domestic and Seller Parent.

“Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, among Buyer Domestic, Healthpoint, Seller Parent and the Escrow Agent named therein, substantially in the form of Exhibit B, with any changes thereto as may be mutually agreed by the Sellers and the Buyer Parties prior to the Closing, and with any changes reasonably required by the Escrow Agent.

“Escrow Amount” shall have the meaning set forth in the Escrow Agreement.

“Excluded Assets” means (i) the Principal Excluded Assets, (ii) the Healthpoint Curaçao Excluded Assets, (iii) the Healthpoint Canada Excluded Assets and (iv) the Excluded IP Assets.

“Excluded IP Assets” means all Intellectual Property Rights other than the Business Intellectual Property Rights.

“Excluded IP Liabilities” means all liabilities and obligations of Sellers and their respective Affiliates for the infringement, misappropriation or other violation of Intellectual Property Rights occurring prior to the Closing Date, but excluding (i) the Product Candidate Assumed Liabilities, (ii) the Healthpoint Curaçao IP Liabilities, (iii) the Healthpoint Canada IP Liabilities, (iv) the Puerto Rico Branch IP Liabilities, (v) the ROW IP Liabilities, (vi) the U.S. IP Liabilities and (vii) any such liabilities and obligations resulting from or relating to the *** Litigation.

“Excluded Liabilities” means (i) the Principal Excluded Liabilities, (ii) the Healthpoint Canada Excluded Liabilities, (iii) the Healthpoint Curaçao Excluded Liabilities, (iv) the Puerto Rico Branch Excluded Liabilities, (v) the Switzerland Branch Excluded Liabilities and (vi) the Excluded IP Liabilities.

“Excluded Products” means the products set forth on Schedule 1.01(d).

“False Claims Act Litigation” means United States ex rel. Conrad v. Actavis mid-Atlantic, et al., No. 1:02-cv-11738, in the U.S. District Court for the District of Massachusetts,

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

and any other related or similar claims or proceedings, including claims or proceedings by or on behalf of state or other Governmental Authorities or private party plaintiffs against any Person based on or arising out of such litigation or facts alleged therein.

“FCA Settlement Agreement” means the settlement agreement, in substantially the form of Exhibit C, by and among Healthpoint, the United States of America (acting through applicable administrative bodies including the United States Department of Justice, the United States Attorney’s Office for the District of Massachusetts and the Office of Inspector General of the Department of Health and Human Services), and Constance Conrad, as relator, evidencing settlement of United States ex rel. Conrad v. Actavis mid-Atlantic, et al., No. 1:02-cv-11738.

“FCA Settlement Agreement Escrow Amount” means an amount equal to $***.

“FDA” means the United States Food and Drug Administration, or any predecessor or successor agency thereto.

“Federal Healthcare Program” means Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) or any other state or federal health care program.

“Fort Worth Facility” means the land and Improvements, Fixtures and Appurtenances located at 4900 West Vickery Boulevard, Fort Worth, TX.

“Fort Worth Facility Deed” means a deed without warranty, in a form reasonably satisfactory to Seller Parent and Buyer Domestic, duly executed by Healthpoint and notarized and otherwise in recordable form, conveying to Buyer Domestic fee simple title to the Fort Worth Facility.

“Fort Worth Facility Survey” means a survey of the Fort Worth Facility prepared by a surveyor licensed in the state of Texas and (i) certified to Buyer Domestic and the title insurance company in accordance with a form of certification which is reasonably acceptable to Buyer Domestic, such certification to include a statement that the survey has been prepared in accordance with 2011 minimum standard detail requirements for land surveys jointly adopted by ALTA/ACSM and to include Table A items reasonably requested by Buyer Domestic and (ii) showing no Liens which are not Permitted Liens.

“Fort Worth Facility Title Insurance Policy” means a Texas T-1 owner’s title insurance policy issued with respect to the Fort Worth Facility (or an unconditional and irrevocable commitment for the issuance of such title insurance policy) by a national title insurance company reasonably acceptable to Buyer Domestic, in an amount equal to the fair market value of the Fort Worth Facility, insuring that good and marketable, fee simple title to the Fort Worth Facility is vested in Buyer Domestic, subject to no Liens other than Permitted Liens, and containing such endorsements as are reasonably requested by Buyer Domestic.

“Fundamental Buyer Representations” means the representations and warranties made in Sections 5.01 (Existence and Power), 5.02 (Authorization), 5.03 (Governmental Authorization) and 5.07 (Finders’ Fees) of this Agreement and, solely for purposes of Section 11.03(a), Section 5.04 (Noncontravention) of this Agreement.

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

“Fundamental Seller Representations” means the representations and warranties made in Sections 4.01 (Existence and Power), 4.02 (Authorization), 4.03 (Governmental Authorization), 4.16 (Sufficiency of and Title to the Purchased Assets), 4.22 (Finders’ Fees), 4.25 (Environmental Matters), 4.26 (Related Party Transactions) and 9.01 (Tax Representations) of this Agreement and, solely for purposes of Section 11.02(a), Section 4.04 (Noncontravention) of this Agreement.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof, or any arbitral body.

“Governmental Order” means any order, judgment, award, injunction or decree issued, promulgated or entered by any Governmental Authority of competent jurisdiction.

“Growth-Arrested Skin Cells” means cell-based therapy using fibroblasts and keratinocytes applied in a suspension and not requiring engineering into a performed cellular matrix.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics including petroleum, its derivatives, by-products and other hydrocarbons, asbestos-containing materials, toxic mold, polychlorinated biphenyls, biological, medical or infectious substances, wastes or materials, and any substance, waste or material regulated under any Environmental Law.

“Hazardous Substances Activity” means the handling, transportation, transfer, recycling, storage, use, treatment, investigation, removal, remediation, release, discharge, disposal, spill, leak, emission or distribution of, or exposure to, any Hazardous Substances.

“Healthpoint Canada Assumed Liabilities” means all the liabilities and obligations of Healthpoint Canada of any kind, character or description (whether known or unknown, accrued, absolute, fixed, contingent, matured or unmatured, arising by law or by contract or otherwise) that would have been Principal Assumed Liabilities if they were liabilities and obligations of the Principal Seller Group, including, for the avoidance of doubt, the Healthpoint Canada IP Liabilities, but excluding all (i) Healthpoint Canada Excluded Liabilities, (ii) Product Candidate Assumed Liabilities, (iii) Switzerland Branch Assumed Liabilities, (iv) Puerto Rico Branch Assumed Liabilities, (v) Healthpoint Curaçao Assumed Liabilities, (vi) U.S. IP Liabilities and (vii) ROW IP Liabilities.

“Healthpoint Canada Business Intellectual Property Rights” means all Business Intellectual Property Rights owned or held by Healthpoint Canada other than the Business Intellectual Property Rights included in the Product Candidate Purchased Assets.

“Healthpoint Canada Excluded Assets” means any assets or properties of Healthpoint Canada that would have been Principal Excluded Assets if held by the Principal Seller Group.

“Healthpoint Canada Excluded Liability” means any liability or obligation of Healthpoint Canada (or any of its predecessors or any prior owner of all or part of its business or assets) of whatever nature, whether presently in existence or arising hereafter that would have been a Principal Excluded Liability if it were a liability or obligation of the Principal Seller Group, including any Healthpoint Canada Excluded Tax Liability and any liability or obligation related to any Healthpoint Canada Excluded Asset.

“Healthpoint Canada Excluded Tax Liability” means any liability or obligation relating to Taxes of Healthpoint Canada (or any of its predecessors or any prior owner of all or part of its business or assets), including any liability or obligation related to any Healthpoint Canada Excluded Asset, that would have been a Principal Excluded Tax Liability if it were a liability or obligation of the Principal Seller Group; provided that for the avoidance of doubt any liabilities and obligations for Taxes (other than income Taxes and other than Apportioned Obligations and Transfer Taxes, which shall be governed by Section 9.02) not yet due and payable incurred in the ordinary course of business consistent with past practice imposed on or with respect to the Business of Healthpoint Canada in any Pre-Closing Tax Period that, together with any Healthpoint Curaçao Excluded Tax Liabilities and any Principal Assumed Tax Liabilities, do not exceed $*** in the aggregate shall not be a Healthpoint Canada Excluded Tax Liability.

“Healthpoint Canada IP Liabilities” means all liabilities and obligations of Healthpoint Canada for the infringement, misappropriation or other violation of Intellectual Property Rights other than the Product Candidate Assumed Liabilities, and including, for the avoidance of doubt, any such liabilities and obligations resulting from or relating to the *** Litigation.

“Healthpoint Canada Purchased Assets” means all assets, properties, rights, titles, business and interests of Healthpoint Canada, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, that would constitute Principal Purchased Assets if they were assets, properties, rights, titles, business and interests of a member of the Principal Seller Group and, for the avoidance of doubt, including the Healthpoint Canada Business Intellectual Property Rights but excluding all (i) Healthpoint Canada Excluded Assets, (ii) Product Candidate Purchased Assets, (iii) Switzerland Branch Purchased Assets, (iv) Puerto Rico Branch Purchased Assets, (v) Healthpoint Curaçao Purchased Assets, (vi) U.S. Business Intellectual Property Rights, and (vii) ROW Business Intellectual Property Rights.

“Healthpoint Curaçao Assumed Liabilities” means all liabilities and obligations, whether known or unknown, accrued, absolute, fixed, contingent, matured or unmatured, arising by law or contract or otherwise, of Healthpoint Curaçao that would have been Principal Assumed Liabilities if they were liabilities and obligations of the Principal Seller Group, including, for the avoidance of doubt, the Healthpoint Curaçao IP Liabilities but excluding all Healthpoint Curaçao Excluded Liabilities.

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

“Healthpoint Curaçao Business Intellectual Property Rights” means all Business Intellectual Property Rights owned or held by Healthpoint Curaçao other than the Business Intellectual Property Rights included in the Product Candidate Purchased Assets.

“Healthpoint Curaçao Defined Contribution Pension Plan” means the Retirement Plan Rules DFB Biotech of Curaçao N.V. dated August 19, 2009 and entered into effective as of July 1, 2009.

“Healthpoint Curaçao Required Consents” means those consents and actions set forth on Schedule 1.01(b) with respect to or under the Contracts listed on such Schedule.

“Healthpoint Curaçao Excluded Assets” means any assets or properties of Healthpoint Curaçao that would have been Principal Excluded Assets if held by the Principal Seller Group.

“Healthpoint Curaçao Excluded Liabilities” means any liability or obligation of Healthpoint Curaçao (or any of its predecessors or any prior owner of all or part of its business or assets) of whatever nature, whether presently in existence or arising hereafter that would have been a Principal Excluded Liability if it were a liability or obligation of the Principal Seller Group, including any Healthpoint Curaçao Excluded Tax Liability and any liability or obligation related to any Healthpoint Curaçao Excluded Asset.

“Healthpoint Curaçao Excluded Tax Liability” means any liability or obligation relating to Taxes of Healthpoint Curaçao (or any of its predecessors or any prior owner of all or part of its business or assets), including any liability or obligation that would have been a Principal Excluded Tax Liability if it were a liability or obligation of the Principal Seller Group; provided that for the avoidance of doubt any liabilities and obligations for Taxes (other than income Taxes and other than Apportioned Obligations and Transfer Taxes, which shall be governed by Section 9.02) not yet due and payable incurred in the ordinary course of business consistent with past practice imposed on or with respect to the Business of Healthpoint Curaçao in any Pre-Closing Tax Period that, together with any Healthpoint Canada Excluded Tax Liabilities and any Principal Assumed Tax Liabilities, do not exceed $*** in the aggregate shall not be a Healthpoint Curaçao Excluded Tax Liability

“Healthpoint Curaçao IP Liabilities” means all liabilities and obligations of Healthpoint Curaçao for the infringement, misappropriation or other violation of Intellectual Property Rights other than the Product Candidate Assumed Liabilities, and including, for the avoidance of doubt, any such liabilities and obligations resulting from or relating to the *** Litigation.

“Healthpoint Curaçao Purchased Assets” means all assets, properties, rights, titles, business and interests of Healthpoint Curaçao, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, that would constitute Principal Purchased Assets if they were assets, properties, rights, titles, business and interests of a member of the Principal Seller Group and, for the avoidance of doubt, including the Healthpoint Curaçao Business Intellectual Property Rights but excluding all Healthpoint Curaçao Excluded Assets.

“Healthpoint Financials” means (i) the audited consolidated balance sheets of Healthpoint as of December 31, 2011 and 2010 and the related audited statements of income and

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

cash flows for each of the years ended December 31, 2011, 2010, and 2009 and (ii) the unaudited consolidated interim balance sheet of Healthpoint as of June 30, 2012 and the related unaudited interim statements of income and cash flows for the six-month periods ended June 30, 2012 and 2011.

“Healthpoint Puerto Rico Branch” means the branch of Healthpoint International located in Puerto Rico and doing business as “Healthpoint Puerto Rico”.

“Healthpoint Switzerland Branch” means the branch of Healthpoint International located in Switzerland and doing business as “Healthpoint International Swiss Branch”.

“HP-802” means the product candidate currently referred to by Sellers and their Affiliates as “HP-802” (previously referred to as “Allox”) and all revisions, improvements, additions and extensions thereof and all other products or potential products developed, researched or owned by, or otherwise contemplated in the business of, Sellers and their respective Affiliates that are based on Growth-Arrested Skin Cells.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Immediate Family” means, with respect to an individual, a child, stepchild, grandchild, parent, stepparent, grandparent, sibling or current spouse, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and includes any adoptive relationships.

“Improvements, Fixtures and Appurtenances” means (i) all buildings, structures and improvements located at the Fort Worth Facility, (ii) all fixtures, machinery, apparatus and equipment affixed to any such buildings, structures or improvements at the Fort Worth Facility and (iii) all right, title and interest of a Seller or any of its Affiliates in and to all easements, if any, in or upon the Fort Worth Facility and in and to all other rights and appurtenances belong or in any way pertaining to the Fort Worth Facility.

“Income Tax Act” means the Income Tax Act, R.S.C. 1985, c.1 (5th Supplement) and the regulations thereunder, as amended.

“IND” means (a) an Investigational New Drug Application as defined in the Federal Food, Drug and Cosmetic Act, 21 USC Section 301, et seq. and applicable regulations promulgated thereunder by the FDA and (b) all supplements and amendments that may be filed with respect to the foregoing.

“Indebtedness” means (i) all obligations for borrowed money, (ii) all obligations evidenced by notes, bonds, debentures, mortgages, deeds of trust or other instruments, (iii) all obligations for the deferred purchase price of property or services (other than (a) current liabilities incurred in the ordinary course of business that do not constitute Excluded Liabilities and which are taken into account in the calculation of Final Closing Net Assets and (b) the milestone and earn-out payments set forth on Schedule 2.03(d) which are taken into account in the calculation of Final Closing Net Assets), (iv) all commitments by which a Person assures a creditor against loss (including contingent reimbursement obligations regarding letters of credit), (v) all obligations under capitalized leases, (vi) all guarantees, including guarantees of any items set forth in clauses (i) through (v) and, with respect to any Person, any liability of another Person that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person (whether or not such obligation is assumed by such Person), and (vii) all prepayment premiums, if any, and accrued interest, fees, penalties and expenses associated with the prepayment of any of the items set forth in clauses (i) through (vi).

“Indemnified Party” means a party seeking indemnification pursuant to Section 12.02.

“Indemnifying Party” means a party against whom indemnification is sought pursuant to Section 12.02.

“Intellectual Property Rights” means any and all of the following, whether or not registered, in the United States and all other jurisdictions throughout the world: (i) inventions and improvements thereto, whether or not patentable, and patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof); (ii) trademarks, service marks, trade dress, logos, domain names, rights of publicity, trade names and corporate names, and all goodwill associated therewith; (iii) copyrights, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression; (iv) computer software (including source code, object code, firmware, operating systems and specifications); (v) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and Know How; (vi) cell banks (including all cells and related media); (vii) databases and data collections; (viii) any other type of intellectual property right; (ix) registrations and applications for registration of any of the foregoing; (x) copies and tangible embodiments of any of the foregoing; and (xi) rights to sue or recover and retain damages, costs and attorneys’ fees for past, present or future infringement, misappropriation or violation of any of the foregoing.

“Intercompany Accounts” means all intercompany accounts among Sellers and their respective Affiliates relating to the Business, in each case including any intercompany accounts payable, notes payable, trade payables, prepaid expenses, accounts receivable, notes receivable and the like of or relating to the Business.

“International Plan” means any Employee Plan primarily for the benefit of Service Providers located primarily outside of the United States.

“Inventory” means raw materials, work-in-process, finished goods, supplies and other inventories used or held for use in the conduct of the Business as conducted on the date of determination.

“IRS” means the Internal Revenue Service.

“IT Assets” means all computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology and communication equipment, and all associated documentation, owned by a Seller or licensed or leased by a Seller pursuant to written agreements (excluding any public networks).

“Key Employee” means a Business Employee listed as a Key Employee on Schedule 4.23(a).

“Know How” means all information, specifications, processes, methods, knowledge, experience, formulae, skills, techniques, schematics, drawings, blueprints, utility models, designs and technology, including technical information and processes relating to cell banks, manufacturing and production processes and techniques, research and development information, engineering and other manuals and drawings, standard operating procedures, flow diagrams, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, patient records and similar data and information.

“Knowledge” of any Person that is not an individual means the actual knowledge of such Person’s officers after reasonable inquiry of those employees of such Person having responsibility for the matter in question.

“Lease Amendment” means the amendment to the lease agreement for the first three floors (approximately 30,000 square feet) of the building located at 3909 Hulen Street, Fort Worth, TX, to be entered into at Closing among Seller Parent, Healthpoint and Buyer Domestic in substantially the form of Exhibit D hereto, with any changes thereto as may be mutually agreed by the Sellers and the Buyer Parties prior to the Closing.

“Licensed Back IP” means any and all Intellectual Property Rights included in the Purchased Assets (but not any improvements thereon or extensions thereof developed by the Buyer Parties or any of their Affiliates) to the extent necessary to develop or manufacture the products or business opportunities listed on Schedule 1.01(e).

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to a Seller that are related to the Business as conducted in the Territory.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, charge, security interest, hypothecation, claim, attachment, levy, option, right of first offer, right of first refusal, restriction, covenant, easement, right-of-way, encumbrance or other adverse claim of any kind in respect of such property or asset, in each case, whether voluntarily incurred or arising by operation of law.

“Limited Recourse Agreement” means the agreement between Buyer Domestic and each of ***, dated and effective as of the date hereof and attached hereto as Exhibit E, pursuant to which such Persons have agreed to be bound by selected provisions of this Agreement.

“MAA” means a Marketing Authorization Application, including all supplements, amendments and variations thereto, submitted to and approved by the European Medicines Agency or by the applicable Governmental Authority of one of the European Medicines Agency’s member states in accordance with Volume 1, “The rules governing medicinal products in the European Union”.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition, business, assets or results of operations of the Business; provided, however, that none of the

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

following shall be deemed, either alone or in combination, to constitute, and no change or effect resulting from any of the following shall be taken into account in determining whether there has been, a Material Adverse Effect ***:

“MDR Reportable Event” means (a) an event that user facilities become aware of that reasonably suggests that a device has or may have caused or contributed to a death or Serious Injury, or (b) an event that manufacturers or importers become aware of that reasonably suggests that one of their marketed devices: (i) may have caused or contributed to a death or Serious Injury, or (ii) has malfunctioned and that the device or a similar device marketed by the manufacturer or importer would be likely to cause or contribute to a death or Serious Injury if the malfunction were to recur.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Non-Compete Agreements” means the Non-Compete Agreements between Buyer Domestic and each of ***, in each case dated as of the date hereof and effective as of the Closing and attached hereto as Exhibit F.

“Oasis” means the acellular wound care matrix that is currently marketed by Sellers and their respective Affiliates under the name “Oasis® Wound Matrix” or “Oasis® Ultra” and manufactured as of the date hereof by Cook Biotech.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by a Seller that are related to the Business as conducted in the Territory.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pending Regulatory Reviews” means, collectively, ***.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Pre-Closing Tax Period” means (i) any Tax Period ending on or before the Closing Date and (ii) with respect to a Tax Period that commences on or before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Principal Seller Group” means Healthpoint and Healthpoint International.

“Product” means each of Oasis, Regranex, Santyl, Xenaderm, the Product Candidate and each of the products set forth in Schedule 1.01(c) but, for the avoidance of doubt, excludes the Excluded Products.

“Product Candidate” means HP-802.

“Product Candidate Assumed Liabilities” means all the liabilities and obligations of each Seller and its Affiliates relating to or arising out of the Product Candidate Purchased Assets or to the extent primarily relating to or arising from the operations of the Business with respect to

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

the Product Candidate of any kind, character or description (whether known or unknown, accrued, absolute, fixed, contingent, matured or unmatured, arising by law or by contract or otherwise), except to the extent any such liability or obligation constitutes (or, if such liability or obligation were a liability or obligation of a member of the Principal Seller Group, would constitute) a Principal Excluded Liability (without giving effect to the reference to “Product Candidate Assumed Liabilities” in the parenthetical of the second sentence of Section 2.04) and including, for the avoidance of doubt, all liabilities and obligations of Sellers and their respective Affiliates for the infringement, misappropriation or other violation of Intellectual Property Rights resulting from or relating to the *** Litigation.

“Product Candidate Purchased Assets” means the assets, properties, rights, titles, business and interests of each Seller and its Affiliates, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, that are used primarily in or arising from the Business with respect to the Product Candidate, except to the extent any such asset, property, right, title, business or interest constitutes (or, if it were an asset, property, right, title, business or interest of a member of the Principal Seller Group, would constitute) a Principal Excluded Asset (it being understood that Product Candidate Purchased Assets will include the Business Intellectual Property Rights primarily related to the Business with respect to the Product Candidates).

“Projections” means the Healthpoint financial projections provided to Buyer Domestic on June 4, 2012, included in Schedule 1.01(f).

“Puerto Rico Branch Assumed Liabilities” means all the liabilities and obligations of each Seller relating to or arising out of the Puerto Rico Branch Purchased Assets (including the Puerto Rico Branch IP Liabilities) or to the extent primarily relating to or arising from the operations of the Business with respect to operations of Healthpoint Puerto Rico Branch of any kind, character or description (whether known or unknown, accrued, absolute, fixed, contingent, matured or unmatured, arising by law or by contract or otherwise), except to the extent any such liability or obligation constitutes (or, if such liability or obligation were a liability or obligation of the Principal Seller Group, would constitute) a Principal Excluded Liability (without giving effect to the reference to “Puerto Rico Branch Assumed Liabilities” in the parenthetical of the second sentence of Section 2.04 and excluding all Product Candidate Assumed Liabilities, U.S. IP Liabilities, ROW IP Liabilities, Healthpoint Curaçao IP Liabilities and Healthpoint Canada IP Liabilities).

“Puerto Rico Branch Excluded Liabilities” means any liability or obligation of each Seller to the extent relating to the business of Healthpoint Puerto Rico Branch of whatever nature, whether presently in existence or arising hereafter that would have been a Principal Excluded Liability if it were a liability or obligation of the Principal Seller Group.

“Puerto Rico Branch Business Intellectual Property Rights” means all Business Intellectual Property Rights owned, held or used in the conduct of the business of Healthpoint Puerto Rico Branch other than the Business Intellectual Property Rights included in the Product Candidate Purchased Assets.

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

“Puerto Rico Branch IP Liabilities” means all liabilities and obligations of Healthpoint Puerto Rico Branch for the infringement, misappropriation or other violation of Intellectual Property Rights other than the Product Candidate Assumed Liabilities and including, for the avoidance of doubt, any such liabilities and obligations resulting from or relating to the *** Litigation.

“Puerto Rico Branch Purchased Assets” means the assets, properties, rights, titles, business and interests of each Seller, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, held or used in the conduct of the business of Healthpoint Puerto Rico Branch (including the Puerto Rico Branch Business Intellectual Property Rights), except to the extent such asset, property, right, title, business or interest is (or, if it were an asset, property, right, title, business or interest of a member of the Principal Seller Group, would constitute) a Principal Excluded Asset (and excluding all Product Candidate Purchased Assets).

“Purchased Assets” means (i) the Principal Purchased Assets, (ii) the Healthpoint Canada Purchased Assets, (iii) the Puerto Rico Branch Purchased Assets, (iv) the Switzerland Branch Purchased Assets, (v) the Healthpoint Curaçao Purchased Assets, (vi) the ROW Business Intellectual Property Rights and (vii) the Product Candidate Purchased Assets.

“Regranex” means (i) the becaplermin gel that is currently approved for marketing under BLA #103691 by the FDA and marketed under the name “Regranex®”, (ii) all revisions, improvements, additions and extensions thereof and (iii) all other products or potential products developed, researched or owned by, or otherwise contemplated in the business of, Sellers and their respective Affiliates related to the field of wound healing that are based on becaplermin, a human platelet-derived growth factor.

“Regulatory Approvals” means any approvals (including pricing and reimbursement approvals), clearances, licenses, Permits, applications, registrations or authorizations approved by or submitted to any Governmental Authority in connection with the Business, including the development, manufacture, marketing, distribution or sale of a Product in a regulatory jurisdiction, including BLAs, DEA licenses, FDA Permits, INDs, MAAs and Seller Regulatory Filings.

“Regulatory Files” means the following, to the extent owned by, in the possession of, or controlled by, a Seller or any of its Affiliates: (i) all files (together with material correspondence associated with such files) related to obtaining any Regulatory Approvals, (ii) completed clinical and preclinical reports (together with clinical data sets associated with such reports) with respect to a Product, (iii) copies of the approved label components with respect to a Product, (iv) all labeling decision documents with respect to a Product, (v) the safety database for each Product, (vi) all reports pertaining to any Adverse Experience and other data, information and materials relating to Adverse Experiences with respect to a Product and (vii) any other notices, communications or other correspondence between a Seller or any of its Affiliates, on the one hand, and any Governmental Authority, on the other hand, relating to a Product.

“Required Consents” means those consents and actions set forth on Schedule 1.01(g) with respect to or under the Contracts or Permits listed on such Schedule.

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

“Retained Employee” means Mark Mitchell.

“ *** Litigation” means ***.

“ROW Business Intellectual Property Rights” means all Business Intellectual Property Rights related to the Business as conducted outside the United States other than (i) the Healthpoint Curaçao Business Intellectual Property Rights, (ii) the Healthpoint Canada Business Intellectual Property Rights, (iii) the Puerto Rico Branch Business Intellectual Property Rights and (iv) the Business Intellectual Property Rights included in the Product Candidate Purchased Assets.

“ROW IP Liabilities” means all liabilities and obligations of Sellers and their respective Affiliates related to the Business as conducted outside the United States for the infringement, misappropriation or other violation of Intellectual Property Rights other than (i) the Product Candidate Assumed Liabilities, (ii) the Healthpoint Curaçao IP Liabilities, (iii) the Healthpoint Canada IP Liabilities and (iv) the Puerto Rico Branch IP Liabilities, and including, for the avoidance of doubt, any such liabilities and obligations resulting from or relating to the *** Litigation.

“Santyl” means the ointment that is currently marketed by Sellers and their respective Affiliates under the name “Santyl®” and all revisions, improvements, additions and extensions thereof occurring prior to the Closing Date and all other products or potential products developed, researched or owned by, or otherwise contemplated in the business of, Sellers and their respective Affiliates related to the field of wound healing and the treatment of topical scarring that are based on Collagenase.

“Santyl Inventory” means Inventory of Santyl that is unexpired and in good and saleable and/or usable quality and condition, including for the avoidance of doubt finished goods inventory of Santyl held in quarantine at Halo.

“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller Parent to Buyer Domestic concurrently with the execution and delivery of this Agreement.

“Seller FDA Letter” means the letter substantially in the form of Exhibit G, with any changes thereto as may be mutually agreed by the Sellers and the Buyer Parties prior to the Closing.

“Serious Adverse Event” means, with respect to any biologic, device, drug or product, any Adverse Experience that results in any of the following outcomes: death, a life-threatening Adverse Experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/incapacity, a congenital anomaly/birth defect or any other effect that may otherwise jeopardize the patient or may require intervention to prevent one of the aforementioned outcomes.

“Serious Injury” means, with respect to a medical device, an injury or illness that (i) is life-threatening, (ii) results in permanent impairment of a body function or permanent damage to a body structure, (iii) necessitates medical or surgical intervention to preclude permanent impairment of a body function or permanent damage to a body structure or (iv) results in fetal distress, fetal death or any congenital abnormality or birth defect.

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

“Service Provider” means any director, officer, employee or individual independent contractor of a Seller or any of its Affiliates dedicated primarily to the Business.

“Shareholders” means collectively each of the shareholders of Seller Parent and each of the partners of Healthpoint.

“State FCA Settlement Amount” means an amount determined in accordance with the methodology set forth on Schedule 1.01(h), which amount is to be used to pay costs of settlement with any state that is not a party to the FCA Settlement Agreement.

“Subcontract” means the Subcontract Agreement between Sellers and the Buyer Parties, substantially in the form of Exhibit H, with any changes thereto as may be mutually agreed by the Sellers and the Buyer Parties prior to the Closing.

“Switzerland Branch Assumed Liabilities” means all the liabilities and obligations of each Seller relating to or arising out of the Switzerland Branch Purchased Assets or to the extent primarily relating to or arising from the operations of the Business with respect to operations of Healthpoint Switzerland Branch of any kind, character or description (whether known or unknown, accrued, absolute, fixed, contingent, matured or unmatured, arising by law or by contract or otherwise), except to the extent any such liability or obligation constitutes (or, if such liability or obligation were a liability or obligation of the Principal Seller Group, would constitute) a Principal Excluded Liability (without giving effect to the reference to “Switzerland Branch Assumed Liabilities” in the parenthetical of the second sentence of Section 2.04 and excluding all Product Candidate Assumed Liabilities, U.S. IP Liabilities, ROW IP Liabilities, Healthpoint Curaçao IP Liabilities, Healthpoint Canada IP Liabilities and Puerto Rico Branch IP Liabilities).

“Switzerland Branch Excluded Liabilities” means any liability or obligation of each Seller to the extent relating to the business of Healthpoint Switzerland Branch of whatever nature, whether presently in existence or arising hereafter that would have been a Principal Excluded Liability if it were a liability or obligation of the Principal Seller Group.

“Switzerland Branch Purchased Assets” means the assets, properties, rights, titles, business and interests of each Seller, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, held or used in the conduct of the business of Healthpoint Switzerland Branch, except to the extent such asset, property, right, title, business or interest is (or, if it were an asset, property, right, title, business or interest of a member of the Principal Seller Group, would constitute) a Principal Excluded Asset (and excluding all Product Candidate Purchased Assets and Business Intellectual Property Rights).

“Tax” (and with correlative meaning, “Taxes,” “Taxing” and “Taxable”) means (i) foreign, federal, state, provincial, territorial, local and all other taxes, charges, fees, levies or other assessments, including any income tax or franchise tax based on net income, any alternative or add-on minimum taxes, any gross income, gross receipts, premium, sales, use, ad valorem, value-added, transfer, profits, license, payroll (e.g., social security, Medicare, unemployment, disability), employment, withholding (on amounts paid or received), excise, severance, stamp, occupation, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax, or (ii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated Tax or information return or report) filed or required to be filed with any Taxing Authority.

“Territory” means everywhere in the world.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Fort Worth Facility Deed, the Lease Amendment, the Subcontracts and the Transition Services Agreement.

“Transferred Employee Compensation Payments” means any unpaid or unsatisfied amounts, in each case, attributable to the service of Transferred Employees with Sellers in 2012, for (i) annual or quarterly incentive bonuses, (ii) accrued, but unpaid, contributions to the Seller DC Plan, (iii) payments pursuant to commission or other short-term incentive plans, and (iv) accrued, but unpaid, premium payments or claims under Seller’s welfare benefit plans, in each case in accordance with Sellers’ Employee Plans set forth on Schedule 4.24.

“Transition Services Agreement” means the Transition Services Agreement, dated as of the Closing Date, among Buyer Domestic and Sellers, substantially in the form of Exhibit I, with any changes thereto as may be mutually agreed by the Sellers and the Buyer Parties prior to the Closing.

“U.S. Business Intellectual Property Rights” means all Business Intellectual Property Rights related to the Business other than (i) the Healthpoint Curaçao Business Intellectual Property Rights, (ii) the Healthpoint Canada Business Intellectual Property Rights, (iii) the Puerto Rico Branch Business Intellectual Property Rights, (iv) the ROW Business Intellectual Property Rights and (v) the Business Intellectual Property Rights included in the Product Candidate Purchased Assets.

“U.S. IP Liabilities” means all liabilities and obligations of Sellers and their respective Affiliates related to the Business for the infringement, misappropriation or other violation of Intellectual Property Rights (including, for the avoidance of doubt, any such liabilities and obligations resulting from or relating to the *** Litigation), other than (i) the Product Candidate Assumed Liabilities, (ii) the Healthpoint Curaçao IP Liabilities, (iii) the Healthpoint Canada IP Liabilities, (iv) the Puerto Rico Branch IP Liabilities and (v) the ROW IP Liabilities.

“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law.

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

“Wound Care” means the business of developing, commercializing, manufacturing, marketing, distributing or selling solutions and therapy for ***.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accepted Offer Employee	10.01
Accounting Referee	3.03
acting improperly	4.27
Agreement	Preamble
Allocation Statement	3.03
Apportioned Obligations	9.02
Base Net Assets	3.05
Base Santyl Inventory Amount	3.05
Buyer Canada	Preamble
Buyer Domestic	Preamble
Buyer Indemnified Parties	12.02
Buyer International	Preamble
Buyer NV	Preamble
Buyer Parties	Preamble
Buyer Puerto Rico	Preamble
Cap	12.02
Clearance Certificate	9.02
Closing	3.02
Closing Date Balance Sheet	3.04
Closing Net Assets	3.04
Closing Santyl Inventory Amount	3.04
Closing Statement	3.04
Collaborative Partner	4.13
Confidentiality Agreement	7.01
Current Policies	4.19
Damages	12.02
e-mail	14.01
End Date	13.01
Equityholder Materials	4.08
FCA Release Date	12.07
FCPA	4.27
FDA Permits	4.13
Field	7.06
Final Closing Net Assets	3.05
Final Closing Santyl Inventory Amount	3.05
GINA	2.02
Government Contract	4.10
Healthpoint	Preamble
Healthpoint Canada	Preamble
Healthpoint Curaçao	Preamble

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Term	Section
Healthpoint International	Preamble
HIPAA	4.13
Illustrative Net Assets Statement	3.04
Indemnifying Sellers	12.02
Material Contracts	4.10
Novation Agreement	8.03
Other Consents	4.05
Permits	4.20
Permitted Liens	4.15
Policies	4.19
Post-Closing Tax Period	9.02
Preliminary Closing Date Balance Sheet	3.04
Principal Assumed Liabilities	2.03
Principal Assumed Tax Liabilities	2.04
Principal Excluded Assets	2.02
Principal Excluded Liabilities	2.04
Principal Purchased Assets	2.01
Purchase Price	3.01
Real Property	4.15
Referee	9.03
Related Party	4.26
Related Party Agreement	4.10
Replacement Contract	8.09
Restricted Business	6.08
Restricted Period	6.08
Schedule Supplement	6.04
Seller(s)	Preamble
Seller DC Plans	10.03
Seller FSA Plan	10.06
Seller Indemnified Parties	12.02
Seller Parent	Preamble
Seller Regulatory Filings	4.13
Shared Contract	8.09
Social Security Act	4.13
Third Party Claim	12.03
Threshold	12.02
Transfer Taxes	9.02
Transferred Employee	10.01
UK Bribery Act	4.27
Warranty Breach	12.02
Workers Compensation Event	10.04

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. All Schedules refer to the Schedules of the Seller Disclosure Schedule. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any Schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate Schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2

CLOSING TRANSACTIONS

Section 2.01. Purchase and Sale with Buyer Domestic. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer Domestic agrees to purchase from the Principal Seller Group, and each such Seller shall, and shall cause the other members of the Principal Seller Group to, sell, convey, assign, transfer and deliver to Buyer Domestic, free and clear of all Liens, other than Permitted Liens, all of the Principal Seller Group’s right, title and interest in, to and under the assets, properties, rights, titles, business and interests, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the development, commercialization, manufacture, marketing, distribution or sale of the Products, or otherwise owned, held or used primarily in the operation of or arising from the conduct of the Business as the same shall exist as of the Closing, other than (t) the Principal Excluded Assets, (u) the Healthpoint Canada Purchased Assets, (v) the Healthpoint Curaçao Purchased Assets, (w) the Puerto Rico Branch Purchased Assets (x) the Switzerland Branch Purchased Assets, (y) the ROW Business Intellectual Property Rights and (z) the Product Candidate Purchased Assets (the “Principal Purchased Assets”), and including all right, title and interest of the Principal Seller Group in, to and under the following, unless otherwise indicated, to the extent primarily related to the Business:

(a) the Fort Worth Facility, including all buildings, fixtures, and improvements erected thereon;

(b) all personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts and other tangible property, including the items listed on Schedule 4.15(b);

(c) all Inventory;

(d) all Contracts, including the items listed on Schedules 2.02(f) and 4.10 (but excluding the Contracts set forth on Schedule 2.02(h)), and all records and notices related thereto;

(e) all accounts, notes and other receivables;

(f) all prepaid expenses, including in respect of ad valorem Taxes (subject to Section 9.02), leases and rentals but excluding prepaid insurance premiums;

(g) all rights, claims, counter-claims, credits, causes of action or rights of set-off against third parties, including unliquidated rights under manufacturers’ and vendors’ warranties;

(h) all U.S. Business Intellectual Property Rights, including the items listed on Schedule 2.01(h), but excluding the “DFB Pharmaceuticals” trademark and any derivative thereof;

(i) all transferrable Regulatory Approvals, including (i) the entire drug master file, BLA and IND in documentary and electronic form for each of Santyl, Regranex, Xenaderm and the Product Candidate, as applicable, and (ii) the items listed on Schedule 4.20;

(j) all Regulatory Files;

(k) subject to Section 2.02(d), all books, records, files, data and papers, whether in hard copy or computer format, used in, or related to or required for the operation of, the Business, including engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former customers of the Business, personnel and employment records and any information, whether in hard copy or computer format, relating to any Tax imposed on the Purchased Assets; provided however, that with respect to any such books, records, files and papers that also relate to or are also required for the operation of the Principal Excluded Assets, Healthpoint may retain the originals of such books, records, files and papers and deliver, or cause to be delivered, copies thereof to Buyer Domestic and redact from any such books, records, files and papers any information that is not related to the Principal Purchased Assets or the Business, as applicable, pursuant to this Section 2.01(k);

(l) all transferable Permits, including Environmental Permits; and

(m) all goodwill associated with the Business.

Section 2.02. Principal Excluded Assets. Sellers and the Buyer Parties expressly understand and agree that the following assets and properties of the Principal Seller Group (the “Principal Excluded Assets”) shall not be included in the Principal Purchased Assets:

(a) the property and assets described on Schedule 2.02(a);

(b) cash and cash equivalents on hand and in banks;

(c) subject to the agreements contained in Section 6.03 of this Agreement, all insurance policies relating to the Business and all claims, credits, causes of action or rights thereunder;

(d) all personnel and employment records and other records that members of the Principal Seller Group are required to retain in their respective possession by Applicable Law; provided that, subject to Applicable Law, Healthpoint shall deliver copies thereof to Buyer Domestic at or prior to the Closing (without limiting the generality of the foregoing, Sellers shall not, and shall ensure that their respective Affiliates do not, disclose to the Buyer Parties or any of their respective Affiliates any medical information regarding any current or former Service Provider, including any “genetic information” within the meaning of the Genetic Information Nondiscrimination Act of 2008 (“GINA”), further including an individual’s family medical history except as otherwise permitted by GINA and the Family and Medical Leave Act, the results of an individual’s or family member’s genetic tests, the fact that an individual or an individual’s family member sought or received genetic services, and genetic information of a fetus carried by an individual or an individual’s family member or an embryo lawfully held by an individual or family member receiving assistive reproductive services);

(e) all rights of Sellers under this Agreement or the other Transaction Documents;

(f) all Related Party Agreements other than those set forth on Schedule 2.02(f);

(g) the sponsorship of, and assets maintained under, the Employee Plans;

(h) any Contracts listed on Schedule 2.02(h);

(i) all bank accounts, whether or not used in the Business;

(j) the shares of capital stock, partnership interests, membership interests or other equity interests of any Person;

(k) the organizational documents, Tax Returns, books of account and other records having to do with the organization of the members of the Principal Seller Group;

(l) the “DFB Pharmaceuticals” trademark and any trademarks related to the Excluded Products, and any derivatives thereof;

(m) prepaid insurance premiums; and

(n) any assets that would have been Principal Purchased Assets but for the fact that they were sold or otherwise disposed of in the ordinary course of business and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing Date.

Section 2.03. Assumption of Liabilities by Buyer Domestic. On the terms and subject to the conditions set forth in this Agreement, Buyer Domestic agrees, effective at the time of the Closing, to assume all liabilities and obligations of the Principal Seller Group of any kind, character or description (whether known or unknown, accrued, absolute, fixed, contingent, matured or unmatured, arising by law or by contract or otherwise) to the extent relating to or arising from the Principal Purchased Assets or to the extent primarily relating to or arising from the ordinary course operations of the Business prior to, or the operations of the Business after the Closing, except for (t) the Principal Excluded Liabilities, (u) the Healthpoint Canada Assumed Liabilities, (v) the Healthpoint Curaçao Assumed Liabilities, (w) the ROW IP Liabilities, (x) the Puerto Rico Branch Assumed Liabilities, (y) the Switzerland Branch Assumed Liabilities and (z) the Product Candidate Assumed Liabilities (the “Principal Assumed Liabilities”), including the following:

(a) all warranty liabilities and obligations of Healthpoint incurred in the ordinary course and relating to the Products manufactured or sold by the Business on or prior to the Closing Date, excluding the liabilities and obligations set forth in Schedule 2.04(p);

(b) the U.S. IP Liabilities;

(c) all liabilities and obligations expressly allocated to Buyer Domestic under Article 10 hereunder;

(d) subject to Section 2.04(e), all liabilities and obligations under Contracts included in the Principal Purchased Assets (but only to the extent such Contracts are assigned to Buyer Domestic or Buyer Domestic otherwise receives the rights and benefits of such Contracts pursuant to Section 2.09 below);

(e) all liabilities and obligations relating to the Business reflected on the Closing Date Balance Sheet as a dollar amount;

(f) (i) any liabilities or obligations relating to Taxes (other than income Taxes, Apportioned Obligations and Transfer Taxes) not yet due and payable incurred in the ordinary course of business consistent with past practice imposed on or with respect to the Business in any Pre-Closing Tax Period or (ii) any liabilities or obligations for Taxes (other than income Taxes, Apportioned Obligations and Transfer Taxes) not yet due and payable incurred in the ordinary course of business consistent with past practice imposed on a member of the Principal Seller Group, any member of any consolidated, affiliated, combined or unitary group of which such member of the Principal Seller Group is or has been a member, or any direct or indirect owner of any member of the Principal Seller Group, other than in the case of clauses (i) and (ii) above any such liabilities or obligations that, together with any Healthpoint Curaçao Excluded Tax Liabilities and any Healthpoint Canada Excluded Tax Liabilities, exceed $*** in the aggregate; provided that Apportioned Obligations shall be paid in the manner set forth in Section 9.02 and Transfer Taxes shall be paid in the manner set forth in Section 9.02(c) (all liabilities and obligations described in this Section 2.03(f), the “Principal Assumed Tax Liabilities”); and

(g) the other liabilities and obligations set forth in Schedule 2.03(f).

Notwithstanding the foregoing, the Principal Assumed Liabilities shall not include (x) the Principal Excluded Liabilities, (y) the ROW IP Liabilities or (z) the Product Candidate Assumed Liabilities.

Section 2.04. Buyer Domestic Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer Domestic shall assume only the Principal Assumed Liabilities and is not assuming any other liability or obligation of the Principal Seller Group (or any of their respective predecessors or any prior owner of all or part of their respective business or assets) of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain liabilities and obligations of the Principal Seller Group (all such liabilities and obligations not assumed (other than the ROW IP Liabilities, the Puerto Rico Branch Assumed Liabilities, the Switzerland Branch Assumed Liabilities and the Product Candidate Assumed Liabilities) herein collectively referred to as the “Principal Excluded Liabilities”), including the following:

(a) any Environmental Liability;

(b) all liabilities and obligations resulting from any False Claims Act Litigation;

(c) all liabilities and obligations resulting from any Action pending against a member of the Principal Seller Group or relating to the Business as of the Closing or any possible proceeding listed or cross-referenced in Schedule 2.04(c);

(d) any liabilities or obligations relating to or arising out of Contracts included in the Principal Purchased Assets relating to or arising out of (i) any breach of such Contracts occurring on or prior to the Closing Date or (ii) any violation of law, breach of warranty, tort or infringement occurring or arising on or prior to the Closing Date, but in each case only to the extent such breach, violation, tort or infringement relates to the period ending on the Closing Date;

(e) any liabilities or obligations of a member of Healthpoint under this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby;

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

(f) (i) any liabilities or obligations relating to Taxes (other than Apportioned Obligations and Transfer Taxes) imposed on or with respect to the Business in any Pre-Closing Tax Period or (ii) any liabilities or obligations for Taxes (other than Apportioned Obligations and Transfer Taxes) of a member of the Principal Seller Group, any member of any consolidated, affiliated, combined or unitary group of which such member of the Principal Seller Group is or has been a member, or any direct or indirect owner of any member of the Principal Seller Group, other than in the case of clauses (i) and (ii) above the Principal Assumed Tax Liabilities; provided that Apportioned Obligations shall be paid in the manner set forth in Section 9.02 and Transfer Taxes shall be paid in the manner set forth in Section 9.02(c);

(g) any liabilities or obligations relating to the operation by Healthpoint or any of its Affiliates of any business other than the Business, including any liabilities or obligations in respect of the Excluded Products;

(h) any liabilities or obligations arising prior to the Closing to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Healthpoint or any of its Affiliates;

(i) any liabilities or obligations of a member of the Principal Seller Group in respect of Indebtedness;

(j) any liabilities or obligations arising out of or relating to any violation of Applicable Law by Healthpoint or any of its Affiliates, but only to the extent such violation relates to the period ending on the Closing Date;

(k) any liabilities or obligations to any outside professionals (including any broker, finder, agent, investment banker, legal, accounting or tax advisor) for any costs, fees or expenses (including investment banking or brokerage fees, finders’ fees or commissions) relating to the process of selling the Business or the Purchased Assets, whether incurred in connection with this Agreement, the other Transaction Documents or otherwise, and any other fees and expenses for which a member of the Principal Seller Group is responsible pursuant to Section 14.04 and which are not included in the calculation of Final Closing Net Assets;

(l) any liabilities or obligations relating to any current or former limited partner of Healthpoint, or any current or former shareholder of Seller Parent, including any liability arising from or relating to the exercise of dissenters’, appraisal or similar rights with respect to the transactions contemplated by this Agreement or the other Transaction Documents by any such Person under Applicable Law;

(m) any liabilities or obligations relating to (i) the Employee Plans (other than the Healthpoint Curaçao Defined Contribution Pension Plan), (ii) any benefit or compensation plan, program, policy, agreement or arrangement other than the Employee Plans at any time sponsored, maintained or contributed to by Sellers or any of their Affiliates and (iii) current or former employees of Sellers or any of their Affiliates (including any current or former Service Provider), except for those liabilities expressly assumed by Buyer Domestic under Article 10 or liabilities related to the service of Transferred Employees to Buyer Domestic or any of its Affiliates following the Closing;

(n) any liabilities or obligations relating to or arising out of the Equityholder Materials;

(o) any liabilities or obligations relating to a Principal Excluded Asset;

(p) the other liabilities and obligations set forth in Schedule 2.04(p); and

(q) any product liability claims arising from the sale of Products prior to the Closing Date.

Section 2.05. Purchase and Assumption by Buyer Canada.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer Canada agrees to purchase from Healthpoint Canada, and Healthpoint Canada shall sell, convey, assign, transfer and deliver to Buyer Canada, free and clear of all Liens, other than Permitted Liens, all of Healthpoint Canada’s right, title and interest in, to and under the Healthpoint Canada Purchased Assets including the items listed on Schedule 2.05(a).

(b) On the terms and subject to the conditions set forth in this Agreement, Buyer Canada agrees, effective at the time of the Closing, to assume the Healthpoint Canada Assumed Liabilities and only the Healthpoint Canada Assumed Liabilities, and, for the avoidance of doubt, excluding the Healthpoint Canada Excluded Liabilities.

Section 2.06. Purchase and Assumption by Buyer International.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller shall sell, convey, assign, transfer and deliver to Buyer International, and Buyer International agrees to purchase, all of each Seller’s right, title and interest in, to and under (i) the Switzerland Branch Purchased Assets, (ii) the ROW Business Intellectual Property Rights, including the items listed on Schedule 2.06(a)(ii), and (iii) the Product Candidate Purchased Assets, in each case, free and clear of all Liens, other than Permitted Liens.

(b) On the terms and subject to the conditions set forth in this Agreement, Buyer International agrees, effective at the time of the Closing, to assume all the ROW IP Liabilities, the Switzerland Branch Assumed Liabilities and the Product Candidate Assumed Liabilities and only the ROW IP Liabilities, the Switzerland Branch Assumed Liabilities and the Product Candidate Assumed Liabilities, and, for the avoidance of doubt, excluding the Switzerland Branch Excluded Liabilities.

Section 2.07. Purchase and Assumption by Buyer NV.

(a) On the terms and subject to the conditions set forth in this Agreement, at the later of (i) five Business Days following receipt of the Healthpoint Curaçao Required Consents and (ii) the Closing, each Seller shall sell, convey, assign, transfer and deliver to Buyer NV, and Buyer NV agrees to purchase, all of each Seller’s right, title and interest in, to and under the Healthpoint Curaçao Purchased Assets, in each case, free and clear of all Liens, other than Permitted Liens.

(b) On the terms and subject to the conditions set forth in this Agreement, Buyer NV agrees, effective at the later of (i) five Business Days following receipt of the Healthpoint Curaçao Required Consents and (ii) the time of the Closing, to assume all the Healthpoint Curaçao Assumed Liabilities and only the Healthpoint Curaçao Assumed Liabilities, and, for the avoidance of doubt, excluding the Healthpoint Curaçao Excluded Liabilities.

(c) Notwithstanding the foregoing provisions of this Section 2.07, if prior to the Closing, all of the Healthpoint Curaçao Required Consents have not been obtained, Buyer Domestic may elect, in its sole discretion, by delivery of written notice in accordance with Section 2.07(d), to cause Buyer NV or an Affiliate of Buyer NV to purchase 100% of the outstanding equity interests of Healthpoint Curaçao (the “Healthpoint Curaçao Equity Interests”) from Healthpoint International in lieu of Buyer NV’s purchase of the Healthpoint Curaçao Purchased Assets and assumption of the Healthpoint Curaçao Assumed Liabilities.

(d) In the event Buyer Domestic gives notice of its election to cause Buyer NV or an Affiliate thereof to purchase the Healthpoint Curaçao Equity Interests from Healthpoint International pursuant to Section 2.07(c) (which notice shall be given not later than the third Business Day prior to the Closing), then (i) the applicable Buyer Parties and Sellers agree to negotiate in good faith and execute and deliver, or cause to be executed and delivered, such documents and other instruments and to take, or cause to be taken, such further actions as may be reasonably required to effectuate the transfer of the Healthpoint Curaçao Equity Interests to Buyer NV or its applicable Affiliate and to vest in Buyer NV or its applicable Affiliate good and marketable title to the Healthpoint Curaçao Equity Interests and (ii) the representations and warranties and covenants of Sellers set forth on Schedule 2.07 shall automatically, without further action by any party hereto, be incorporated by reference into this Agreement and shall become effective as of the time of such notice.

(e) If as of the Closing Date the Healthpoint Curaçao Required Consents have not been obtained and Buyer NV has not elected to purchase the Healthpoint Curaçao Equity Interests, then Healthpoint Curaçao shall make available its employees to operate the facility operated by Healthpoint Curaçao immediately prior to the Closing Date. Buyer NV shall reimburse Healthpoint Curaçao for all out-of-pocket expenses incurred by Healthpoint Curaçao in operating such facility on behalf of Buyer NV, including without limitation all wages, bonuses and benefits owed to such employees (which wages, bonuses and benefits shall not be increased by Healthpoint Curaçao except to the extent required by Applicable Law), amounts due under the lease of the facility, the management services fee due to DPT Laboratories Ltd. or its Affiliates, and any Taxes due as a result of operating such facility on behalf of Buyer NV. With respect to payments to employees pursuant to this Section 2.07(e), Healthpoint Curaçao shall advise Buyer NV in writing at least five Business Days prior to the date any payment is due to its employees, the landlord of the facility and/or DPT Laboratories Ltd., and Buyer NV shall pay to Healthpoint Curaçao, by wire transfer of immediately available funds no later than one Business Day prior to the due date for any such payment, all amounts due to such employees or landlord. Buyer NV shall reimburse Healthpoint Curaçao for all other amounts paid by Healthpoint Curaçao (or on its behalf by any other Seller) within five Business Days following receipt of written notice from Healthpoint Curaçao of such payment. Healthpoint Curaçao shall provide to Buyer NV reasonably detail of the amount of such payments.

(f) Notwithstanding anything herein to the contrary, if the Healthpoint Curaçao Required Consents have not been obtained on or before the 90th day following the Closing Date, Healthpoint International shall immediately (or, if such 90th day is not a Business Day, on the first Business Day following such 90th day) transfer to Buyer NV the Healthpoint Curaçao Equity Interests.

Section 2.08. Purchase and Assumption by Buyer Puerto Rico.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller shall sell, convey, assign, transfer and deliver to Buyer Puerto Rico, and Buyer Puerto Rico agrees to purchase, all of each Seller’s right, title and interest in, to and under the Puerto Rico Branch Purchased Assets, in each case, free and clear of all Liens, other than Permitted Liens.

(b) On the terms and subject to the conditions set forth in this Agreement, Buyer Puerto Rico agrees, effective at the time of the Closing, to assume all the Puerto Rico Branch Assumed Liabilities and only the Puerto Rico Branch Assumed Liabilities, and, for the avoidance of doubt, excluding the Puerto Rico Branch Excluded Liabilities.

Section 2.09. Assignment of Contracts and Rights.

Notwithstanding anything in this Agreement to the contrary, neither this Agreement nor any other Transaction Document shall constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Purchased Asset or in any way adversely affect in any material respect the rights of a Seller, any of its Affiliates or any Buyer Party thereunder; provided that the foregoing shall not limit or affect Sellers’ representations and warranties in Article 4 or the conditions set forth in Section 11.02; provided further, that upon the Closing, subject to each Seller having complied with (and, to the extent applicable, continuing to comply with) its covenants, agreements and obligations pursuant to this Agreement (including this Section 2.09 and Section 8.01), Sellers shall have no liability or obligation under Article 12 or otherwise for the failure to obtain any such consent. Each Seller and each Buyer Party shall use their respective commercially reasonable efforts (but without any payment of money by a Seller or a Buyer Party (or any of their respective Affiliates)) to obtain the consent of such third parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to the applicable Buyer Party as Buyer Domestic may reasonably request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of a Seller thereunder so that the applicable Buyer Party would not in fact receive all such rights, each Seller and each Buyer Party shall (and cause their respective Affiliates to) cooperate in a mutually agreeable arrangement under which the applicable Buyer Party would obtain the benefits and assume the obligations thereunder in accordance with this Agreement (including, in the case of Government Contracts, Section 8.03), including sub-contracting, sub-licensing, or sub-leasing to the applicable Buyer Party, or under which a Seller or any of its Affiliates would enforce (at the direction and expense of Buyer Domestic) for the benefit of the applicable Buyer Party, with the applicable Buyer Party assuming the obligations of such Seller or its Affiliates, any and all rights of such Seller or any of its Affiliates against a third party thereto (including, if applicable, the right to elect to terminate such Purchased Asset in accordance with the terms thereof upon Buyer Domestic’s request). Each Seller shall promptly pay to the applicable Buyer Party when received all monies received by such Seller or any of its Affiliates under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset. Upon receipt of any required consents to assignment of a Purchased Asset, each Seller shall, or shall cause its Affiliates to, sell, transfer, convey, assign and deliver such Purchased Asset to the applicable Buyer Party with no additional purchase price due therefor. In addition, following the Closing, the parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out this Section and give effect to the transactions contemplated by this Section.

ARTICLE 3

ADDITIONAL CLOSING TRANSACTIONS

Section 3.01. Purchase Price. The purchase price for the Purchased Assets is $782,000,000 in cash (the “Purchase Price”); provided, however, that if the Closing shall not have occurred on or prior to December 31, 2012 solely because the condition set forth in Section 11.01(a) was not satisfied prior to such date, the Purchase Price shall be increased to $***. The Purchase Price shall be paid as provided in Section 3.02(a) and shall be subject to adjustment as provided in Section 3.05.

Section 3.02. Closing; Closing Deliverables. Unless otherwise agreed in writing by Buyer Domestic and Seller Parent, the closing (the “Closing”) of the purchase and sale of the Purchased Assets hereunder shall take place at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, as soon as possible, but in no event later than five Business Days after satisfaction or waiver of the conditions set forth in Article 11 (other than conditions which, by their nature, are to be satisfied at the Closing), or, if earlier, on the End Date (assuming all of the conditions set forth in Article 11 (other than conditions which, by their nature, are to be satisfied at the Closing) have been satisfied or waived as of the End Date). At the Closing:

(a) Buyer Domestic shall deliver, or cause to be delivered, the following amounts:

(i) to the Escrow Agent an amount equal to the sum of (A) $*** plus (B) if the FCA Settlement Agreement has not been executed and delivered by all parties thereto at or prior to the Closing, the FCA Settlement Agreement Escrow Amount, or if the FCA Settlement Agreement has been executed and delivered by all parties thereto at or prior to the Closing, the State FCA Settlement Amount, in each case to be delivered in immediately available funds by wire transfer for deposit pursuant to the Escrow Agreement;

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

(ii) if the FCA Settlement Agreement has been executed and delivered by all parties thereto at or prior to the Closing, on behalf of the Sellers upon the written request thereof, any amounts due and owing under the FCA Settlement Agreement to the Governmental Authorities entitled to payment under the FCA Settlement Agreement by wire transfer of immediately available funds, in the amounts designated by Sellers by notice to Buyer Domestic, which notice shall be delivered not later than five Business Days prior to the Closing Date; and

(iii) an aggregate amount equal to the Purchase Price less (A) the amount delivered to the Escrow Agent pursuant to the immediately preceding clause (i) and less (B) the amount delivered to Governmental Authorities on behalf of Sellers pursuant to the immediately preceding clause (ii), if any, in immediately available funds by wire transfer to the Sellers and in the amounts designated by Sellers by notice to Buyer Domestic, which notice shall be delivered not later than five Business Days prior to the Closing Date.

(b) Buyer Domestic shall deliver, or cause to be delivered, to Sellers the following:

(i) counterparts to each of the Transaction Documents to be entered into at Closing by a Buyer Party duly executed by such Buyer Party, including the following:

(A) the Escrow Agreement, dated on or prior to the Closing Date, duly executed by Buyer Domestic;

(B) the Lease Amendment, dated on or prior to the Closing Date, duly executed by Buyer Domestic; and

(C) the Transition Services Agreement, dated on or prior to the Closing Date, duly executed by Buyer Domestic.

(ii) the certificate contemplated by Section 11.03(a), dated as of the Closing Date, executed by a duly authorized officer of Buyer Domestic;

(iii) a resale certificate in substantially the form attached hereto as Exhibit J, with any changes thereto as may be mutually agreed by the Sellers and the Buyer Parties prior to the Closing, duly executed by Buyer Domestic

(iv) such documents and instruments as Healthpoint may reasonably request to consummate the transactions contemplated by this Agreement and the other Transaction Documents; and

(v) such instruments of transfer and assignment and other documentation as may be reasonably required by Seller Parent to evidence the assumption by the applicable Buyer Party of the applicable Assumed Liabilities in accordance with the terms hereof, duly executed by such applicable Buyer Party, including instruments of assumption, dated as of the Closing Date, duly executed by each applicable Buyer Party and in form and substance reasonably satisfactory to Seller Parent.

(c) Sellers shall deliver, or cause to be delivered, to Buyer Domestic the following:

(i) such instruments of transfer and assignment and other documentation as may be reasonably required by Buyer Domestic to evidence the transfer of the applicable Purchased Assets to the applicable Buyer Party including such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary to vest in the applicable Buyer Party all right, title and interest in, to and under the applicable Purchased Assets and to evidence the assumption by the applicable Buyer Party of the applicable Assumed Liabilities in accordance with the terms hereof, in each case duly executed by the applicable Seller(s) or Affiliate(s) of a Seller:

(A) instruments of assignment, dated as of the Closing Date, duly executed by each Seller and in form and substance reasonably satisfactory to Buyer Domestic;

(B) certificates of title or origin (or like documents) with respect to any equipment included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;

(C) assignments, in recordable form, with respect to each of the leases of leased Real Property, duly executed by the applicable Seller and in form and substance reasonably satisfactory to Buyer Domestic;

(D) assignments, in recordable form, with respect to any registered Business Intellectual Property Rights included in the Purchased Assets, duly executed by the applicable Seller and in form and substance reasonably satisfactory to Buyer Domestic; and

(E) the certificate contemplated by Section 11.02(a), dated as of the Closing Date, executed by a duly authorized executive officer of Seller Parent;

(ii) such instruments of transfer and assignment and other documentation as may be reasonably required by Buyer Domestic to evidence the consummation of the other transactions contemplated by this Agreement and the other Transaction Documents;

(iii) with respect to any Purchased Asset that constitutes a “United States real property interest” within the meaning of Section 897 of the Code and the Treasury regulations thereunder, a properly executed non-foreign status certificate from the Seller thereof substantially in the form set forth in Treas. Reg. § 1.1445-2(b)(2);

(iv) customary affidavits and other instruments or documents reasonably required by the title insurance company for the title insurance company to issue the Fort Worth Title Insurance Policy (it being understood that Sellers shall not be required to make any indemnity, statement, representation or warranty in any such customary affidavit or other instrument or document as to any matter for which Sellers have not made a similar indemnity, statement, representation or warranty in this Agreement; provided, however, that Sellers shall, in any event, be required to deliver a customary gap indemnity with respect to the period commencing on the Closing Date to and including the date that the Fort Worth Facility Deed is recorded if required for the title insurance company to issue the Fort Worth Title Insurance Policy);

(v) counterparts to each of the Transaction Documents to be entered into at the Closing by a Seller duly executed by such Seller, as applicable, including the following:

(A) the Escrow Agreement, dated on or prior to the Closing Date, duly executed by Healthpoint and Seller Parent;

(B) the Fort Worth Facility Deed, dated on or prior to the Closing Date, duly executed by Healthpoint;

(C) the Lease Amendment, dated on or prior to the Closing Date, duly executed by Seller Parent and Healthpoint; and

(D) the Transition Services Agreement, dated on or prior to the Closing Date, duly executed by Sellers;

(vi) certificates of the secretary (or other equivalent officer) of each Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer Domestic, as to (A) the organization, existence, authorization and similar matters relating to such Seller party to a Transaction Document or any closing deliverable required to be delivered hereunder and (B) the authorization and approval of the transactions contemplated by this Agreement and the Transaction Documents or any closing deliverable required to be delivered hereunder by the limited partners, shareholders or other equityholders of such Seller;

(vii) a receipt, duly executed by the applicable Seller, evidencing the receipt of the portion of the Purchase Price delivered pursuant to Section 3.02(a); and

(viii) a duly executed Seller FDA Letter.

Section 3.03. Allocation of Purchase Price.

(a) As promptly as practicable, and in any event within 90 days after the Closing, Buyer Domestic shall deliver to Seller Parent a statement (the “Allocation Statement”), allocating the Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code or under similar provisions in non-U.S. jurisdictions, as applicable) among the Purchased Assets in accordance with Section 1060 of the Code or under similar provisions in non-U.S. jurisdictions and shall be consistent with the allocations set forth on Schedule 3.03. The Allocation Statement as so determined by Buyer Domestic shall be binding on all the parties hereto unless within 10 Business Days after the delivery of the Allocation Statement Seller Parent notifies Buyer Domestic in writing that Seller Parent objects to the allocation set forth in the Allocation Statement, setting forth in reasonable detail its objection(s) and the basis therefor. If within such 10 Business Day period Seller Parent so objects, Buyer Domestic and Seller Parent shall use commercially reasonable efforts to resolve such dispute within 20 days. In the event that Buyer Domestic and Seller Parent are unable to resolve such dispute within 20 days, Buyer Domestic and Seller Parent shall jointly retain the Fort Worth, Texas office of KPMG LLP, or such other firm with the requisite expertise as Buyer Domestic and Seller Parent may mutually agree (such firm, the “Accounting Referee”), to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. Buyer Domestic and Seller Parent shall each bear the costs, fees and expenses of the Accounting Referee for such determination pursuant to a proration of expenses to the parties by the Accounting Referee based on the relation of the outcome to the position of the parties as submitted to the Accounting Referee.

(b) Seller Parent and Buyer Domestic agree to (i) be bound by the Allocation Statement and (ii) act in accordance with the Allocation Statement in the preparation, filing and audit of any Tax Return (including filing Form 8594 with its federal income Tax Return for the taxable year that includes the date of the Closing or other similar filings in non-U.S. jurisdictions).

(c) If an adjustment is made with respect to the Purchase Price pursuant to Section 3.05, the Allocation Statement shall be adjusted in accordance with Section 1060 of the Code and as mutually agreed by Buyer Domestic and Seller Parent. In the event that an agreement is not reached within 20 days after the determination of Closing Net Assets, any disputed items shall be resolved in the manner described in Section 3.03(a). Buyer Domestic and Seller Parent agree to file any additional information return required to be filed pursuant to Section 1060 of the Code and to treat the Allocation Statement as adjusted in the manner described in Section 3.03(b).

(d) Not later than 30 days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.

Section 3.04. Closing Statement.

(a) As promptly as practicable, but no later than 90 days, after the Closing Date, Buyer Domestic shall in good faith prepare, or cause to be prepared, and shall deliver to Seller Parent (i) a balance sheet of the Business as of the close of business on the Closing Date (the “Preliminary Closing Date Balance Sheet”) and (ii) a statement setting forth its determination of each of (A) the Closing Net Assets and (B) the Closing Santyl Inventory Amount based on such balance sheet (the “Closing Statement”). The Closing Statement shall set forth (x) Buyer Domestic’s determination of Closing Net Assets, which shall include only those categories of assets and liabilities and line items included in, and be in form consistent with, the illustrative statement set forth on Schedule 3.04(a), which statement shows the calculation of Base Net Assets (the “Illustrative Net Assets Statement”) and (y) Buyer Domestic’s determination of Closing Santyl Inventory Amount, which shall be consistent with the amount included in Closing Net Assets in respect of Santyl Inventory. The Preliminary Closing Date Balance Sheet shall be prepared in accordance with GAAP and the determination of Closing Net Assets and Closing Santyl Inventory Amount shall be made in accordance with GAAP and accounting policies and practices consistent with those used in the preparation of the Illustrative Net Assets Statement. “Closing Net Assets” means, as of the close of business on the Closing Date, (i) total Purchased Assets (including, without duplication, all Santyl Inventory) minus (ii) without duplication total Assumed Liabilities and any amounts reimbursed to Sellers pursuant to Section 10.05, in each case as set forth on the Closing Date Balance Sheet and consistent with the Illustrative Net Assets Statement, determined in accordance with this Section 3.04(a) but, for the avoidance of doubt, excluding all Tax assets and liabilities (including any provision for deferred Tax assets or liabilities), Intercompany Accounts and accrued salary, bonus, 401(k) match, vacation, medical benefit and other accrued employment expenses relating to the three Business Employees identified in the Illustrative Net Assets Statement. “Closing Santyl Inventory Amount” means the net book value of Santyl Inventory owned by Sellers and included in the Purchased Assets, determined as of the close of business on the Closing Date.

(b) If Seller Parent disagrees with Buyer Domestic’s determination of the Preliminary Closing Date Balance Sheet or calculation of Closing Net Assets or Closing Santyl Inventory Amount delivered pursuant to Section 3.04(a), Seller Parent may, within 45 days after delivery of the documents referred to in Section 3.04(a), deliver a notice to Buyer Domestic disagreeing with such Preliminary Closing Date Balance Sheet or such calculations, as the case may be, and setting forth, in reasonable detail, Seller Parent’s objections to such Preliminary Closing Date Balance Sheet and/or calculation of such amounts and Seller Parent’s grounds for such disagreement. Any such notice of disagreement shall specify those items or amounts as to which Seller Parent disagrees, and Seller Parent shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and Preliminary Closing Date Balance Sheet and the calculation of Closing Net Assets and Closing Santyl Inventory Amount delivered pursuant to Section 3.04(a).

(c) If a notice of disagreement shall be duly delivered pursuant to Section 3.04(b), Buyer Domestic and Seller Parent shall, during the 30 days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, (i) the amounts to be set forth in the final Closing Date Balance Sheet (the “Closing Date Balance Sheet”) and/or (ii) the amount of Closing Net Assets and/or Closing Santyl Inventory Amount, as applicable, which amount shall not be less than the amount of Closing Net Assets or Closing Santyl Inventory Amount, as applicable, shown in Buyer’s calculations delivered pursuant to Section 3.04(a) nor more than the amount of Closing Net Assets or Closing Santyl Inventory Amount, as applicable, shown in Seller Parent’s calculation delivered pursuant to Section 3.04(b). If Buyer Domestic and Seller Parent are unable to reach such agreement during such period, they shall, promptly thereafter upon the request of either Buyer Domestic or Seller Parent, jointly retain the Accounting Referee to resolve such disputed items. Buyer Domestic and Seller Parent agree that any such engagement shall provide that neither shall have any ex parte communications with the Accounting Referee.

Buyer Domestic and Seller Parent shall cause the Accounting Referee to promptly review this Agreement and the disputed items or amounts for the purpose of (i) determining the amounts to be set forth in the Closing Date Balance Sheet and/or (ii) calculating Closing Net Assets and/or Closing Santyl Inventory Amount, as applicable. In making such calculation, the Accounting Referee shall consider only those items or amounts in the Closing Statement, Preliminary Closing Date Balance Sheet or Buyer Domestic’s calculation of Closing Net Assets or Closing Santyl Inventory Amount, as applicable, as to which Seller Parent has disagreed, and all determinations shall be based solely on the presentations of Buyer Domestic and Seller Parent and their respective representatives, and not by independent review. In resolving any disputed item, the Accounting Referee: (i) shall be bound by the principles set forth in this Section 3.04(c); and (ii) shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Accounting Referee shall deliver to Buyer Domestic and Seller Parent, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon Buyer Domestic and Seller Parent. The cost of such review and report shall be borne (i) by Buyer Domestic if the aggregate difference between Final Closing Net Assets and Buyer Domestic’s calculation of Closing Net Assets and between Final Closing Santyl Inventory Amount and Buyer Domestic’s calculation of Closing Santyl Inventory Amount is greater than the aggregate difference between Final Closing Net Assets and Seller Parent’s calculation of Closing Net Assets and between Final Closing Santyl Inventory Amount and Seller Parent’s calculation of Closing Santyl Inventory Amount, (ii) by Seller Parent if the first such difference is less than the second such difference and (iii) otherwise equally by Buyer Domestic and Seller Parent.

(d) Buyer Domestic and Seller Parent agree that they shall, and agree to cause their respective independent accountants (if applicable) to, cooperate and assist in the preparation of the Closing Date Balance Sheet and the Closing Statement and the calculation of Closing Net Assets and Closing Santyl Inventory Amount and in the conduct of the reviews referred to in this Section 3.04 including making available to the extent necessary all books, records, work papers and personnel (subject to reasonable confidentiality restrictions and to providing such assurances, releases, indemnities or other agreements as accountants may customarily require in such circumstances).

Section 3.05. Adjustment of Purchase Price.

(a) Healthpoint shall pay, and Seller Parent shall cause to be paid, to Buyer Domestic, as an adjustment to the Purchase Price, in the manner provided in Section 3.05(c), the sum of (i) the amount, if any, by which Base Net Assets exceeds Final Closing Net Assets and (ii) the amount, if any, by which Base Santyl Inventory Amount exceeds Final Closing Santyl Inventory Amount. If Final Closing Net Assets is equal to or exceeds Base Net Assets and Final Closing Santyl Inventory Amount is equal to or exceeds Base Santyl Inventory Amount, then Healthpoint shall not pay any amount to Buyer Domestic pursuant to this Section 3.05.

(b) “Final Closing Net Assets” means Closing Net Assets (i) as shown in Buyer Domestic’s calculation delivered pursuant to Section 3.04(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.04(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Buyer Domestic and Seller Parent pursuant to

Section 3.04(c) or (B) in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 3.04(c); provided that in no event shall Final Closing Net Assets be less than Buyer Domestic’s calculation of Closing Net Assets delivered pursuant to Section 3.04(a) or more than Seller Parent’s calculation of Closing Net Assets delivered pursuant to Section 3.04(b). “Base Net Assets” means $***. “Final Closing Santyl Inventory Amount” means Closing Santyl Inventory Amount (i) as shown in Buyer Domestic’s calculation delivered pursuant to Section 3.04(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.04(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Buyer Domestic and Seller Parent pursuant to Section 3.04(c) or (B) in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 3.04(c); provided that in no event shall Final Closing Santyl Inventory Amount be less than Buyer Domestic’s calculation of Closing Santyl Inventory Amount delivered pursuant to Section 3.04(a) or more than Seller Parent’s calculation of Closing Santyl Inventory Amount delivered pursuant to Section 3.04(b). For the avoidance of doubt, in calculating Base Net Assets and Closing Santyl Inventory Amount, no reduction shall be made for any Santyl Inventory that is recalled as a result of the letter referred to in clause (i) of the definition of “Pending Regulatory Reviews” and any supplemental or related correspondence. “Base Santyl Inventory Amount” means $***.

(c) Any payment required to be made by Healthpoint pursuant to Section 3.05(a) shall be made at a mutually convenient time and place within 10 days after Final Closing Net Assets and Final Closing Santyl Inventory Amount have been determined by wire transfer of immediately available funds to Buyer Domestic.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

Subject to Section 14.03, except as set forth in the Seller Disclosure Schedule, Sellers represent and warrant to the Buyer Parties as of the date hereof and as of the Closing Date that:

Section 4.01. Existence and Power. Each Seller is a Person duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate, partnership or limited liability company, as applicable, powers required to carry on its business as now conducted. Each Seller is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Prior to the date hereof, Seller Parent has heretofore made available to Buyer Domestic true and complete copies of the certificate of incorporation, bylaws, limited partnership agreement and all similar organizational documents of each Seller as currently in effect.

Section 4.02. Authorization. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is or will be a party, and each of the other documents and instruments to be executed and delivered by such Seller pursuant hereto and thereto, and the consummation of the transactions contemplated hereby and thereby are, or shall be, as the case may be, within such Person’s corporate, partnership or

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

limited liability company, as applicable, powers and have been duly authorized by all necessary corporate, partnership or limited liability company, as applicable, action on the part of such Person, including, to the extent applicable, approval by the Executive Committee of Seller Parent, the Board of Directors of Seller Parent, and each of the Dorman Group, the Feik Group and the Burnett Group (as each such group is defined in Schedule 4.02), which authorizations Seller Parent has heretofore delivered evidence of to Buyer Domestic. No other corporate, partnership or limited liability company, as applicable, approval or action by any board, committee or persons performing similar functions or any holder of any of a Seller’s outstanding equity interests is required in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents. This Agreement and each of the other Transaction Documents to which a Seller is or will be a party, and each of the other documents and instruments to be executed and delivered by such Seller pursuant hereto and thereto constitute, or shall constitute, as the case may be, a valid and binding agreement of such Seller enforceable against such Person in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity)).

Section 4.03. Governmental Authorization. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is or will be a party, and each of the other documents and instruments to be executed and delivered by such Seller pursuant hereto and thereto, and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than (x) compliance with any applicable requirements of (a) the HSR Act and (b) any Applicable Law or Governmental Authority necessary for the transfer of the Regulatory Approvals contemplated hereby, including (i) the entire drug master file, BLA and IND for each of Santyl, Regranex and the Product Candidate, as applicable, and (ii) the items listed on Schedule 4.20 and (y) any notice, declaration or filing with, or consent or approval of, any Governmental Authority where the failure to notify, declare, file or obtain the consent or approval thereof would not, individually or in the aggregate, reasonably be expected to (1) adversely affect in any material respect the ability of any Seller to consummate, or otherwise materially delay the consummation of, the transactions contemplated hereby and thereby, (2) subject the Buyer Parties, taken as a whole, or the Business to any material liability or (3) adversely affect in any material respect the Buyer Parties’ ability to conduct the Business as presently conducted.

Section 4.04. Noncontravention. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is or will be a party, and each of the other documents and instruments to be executed and delivered by such Seller pursuant hereto and thereto, and the consummation of the transactions contemplated hereby and thereby do not and shall not (i) violate the certificate of incorporation, bylaws, limited partnership agreement or any similar organizational documents of such Seller, (ii) assuming compliance with the filings and notices to Governmental Authorities referred to in Section 4.03, violate any Applicable Law, (iii) assuming the obtaining of all Required Consents and Other Consents, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Seller or to a loss of any benefit relating to the

Business to which such Seller is entitled under any provision of any agreement or other instrument binding upon such Person with respect to the Business or by which any of the Purchased Assets or such Seller is or may be bound, including any Material Contract, or (iv) result in the creation or imposition of any Lien on any Purchased Asset, other than Permitted Liens, except, in the case of clauses (ii) and (iii) of this Section 4.04 (in the case of clause (iii), other than with respect to a Material Contract, as to which this exception shall not apply), for any such conflicts, defaults, violations, terminations, cancellations, accelerations, losses or Liens that would not, individually or in the aggregate, reasonably be expected to (x) adversely affect in any material respect the ability of any Seller to consummate, or otherwise materially delay the consummation of, the transactions contemplated hereby and thereby, (y) subject the Buyer Parties, taken as a whole, or the Business to any material liability or (z) adversely affect in any material respect the Buyer Parties’ ability to conduct the Business as presently conducted.

Section 4.05. Other Consents. Schedule 4.05 sets forth a true and complete list of each consent or action by any Person other than the Required Consents (the “Other Consents”) under any Contracts or Permits that is required with respect to the execution, delivery and performance of this Agreement and the other Transaction Documents.

Section 4.06. Financial Statements.

(a) The Healthpoint Financials fairly present in all material respects, in conformity with GAAP (except as may be indicated in the notes thereto), the financial position of Healthpoint (on a consolidated basis) as of the dates thereof and the results of operations and cash flows of Healthpoint (on a consolidated basis) (subject to normal year-end adjustments and the absence of footnotes in the case of the unaudited interim financial statements).

(b) Each of the (i) Illustrative Net Assets Statement set forth on Schedule 3.04(a), (ii) unaudited pro forma income statements of Healthpoint for the year ended December 31, 2011 and the six-month period ended June 30, 2012 set forth on Schedule 4.06(b)(ii), (iii) Balance Sheet and (iv) contribution by Product analysis for the year ended December 31, 2011 set forth on Schedule 4.06(b)(iv), in each case, was derived from the books and records of Sellers, was prepared in good faith and is an accurate presentation, in all material respects, of the information described therein.

(c) Healthpoint has established and maintains a system of internal control over financial reporting sufficient to provide reasonable assurance (i) that Healthpoint maintains records that, in reasonable detail, accurately and fairly reflect in all material respects the respective transactions and dispositions of assets of Healthpoint, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures are being made only in accordance with authorizations of management and the general partner of Healthpoint and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Healthpoint’s assets that could have a material effect on Healthpoint’s financial statements.

(d) The Projections were prepared in good faith based on assumptions that the management of Seller Parent believed at the time to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by the Buyer Parties that (i) projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results by a material amount and (ii) such projections include the revenues and expenses associated with certain products that are not included in the Purchased Assets.

Section 4.07. Absence of Certain Changes.

(a) Since the Balance Sheet Date, (i) the Business has been conducted in the ordinary course consistent with past practices and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Since the Balance Sheet Date, there has been no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting in any material respect any of the Purchased Assets having a replacement cost in excess of $*** individually or $*** in the aggregate.

(c) From the Balance Sheet Date until the date hereof, there has not been any action taken by a Seller or any of its Affiliates that, if taken during the period from the date of this Agreement through the Closing Date without Buyer Domestic’s consent, would constitute a breach of Section 6.01.

Section 4.08. Materials Provided to Equityholders. Any written or other materials sent or furnished by a Seller or any of its Affiliates to the holders of such Seller’s outstanding equity interests in connection with the transactions contemplated by this Agreement or the other Transaction Documents, including in connection with any approval or action required by such Person to consummate such transactions (collectively, the “Equityholder Materials”) comply, or will comply, when sent or furnished, as to form and substance in all material respects with the requirements of Applicable Law.

Section 4.09. No Undisclosed Liabilities. There are no liabilities of the Business of any kind whatsoever, whether known, unknown, fixed, matured, unmatured, accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

(a) liabilities provided for in the Balance Sheet or disclosed in the notes thereto, in such amounts shown or reserved for in the Balance Sheet;

(b) liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice;

(c) liabilities arising from matters specifically disclosed in the Seller Disclosure Schedule without reference to the contents of any underlying documents disclosed on such Disclosure Schedule;

(d) liabilities included in the calculation of Final Closing Net Assets;

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

(e) liabilities arising under the Contracts included in the Purchased Assets but excluding liabilities arising out of any breach of or default under any provision of such Contracts;

(f) liabilities disclosed on Schedule 4.09; and

(g) other undisclosed liabilities that do not exceed $***, either individually or in the aggregate.

Section 4.10. Material Contracts.

(a) With respect to the Business or the Purchased Assets, no Seller or any of its Affiliates is a party to or bound by:

(i) any lease, sublease or license of (A) personal property providing for annual rental payment of $*** or more or (B) real property;

(ii) any Contract for the purchase or sale of real property;

(iii) any Contract providing for either (A) annual payments by a Seller or any of its Affiliates of $*** or more or (B) aggregate payments by a Seller or any of its Affiliates of $*** or more (including contingent milestone and royalty payments);

(iv) any Contract providing for either (A) annual payments to a Seller or any of its Affiliates of $*** or more or (B) aggregate payments to a Seller or any of its Affiliates of $*** or more (including contingent milestone or royalty payments);

(v) (A) any Contract requiring the future purchase of materials, supplies or equipment, other than purchase orders issued in the ordinary course of business, or (B) any management, service or other similar type of Contract, in each case that has an aggregate future liability to any Person in excess of $*** or is not terminable by a Seller or its Affiliates by notice of not more than 90 days without payment of any penalty;

(vi) any Contract that relates to the research, development, distribution, marketing, supply, license, collaboration, co-promotion or manufacturing of any Product, which, if terminated or not renewed, would be reasonably likely to be materially adverse to the research, development, distribution, marketing, supply, license, collaboration, co-promotion or manufacturing of such Product;

(vii) any Contract with any Person that distributes or promotes any Product for or on behalf of the Business that cannot be unilaterally terminated by a Seller or its Affiliates upon 60 days’ notice (excluding incidental provisions (including indemnities) that by their terms survive the termination of the relevant agreement);

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

(viii) any Contract with any Collaborative Partner;

(ix) any managed care Contract with any customer listed or required to be listed on Schedule 4.28(a);

(x) any (A) partnership Contract, (B) joint venture Contract or (C) other Contract involving the sharing of profits or losses;

(xi) any stockholders, investors rights, registration rights or similar Contract;

(xii) any Contract relating to the acquisition or disposition of any business or Person (whether by merger, sale of stock, sale of assets or otherwise) included in the Business;

(xiii) any Contract granting any Person an option or a right of first refusal or first offer or similar preferential right to purchase or acquire any Purchased Asset;

(xiv) any so called “requirements” Contract requiring a Seller or any of its Affiliates to purchase its requirements or a specified minimum amount of a particular raw material, resource or product from a particular supplier or suppliers, or to purchase all or substantially all of the output or production of a particular supplier;

(xv) any Contract involving foreign currency swaps, commodity swaps, options, caps, collars, hedges or forward exchanges, or other similar agreements, regardless of whether entered into for the purposes of hedging, investment or otherwise;

(xvi) any mortgage, deed of trust, pledge, security agreement, note, loan agreement or other instrument granting a Lien on any Purchased Asset;

(xvii) any Contract relating to Indebtedness;

(xviii) any Contract (including so-called “take-or-pay” or “keep-well” Contracts) under which (A) any Person has directly or indirectly guaranteed liabilities or obligations of a Seller or any of its Affiliates with respect to the Business, or (B) a Seller or any of its Affiliates has directly or indirectly guaranteed liabilities or obligations of any Person with respect to the Business;

(xix) any Contract containing “most favored nation” provisions;

(xx) any Contract with a Related Party of a Seller or any of its Affiliates, including any Contract providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, or from, any Related Party of a Seller or any of its Affiliates, other than employment at will arrangements in the ordinary course of business (each, a “Related Party Agreement”);

(xxi) any Contract that limits or restricts the conduct of the Business or any successor thereto, including any Contract (A) that limits or restricts the freedom of a Seller or any of its Affiliates (1) to compete in any line of business or with any Person or in any area solely with respect to the Business, (2) to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset, (3) to offer or refuse to offer any Product or Product improvements, additions or extensions to any Person or (4) to hire or solicit any individual to perform employment or consulting services or (B) that would so limit the freedom of any Buyer Party after the Closing Date;

(xxii) any Contract related to the Business under which a Seller or any of its Affiliates is granted any material license, right or immunity (including a covenant not to sue or right to enforce or prosecute any patents) with respect to the Intellectual Property Rights of any third party;

(xxiii) any Contract related to the Business under which a Seller or any of its Affiliates has granted to a third party any material license, right or immunity (including a covenant not to sue or right to enforce or prosecute any patents) with respect to the Business Intellectual Property Rights;

(xxiv) any Contract with a Governmental Authority related to the Business (each, a “Government Contract”);

(xxv) any sales Contract which entitles any customer to a rebate or right of set-off to return any product after acceptance thereof, or to delay acceptance thereof, other than customary volume rebates or warranty provisions in the ordinary course of business; or

(xxvi) any other Contract not made in the ordinary course of business that is material to the Business.

(b) (i) Each Contract disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section that is included in the Purchased Assets (collectively, the “Material Contracts”) is a valid, binding and enforceable agreement of the respective Seller or its Affiliates party thereto (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity)) and is in full force and effect, (ii) no Seller or Affiliate of Seller or, to the Knowledge of Sellers, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract, (iii) to the Knowledge of Sellers, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any default or breach under any such Material Contract in any material respect by any Seller or Affiliate of a Seller party thereto or any other party thereto, (iv) there is no pending action or proceeding challenging the validity, enforceability or effectiveness of any such Material Contract and (v) no Seller or

Affiliate of a Seller has received written notice that any other party to a Material Contract intends to cancel or terminate such Material Contract and, to the Knowledge of Sellers, no such other party intends to deliver such notice. Prior to the date hereof, true and complete copies of each such Material Contract have been made available to Buyer Domestic.

(c) (i) The Sellers and their Affiliates have complied in all material respects with the terms and conditions of each Government Contract, including all clauses, provisions and requirements incorporated by reference or by operation of law in such Government Contract; (ii) the Sellers and their Affiliates have complied in all material respects with all Applicable Laws pertaining to each Government Contract, including, where applicable, the Truth in Negotiations Act, Buy American Act/Trade Agreements Act and similar domestic content requirements; (iii) all representations and certifications made to a Governmental Authority in a formal certification executed by any Seller and its Affiliates pertaining to each Government Contract were current, accurate and complete in all material respects as of their effective date, and the Sellers and their Affiliates have complied in all material respects with all such representations and certifications in the performance of such Government Contract; (iv) as of the date hereof, no Governmental Authority, prime contractor, subcontractor or other Person has notified the Sellers or their Affiliates during the past five years in writing that the Sellers or their Affiliates have breached or violated in any respect any Applicable Law with respect to, or certification, representation, clause, provision or requirement of, any Government Contract; (v) no suspension, debarment, declaration of ineligibility to receive award, termination for convenience, termination for default, cure notice or show cause notice, or other notice intended to serve the same purpose, has been issued during the past five years with respect to any Government Contract; (vi) within the past five years, no money due to any Seller or its Affiliates pertaining to any such Government Contract has been withheld, reduced or set off, nor has any claim been made to withhold or set off money, other than in the ordinary course of business; and (vii) the Sellers within the past five years have not received any written notice alleging a violation, non-compliance or defective pricing with respect to proposals and contracts subject to Federal Acquisition Regulation Part 31, Office of Management and Budget Circular allowable cost provisions, or similar allowable cost provisions, the U.S. Cost Accounting Standards or similar cost accounting standards, of any Governmental Authority, or the Truth In Negotiations Act.

Section 4.11. Litigation and Governmental Orders. There is no Action pending (to the Knowledge of Sellers in the case of audits and investigations) and, to the Knowledge of Sellers, there is no Action threatened, against any Seller or any of its Affiliates with respect to the Business or any Purchased Asset that, if determined or resolved adversely in accordance with the plaintiff’s demands would reasonably be expected to be, individually or in the aggregate, material to the Business as a whole or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the other Transaction Documents. The Sellers, their Affiliates, the Business and the Purchased Assets are not subject to any material Governmental Order which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the other Transaction Documents, and a true and complete list of all Governmental Orders to which Sellers, their Affiliates, the Business or the Purchased Assets are subject or by which they are bound is set forth on Schedule 4.11. There is no Action pending in which Sellers or any of their Affiliates is the plaintiff or the claimant, and which relates to the Purchased Assets or the Business.

Section 4.12. Compliance with Laws and Court Orders. No Seller or any of its Affiliates is in violation of, has since January 1, 20*** violated, and to the Knowledge of Sellers is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law relating to the Purchased Assets or the conduct of the Business, except for any such violations that would not, individually or in the aggregate, reasonably be expected to (y) subject the Buyer Parties, taken as a whole, or the Business to any material liability or (z) adversely affect in any material respect the Buyer Parties’ ability to conduct the Business as presently conducted. There is no judgment, decree, injunction, or order of any arbitrator or Governmental Authority (including the U.S. Department of Health and Human Services, its Office of Inspector General, the U.S. Department of Justice and any State Attorney General) in effect against a Seller or any of its Affiliates to which the Business or any Purchased Asset is subject or by which it is bound finding that the Business is not in compliance in all material respects with Applicable Law or that in any manner seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or that would adversely affect in any material respect the Buyer Parties’ ability to conduct the Business as presently conducted.

Section 4.13. Regulatory Matters.

(a) Sellers have all material Permits required by the FDA and any other Governmental Authority that regulates the manufacture, sale or distribution of the Products to conduct the Business (the “FDA Permits”). All of the FDA Permits are in full force and effect, the holder of such permit is in compliance in all material respects with, and is not in material default under (and to the Knowledge of Sellers, no event which with the giving of notice or lapse of time, or both, would become a material default under), each such FDA Permit, and to the Knowledge of Sellers none of such Permits shall be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement and the other Transaction Documents. To the Knowledge of Sellers, no written notice of cancellation, default or any dispute concerning any FDA Permit has been received by the Seller or any of its Affiliates. Sellers are the sole and exclusive owners of the FDA Permits and the associated filings and applications with the FDA or any other Governmental Authority, including any BLA, NDA, 510(k) submission, premarket approval, IND or investigational device exemption application, comparable regulatory application or filing made or held by or issued to a Seller or any of its Affiliates (collectively, the “Seller Regulatory Filings”) and hold all right, title and interest in and to all Seller Regulatory Filings free and clear of any Lien (other than Permitted Liens). No Seller or any of its Affiliates has granted any third party any right or license to use, access or reference any of the Seller Regulatory Filings, including any of the Know-How contained in any of the Seller Regulatory Filings or rights (including any regulatory exclusivities) associated with each such Seller Regulatory Filing.

(b) Since January 1, 20***, there has not been any voluntarily or involuntarily initiated, conducted, or issued recall, market withdrawal, safety alert, warning, “dear doctor” letter, market correction, or investigator notice relating to an alleged material lack of safety or efficacy of any Product.

(c) With respect to the Products, each Seller and each of its Affiliates is in compliance in all material respects with all Applicable Laws and any other letters, notices or

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

guidances issued by the FDA or any Governmental Authority which regulates the sale of pharmaceutical products or biological, device or regenerative medicine products in any jurisdiction. There are no regulatory Actions pending (to the Knowledge of Sellers with respect to audits and investigations) and, to the Knowledge of Sellers, there are no regulatory Actions threatened (in each case, other than non-material routine or periodic inspections) pertaining to any Product against any Person (each, a “Collaborative Partner”) that manufactures any component, ingredient, or material used in manufacturing the Products pursuant to a development, commercialization, manufacturing, supply or other collaboration arrangement with a Seller or any of its Affiliates by the FDA or any Governmental Authority which regulates the sale of pharmaceutical products or biologic, device or regenerative medicine products in any jurisdiction. Since January 1, 20*** there have been no written notices, reports, warning letters, or untitled letters alleging or asserting noncompliance in any material respect with any Applicable Law with respect to the Products or any subpoenas or investigative demands or other written inquiries that would reasonably be interpreted as raising a compliance concern sent or delivered by any Governmental Authority with regard to any Product.

(d) The manufacture of the Products by the Sellers or their Affiliates and, to the Knowledge of the Sellers, by third parties has, since January 1, 20***, been and is being conducted in compliance in all material respects with current “good manufacturing practices,” as defined by the FDA, including, as applicable, the FDA’s “Quality System Regulation” set forth in 21 C.F.R. Part 820 and 21 C.F.R. Parts 211, 600 & 820. The sale of Products with Regulatory Approvals by Healthpoint or any of its Affiliates has, since January 1, 20***, been and is being conducted in all material respects in accordance with those Regulatory Approvals and without unlawful promotion of “off-label” or other prohibited uses.

(e) Each Seller and its Affiliates are and since January 1, 20*** have been with respect to the Business in compliance in all material respects with all Applicable Laws requiring the maintenance or submission of reports or records under requirements administered by the FDA or any other Governmental Authority, including, for avoidance of doubt, records and reports relating to product corrections and removals (including FDA requirements set forth in 21 C.F.R. Part 806), MDR Reportable Events (including FDA requirements set forth in 21 C.F.R. Part 803), Adverse Experiences, Serious Adverse Events, Serious Injuries, incidents or near-incidents and product malfunctions.

(f) No Seller, any of its Affiliates or, to the Knowledge of Sellers, any of their respective Collaborative Partners, agents or subcontractors with respect to the Business (i) has been convicted of any crime or engaged in any conduct which has resulted or could result in debarment or disqualification by the FDA or any other Governmental Authority or (ii) has failed to disclose a material fact required to be disclosed to any Governmental Authority with respect to the Purchased Assets, and there are no proceedings pending or, to the Knowledge of Sellers, threatened that would reasonably be expected to result in criminal or civil liability or debarment or disqualification by the FDA or any other Governmental Authority. No Seller, its Affiliates or, to the Knowledge of Sellers, any of their respective Collaborative Partners has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or for any other Governmental Authority to invoke any similar policy.

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

(g) There have been no Serious Adverse Events, Serious Injuries or MDR Reportable Events associated with the use (including in clinical trials) of any Product that have not been reported to the FDA or any other Governmental Authority in accordance with Applicable Law. Prior to the date hereof, Seller Parent has made available to Buyer Domestic (i) a schedule of all payouts made by a Seller or any of its Affiliates to end-users since January 1, 20*** in respect of claims relating to any Product and (ii) a schedule of all actual or threatened (in writing) claims made by end-users against a Seller or any of its Affiliates relating to a Product since January 1, 20***.

(h) All studies, tests, and preclinical and clinical research being conducted by a Seller, any of its Affiliates, and to the Knowledge of Sellers, on behalf of a Seller or any of its Affiliates by any of their respective Collaborative Partners, with respect to any Product, are being, and at all times have been, conducted in compliance in all material respects with all Applicable Laws, including, as applicable, good laboratory practice regulations set forth in 21 C.F.R. Part 58, good clinical practices, as defined or recognized by the FDA, including the ICH Tripartite Guideline for Good Clinical Practice, other applicable provisions of the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312 and 812, and comparable Applicable Laws of any other Governmental Authority. No clinical trial conducted by a Seller or any of its Affiliates or, to the Knowledge of Sellers, on behalf of a Seller or any of its Affiliates, with respect to any Product has been terminated or suspended prior to completion for safety or non-compliance reasons, and neither the FDA nor any other Governmental Authority, clinical investigator or institutional review board that has or had jurisdiction over or participated in any such clinical trial has initiated or, to the Knowledge of Sellers, threatened in writing to initiate, any action to place a clinical hold order on, or otherwise terminate, materially delay or suspend, any such ongoing clinical trial, or to disqualify, restrict or debar any clinical investigator or other person or Person involved in any such clinical trial.

(i) No Seller, any of its Affiliates or any of their respective officers, directors, managing employees (as those terms are defined in 42 C.F.R. § 1001.1001), nor, to the Knowledge of Sellers, any agent (as such term is defined in 42 C.F.R. § 1001.1001(a)(1)(ii)) of a Seller or any of its Affiliates is a party to or bound by, any order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any Governmental Authority concerning compliance with Applicable Laws governing any Federal Healthcare Program with respect to any Product, and, to the Knowledge of Sellers, no such agreement is threatened in writing.

(j) No Seller, any of its Affiliates, nor any of their respective officers, directors, managing employees (as those terms are defined in 42 C.F.R. § 1001.1001), nor, to the Knowledge of Sellers, any agent (as such term is defined in 42 C.F.R. § 1001.1001(a)(1)(ii)) of a Seller or any of its Affiliates: (i) has been debarred, excluded or suspended from participation in any Federal Healthcare Program; (ii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act of 1935, codified at Title 42, Chapter 7, of the United States Code (the “Social Security Act”); (iii) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; (iv) to the Knowledge of Sellers, is the target or subject of any current investigation by a Governmental Authority relating to any Federal Healthcare Program-related offense; or (v) is currently charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Healthcare Program.

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

(k) There are no filings of an Action pending and, to the Knowledge of Sellers, there are no filings of an Action threatened against a Seller or any of its Affiliates relating to the Business or any Product under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(l) To the Knowledge of Sellers, no Seller or any of its Affiliates is under investigation by any Governmental Authority for a violation of the Health Insurance Portability and Accountability Act of 1995, as amended by the Health Information Technology for Economic and Clinical Health Act (“HIPAA”), or the regulations contained in 45 C.F.R. Parts 160 and 164, including receiving any notices from the United States Department of Health and Human Services Office of Civil Rights relating to any such violations, or any comparable state or local Applicable Laws. No Seller or any of its Affiliates is a “covered entity” as that term is defined in HIPAA. Each Seller and its Affiliates have been in compliance in all material respects with federal and state data breach Applicable Laws.

(m) To the extent a Seller provides reimbursement coding or billing advice regarding any Product or procedures related thereto, such advice is and has been true and complete in all material respects and in compliance in all material respects with the payment requirements of Medicare and other Applicable Laws governing a Federal Healthcare Program.

(n) Each Seller and its Affiliates have at all times complied in all material respect with Applicable Laws with respect to the Business relating to security and privacy standards regarding protected health information.

Section 4.14. Intercompany Accounts. Schedule 4.14 contains a complete list of the balances of all Intercompany Accounts as of the Balance Sheet Date.

Section 4.15. Properties.

(a) Schedule 4.15(a) correctly describes all real property used or held for use primarily in the Business (all such property, collectively, the “Real Property”), which a Seller or any of its Affiliates owns, leases, subleases, licenses or operates, and any Liens thereon, specifying in the case of leases, subleases and licenses, the name of the parties thereto, the lease, sublease or license term, as applicable, and basic annual rent or annual license fee, as applicable.

(b) Schedule 4.15(b) correctly lists all leases and subleases of personal property used or held for use primarily in the Business to which a Seller or any of its Affiliates is a party, and any Liens thereon, specifying the name of the lessor or sublessor, the lease term and the approximate current monthly lease obligation.

(c) No Purchased Asset is subject to any Lien, except:

(i) Liens disclosed on the Balance Sheet or in the notes thereto, other than any Liens encumbering any Real Property;

(ii) Liens for Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet or, for periods after the Balance Sheet Date, on the books and records of Sellers);

(iii) Landlords’, workmen’s, repairmen’s, materialmen’s, warehousemen’s and carriers’ liens and other similar liens imposed by Applicable Law, in each case incurred in the ordinary course of business, including liens incurred in the ordinary course of the construction at the Fort Worth Facility;

(iv) In the case of the Real Property, Liens that are (A) easements, quasi-easements, licenses, covenants, rights of way, utility agreements and other similar restrictions or (B) zoning, building and other similar restrictions, that in any case described in this clause (iv) do not materially detract from the value, or materially interfere with any current use, of the Real Property they encumber; or

(v) With respect to assets other than Real Property, Liens which do not materially detract from the value of such Purchased Asset, or materially interfere with any present use of such Purchased Asset (clauses (i) – (v) of this Section 4.15(c) are, collectively, the “Permitted Liens”).

(d) To the Knowledge of Sellers, there are no developments affecting any of the Purchased Assets or, with respect to any leased Real Property, the Real Property subject to the applicable lease, pending or, to the Knowledge of Sellers, threatened, which would reasonably be expected to materially detract from the value or materially interfere with any present use of such Purchased Assets or such leased Real Property.

(e) The Real Property includes all real property, and only such real property, as is used or held for use primarily in connection with the conduct and operations of the Business as heretofore conducted by the Sellers.

(f) Seller Parent has delivered or made available to Buyer Domestic, prior to the date hereof, true, correct and complete copies of all existing title insurance policies, title insurance commitments, title reports and surveys with respect to the Fort Worth Facility in possession of a Seller or any of its Affiliates.

(g) To the Knowledge of Sellers, the plants, buildings, structures and building systems (HVAC, etc.) included in the Purchased Assets and, with respect to any leased Real Property, the Real Property subject to the applicable lease, have no material defects, are in all material respects in good operating condition and repair, reasonable wear and tear excepted, and have been reasonably maintained (giving due account to the age and length of use of same, ordinary wear and tear excepted), are suitable in all material respects for their present uses and, in the case of plants, buildings and other structures (including the roofs thereof), are structurally sound in all material respects.

(h) The plants, buildings and structures included in the Purchased Assets and, with respect to any leased Real Property, the Real Property subject to the applicable lease, currently have access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such plants, buildings and structures and (ii) to the Knowledge of Sellers, proper and legally permitted water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of the Business as it is currently conducted by the Sellers. To the Knowledge of Sellers, none of the structures on the Real Property encroaches upon real property of another Person, and no structure of any other Person substantially encroaches upon any Real Property.

(i) There are no condemnation, compulsory purchase orders or similar proceedings pending, or to the Knowledge of Sellers, threatened, with respect to the Real Property.

(j) The Real Property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under all Applicable Laws relating to building, zoning, subdivision and other land use.

(k) Healthpoint has made all notifications to Governmental Authorities required by Applicable Law, except where the failure to make such notifications would not, individually or in the aggregate, reasonably be expected to (i) adversely affect in any material respect the construction, use, occupancy or operation of the Fort Worth Facility or (ii) subject the Buyer Parties, taken as a whole, or the Business, to any material liability, and Healthpoint holds all material Permits, including construction permits, certificates of completion and occupancy permits required for the construction, use, occupancy and operation of the Fort Worth Facility and the improvements thereon, and all such Permits are in full force and effect.

(l) None of the Purchased Assets is an equity interest in an entity.

Section 4.16. Sufficiency of and Title to the Purchased Assets.

(a) The Purchased Assets, together with the Lease Amendment, the Policies, and cash and cash equivalents, constitute all of the property and assets held or used in the development, commercialization, manufacture, marketing, distribution or sale of the Products, or otherwise held or used primarily in the operation of or arising from the conduct of the Business and, together with the services to be provided to the Buyer Parties and their respective Affiliates pursuant to the Transition Services Agreement, are adequate to conduct the Business as currently conducted and as conducted as of the Balance Sheet Date.

(b) Sellers have valid and subsisting ownership or leasehold interests in, and, in the case of owned Real Property, fee simple title to, all tangible Purchased Assets. At the Closing, Sellers shall transfer to the Buyer Parties good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens, except for Permitted Liens, Liens granted by any Buyer Party or any of its Affiliates and Liens arising solely as a result of the identity and status of the Buyer Parties.

(c) The tangible Purchased Assets (other than the plants, buildings, structures and building systems (HVAC, etc.) included in the Purchased Assets) are in good and serviceable operating condition (giving due account to the age and length of use of same, normal wear and tear excepted) and are suitable for the uses for which intended.

Section 4.17. Products. Each of the Products is, and at all times up to and including the sale thereof has been, (i) in compliance in all material respects with all Applicable Laws and Regulatory Approvals and (ii) fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale. There is no design defect with respect to any of such products and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with Applicable Laws, and current industry practice with respect to its contents and use. Since January 1, 20***, no Seller or any of its Affiliates has sold or agreed to sell any Product accompanied by payment, pricing or shipment terms (e.g., deferred due dates, reduced pricing or payment discounts) that are outside the ordinary course of business consistent with past practice.

Section 4.18. Intellectual Property.

(a) Schedule 4.18(a) contains a true and complete list of all of the registrations and applications for registrations (i) included in the Business Intellectual Property Rights. Seller shall distinguish in such schedule Owned Intellectual Property Rights from Licensed Intellectual Property Rights.

(b) The Business Intellectual Property Rights included in the Purchased Assets constitute all the Intellectual Property Rights related to the Business as currently conducted or that otherwise pertain to the making, using, selling, offering for sale or importing the Products. There exist no material contractual restrictions on the disclosure, use, license or transfer of the Business Intellectual Property Rights. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Business Intellectual Property Rights material to the conduct of the Business as currently conducted. Other than as listed on Schedule 4.18(b), the Sellers and their Affiliates have not licensed to any third party any rights under the Business Intellectual Property Rights.

(c) No Seller, any Affiliate of a Seller nor the conduct of the Business is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Intellectual Property Right of any Person in any material respect. There is no Action pending (to the Knowledge of Sellers with respect to audits and investigations) and, to the Knowledge of Sellers, there is no Action threatened against a Seller or any of its Affiliates (i) based upon, or challenging or seeking to deny or restrict, the rights of a Seller or any of its Affiliates in any of the Business Intellectual Property Rights, (ii) alleging that the use of the Business Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold with respect to the Business do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party or (iii) alleging that the conduct of the Business infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person. No Seller or any of its Affiliates has received from any Person a written offer to license any Intellectual Property Rights of such Person in connection with the Business.

(d) None of the Owned Intellectual Property Rights or, to the Knowledge of Sellers, the Licensed Intellectual Property Rights material to the operation of the Business as currently conducted has been adjudged invalid or unenforceable in whole or part, and, to the Knowledge of Sellers, the Business Intellectual Property Rights are valid and enforceable in all material respects.

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

(e) Sellers hold all right, title and interest in and to all Owned Intellectual Property Rights and all licenses of Licensed Intellectual Property Rights, free and clear of any Lien other than Permitted Liens. Effective written assignments constituting an unbroken, complete chain-of-title from the original owners to a Seller have been obtained with respect to all Owned Intellectual Property Rights. In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, or copyright registration or copyright application included in the Owned Intellectual Property Rights is held by assignment, the assignment has been duly recorded with the Governmental Authority from which the patent or registration issued or before which the application or application for registration is pending. Sellers have taken all commercially reasonable actions necessary to maintain and protect their rights in the Business Intellectual Property Rights, including payment of applicable maintenance fees and filing of applicable statements of use.

(f) To the Knowledge of Sellers, no Person is infringing, misappropriating or otherwise violating or has infringed, misappropriated or otherwise violated any Business Intellectual Property Right. Sellers and their respective Affiliates have taken reasonable steps to maintain the confidentiality of all Business Intellectual Property Rights material to the operation of the Business and the value of which is contingent upon maintaining such confidentiality. Except as provided by Applicable Law, no such Business Intellectual Property Rights that are material to the operation of the Business have been disclosed other than to employees, representatives and agents of a Seller or any of its Affiliates, all of whom are bound by written confidentiality agreements substantially in the form previously made available to Buyer Domestic, or to the Sellers’ and their Affiliates’ legal, business or financial advisors, all of whom are bound to keep such Intellectual Property Rights confidential, whether by written agreement or otherwise.

(g) Sellers have procedures in place designed to provide that all Business Intellectual Property Rights related to the Business conceived of or developed by their employees or other Persons acting on behalf of a Seller or any of its Affiliates have been assigned to a Seller and such employees or other Persons do not retain any reversionary or contingent right to such Business Intellectual Property Rights or compensation therefor. To the extent that any Intellectual Property Right has been developed or created by a third party (including any current or former employee of a Seller or any of its Affiliates) for Seller, such Seller has a valid and binding written agreement with such third party with respect thereto that is in full force and effect, and a Seller thereby either (i) has obtained ownership of and is the sole and exclusive owner of such Intellectual Property Right or (ii) has obtained a valid and unrestricted right to exploit such Intellectual Property Right, sufficient for the conduct of the Business as currently conducted.

(h) With respect to pending applications and applications for registration of the Business Intellectual Property Rights that are material to the Business, no Seller or any of its Affiliates has Knowledge of any reason that would reasonably be expected to prevent any such application or application for registration from being granted with coverage substantially equivalent to the latest amended version of the pending application or application for registration. None of the trademarks, service marks, applications for trademarks and applications for service marks included in the Owned Intellectual Property Rights or, to the Knowledge of any Seller or any of its Affiliates, Licensed Intellectual Property Rights that are material to the Business has been the subject of an opposition or cancellation procedure. None of the patents and patent applications included in the Owned Intellectual Property Rights that are material to the Business has been the subject of an interference, protest, public use proceeding or third party reexamination request.

(i) No Seller or any of its Affiliates has received a written opinion of counsel with respect to the invalidity, non-infringement or unenforceability of any patent or patent application included in the Business Intellectual Property Rights.

(j) No government funding or facility of a university, college, other educational institution or research center was used in the development of any Business Intellectual Property Rights material to the conduct of the Business. To the Knowledge of Sellers, no current or former employee, consultant or independent contractor who was involved in, or contributed to, the creation or development of any material Owned Intellectual Property Rights has performed services for the government or a university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also involved in, or contributing to, the creation or development of any material Owned Intellectual Property Rights.

(k) The IT Assets included in the Purchased Assets operate and perform in a manner that permits Sellers to conduct the Business as currently conducted in all material respects. To the Knowledge of Sellers, no Person has gained unauthorized access to any of the IT Assets. Sellers have implemented reasonable backup technology with respect to the IT Assets.

(l) Sellers and their respective Affiliates have at all times with respect to the Business complied in all material respects with (i) Applicable Law relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of the Business and (ii) all rules, policies and procedures established by Sellers and their respective Affiliates with respect to the foregoing. No claims have been asserted or to the Knowledge of Sellers threatened in writing against a Seller or any of its Affiliates by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Applicable Law, rules, policies or procedures with respect to the Business. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not breach or otherwise cause any violation of any such Applicable Law, rules, policies or procedures.

(m) With respect to all personal and user information referred to in Section 4.18(l), Sellers and their respective Affiliates have at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that such information is protected against loss and unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of Sellers, there has been no unauthorized access to or other misuse of such information.

Section 4.19. Insurance Coverage. Seller Parent has furnished to Buyer Domestic a list of (a) all insurance policies and fidelity bonds relating to the Purchased Assets, the Business and/or any of the Business Employees (the “Current Policies”) that are currently in effect as of the date hereof, together with true and complete copies thereof, (b) all historic insurance policies and fidelity bonds relating to the Purchased Assets, the Business and/or any of the Business Employees (together with the Current Policies, the “Policies”) that (i) with respect to “liability” insurance policies, were effective anytime from January 1, 20*** to the date hereof and (ii) with respect to non-“liability” insurance policies, were effective any time from January 1, 20*** to the date hereof and (c) all claims paid and pending under such Policies as of the date hereof. Except as disclosed on Schedule 4.19, the full policy limits (subject to deductibles provided in such Policies) are available and unimpaired under each such Policy. No underwriter of any of the Policies has questioned, disclaimed, denied, disputed or reserved its rights, in each case in writing, with respect to a particular claim under any such Policy or such Policy itself. Sellers and their respective Affiliates have disclosed and declared promptly all material facts with respect to the Policies to the respective underwriters thereof. All premiums payable under the Policies have been timely paid and each Seller and its Affiliates have otherwise complied in all material respects with the terms and conditions of all such Policies. Each of the Policies is in full force and effect and, to the Knowledge of Sellers, there is no threatened termination of, premium increase with respect to, or material alteration of coverage under, any of the Current Policies.

Section 4.20. Licenses and Permits. Schedule 4.20 correctly describes each license, franchise, permit, certificate, registration, concession, order, decree or other similar authorization, other than the FDA Permits, required to permit Sellers to conduct the Business in all material respects as currently conducted, including Environmental Permits (the “Permits”), together with the name of the Governmental Authority issuing such Permit. The Permits are valid and in full force and effect, no Seller is in default under, and to the Knowledge of Sellers no condition exists that with notice or lapse of time or both would constitute a default under, the Permits (except for any such defaults that would not, individually or in the aggregate, reasonably be expected to (y) subject the Buyer Parties, taken as a whole, or the Business to any material liability or (z) adversely affect in any material respect the Buyer Parties’ ability to conduct the Business as presently conducted) and none of the Permits shall be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. To the Knowledge of Sellers, no written notice of (i) cancellation, default or any dispute concerning any Permit or (ii) any event, condition or state of facts described in the preceding sentence, has been received by the Seller or any of its Affiliates.

Section 4.21. Accounts Receivables; Inventories.

(a) All accounts receivable of the Sellers with respect to the Business have arisen from bona fide transactions by such parties in the ordinary course of the Business. All accounts receivable reflected in the Balance Sheet are owned by Sellers and, to the Knowledge of Sellers, are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Balance Sheet.

(b) As of the Closing, all Inventory (i) shall not be adulterated or misbranded under Applicable Laws or Regulatory Approvals at the time the same is tendered to the Buyer,

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

(ii) shall be manufactured, labeled and packaged in all material respects in accordance with the good manufacturing practices set forth in the Regulatory Approvals for the applicable Product and all other Applicable Laws including all Applicable Laws in effect at the time and place of manufacture of such Inventory, (iii) shall have been maintained in the ordinary course of business, (iv) shall be owned by Sellers free and clear of all Liens other than Permitted Liens, (v) shall be free from defects in processing, materials and workmanship, (vi) shall be in quantities sufficient for the normal operation of the Business in accordance with past practice for at least six months from the Closing Date, and (vii) shall be, in the case of finished goods, of a quality and quantity saleable in the ordinary course of business and, in the case of all other Inventories, of a quality and quantity useable in the ordinary course of business, in each case net of applicable reserves for obsolescence set forth on the books and records of Healthpoint.

(c) The Inventory set forth in the Balance Sheet was properly stated therein at the lesser of cost or fair market value determined in accordance with GAAP.

(d) No Inventory of this Business is held on consignment or otherwise by third parties.

(e) Since January 1, 20***, (i) no Seller nor any of its Affiliates has effected a price change with respect to any Product and (ii) no Product has been sold by Sellers or, to the Knowledge of Sellers, by any other Person acting as an agent of Sellers, in a manner that is inconsistent with Sellers’ normal sales channel practices at January 1, 20***.

Section 4.22. Finders’ Fees. Except for Banc of America Merrill Lynch and J.P. Morgan Securities LLC, whose fees and expenses shall be paid by Sellers, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of a Seller, any of their respective directors or officers or equityholders or any of their respective Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

Section 4.23. Employees.

(a) Schedule 4.23(a) sets forth, for each Business Employee on the date hereof, such employee’s name, employer, title, hire date, location, whether full- or part-time, whether active or on leave (and, if on leave, the nature of the leave and the expected return date), whether exempt or non-exempt, annual base salary or wage rate, accrued and unused vacation days, most recent annual bonus received, current annual bonus opportunity, whether such Business Employee is a Key Employee and whether such Business Employee, if working in the United States, has or will require a “green card” or other work authorization under Applicable Law in order to be employed by any of the Buyer Parties or their respective Affiliates. Schedule 4.23(a) separately sets forth, for each Service Provider on the date hereof other than a Business Employee, such Service Provider’s name, duties and rate of compensation. No Key Employee has indicated in writing to Sellers or any of their respective Affiliates that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

(b) Sellers and their respective Affiliates are, and have been since January 1, 20***, with respect to current or former Service Providers, in material compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, human rights, affirmative action, work authorization, immigration, work status, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes. There are no pending Actions (other than audits or investigations) with respect to any of the Business Employees, to the Knowledge of Sellers, there are no pending Actions consisting of audits or investigations with respect to any of the Business Employees and, to the Knowledge of Sellers, there are no threatened Actions with respect to any of the Business Employees, including, in each case, any labor or employment disputes or controversies or unfair labor practice charges, health or safety related charges or other Actions, or complaints with respect to any of the Business Employees.

(c) None of Sellers or any of their respective Affiliates is or has been a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement or other labor agreement with any union or labor organization that covers any of the Business Employees, and to the Knowledge of Sellers there is not and there has not been any activity or proceeding of any labor organization or employee group (or representative thereof) to organize any such employees. There are not and, since January 1, 20***, there have not been any (i) labor strikes, slowdowns or stoppages or written threats of the same against any of the Sellers or any of their respective Affiliates with respect to or affecting the Business; (ii) representation claims or petitions pending before the National Labor Relations Board or any foreign equivalent with respect to any of the Business Employees; or (iii) grievances or arbitration proceedings against any of the Sellers or any of their respective Affiliates arising out of or under any Collective Bargaining Agreement. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for Sellers to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(d) Within the past three years, none of Sellers nor their respective Affiliates have implemented any plant closing or layoff of Business Employees that could implicate WARN and none of Sellers or any of their respective Affiliates has taken any action that would reasonably be expected to cause Buyer Parties to have any liability or other obligation as of, or immediately following, the Closing Date under WARN.

(e) To the Knowledge of Sellers, no Business Employee is a party to any noncompetition agreement, Contract with a third party or any other obligations of any kind (and the Seller and any of its Affiliates has not received any written notice alleging that any employee is such party or so subject) that (i) prohibits or otherwise limits in any way (or purports to prohibit or limit in any way) any employee from performing his or her duties with respect to the Business, (ii) restricts or limits in any way the scope or type of work in which he or she may be engaged other than for the benefit of the Business or (iii) requires him or her to transfer, assign or disclose information concerning his or her work on behalf of Sellers or any of their Affiliates, as applicable, to any third party.

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Section 4.24. Employee Plans.

(a) Schedule 4.24(a) lists each Employee Plan. For each Employee Plan, Seller Parent has furnished to Buyer Domestic a copy of such plan (or a description, if such plan is not written) and all amendments thereto and, as applicable: (A) all trust agreements, insurance contracts or other funding arrangements and amendments thereto; (B) the current prospectus or summary plan description and all current summaries of material modifications; (C) the most recent favorable determination or opinion letter from the IRS; (D) all documents and correspondence relating thereto received from or provided to the U.S. Department of Labor, the PBGC, the IRS or any other Governmental Authority during the past three years relating to any material Action; (E) all current employee handbooks, manuals and policies; and (F) if such plan is an International Plan, documents that are substantially comparable (taking into account differences in Applicable Law and practices) to the documents required to be provided in clauses (A) through (E).

(b) Each Employee Plan has been maintained in material compliance with its terms and all Applicable Law, including ERISA and the Code, with respect to the Business Employees. There is no pending or, to the Knowledge of Sellers, threatened Action (to the Knowledge of Sellers with respect to audits and investigations) involving any Employee Plan (other than routine claims for benefits) that could become a claim against or a liability to a Buyer Party or any of its Affiliates (including Affiliates resulting from this transaction). No Action (to the Knowledge of Sellers with respect to investigations or audits) is pending or, to the Knowledge of Sellers, threatened against or under any Employee Plan with respect to the Business Employees before any court or arbitrator or any other Governmental Authority, including the IRS, the U.S. Department of Labor or the PBGC.

(c) No Business Employee has ever participated in any Employee Plan that is subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code or is otherwise a defined benefit plan including, without limitation, any Multiemployer Plan. No Controlled Group Liability has been imposed on a Seller or any of its Affiliates and no circumstances exist that could reasonably be expected to result in the imposition of Controlled Group Liability on a Buyer Party or any of its Affiliates at or after the Closing, in either case, as a result of such Seller or any of its Affiliates being a member of the Commonly Controlled Group prior to the Closing.

(d) Each Employee Plan that is a “Seller DC Plan” intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination from the IRS, and to the Knowledge of Sellers there is no reason why any such determination letter should be revoked or not be reissued. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Business, a Buyer Party or any of its Affiliates of any material excise Taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e) Each International Plan (i) has been maintained in all material respects in compliance with its terms and Applicable Law, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment and (iii) if intended to be funded or book-reserved, is fully funded or book-reserved, as applicable, based on reasonable actuarial assumptions. Healthpoint Curaçao entered into an Insurance Agreement Retirement Plan with Ennia Caribe Leven N.V. The Insurance Agreement Retirement Plan with Ennia Caribe Leven N.V. terminated as of June 30, 2012. In replacement of the Insurance Agreement Retirement Plan with Ennia Caribe Leven N.V., Healthpoint Curacao entered into a Defined Contribution Program Financing Agreement with VidaNova Pension Fund Foundation dated August 28, 2012. To the Sellers’ Knowledge, the above described agreement with VidaNova Pension Fund Foundation fully secures Healthpoint Curaçao’s commitments under the Healthpoint Curaçao Defined Contribution Pension Plan. Without limiting the foregoing, to the Sellers’ Knowledge the liability of Ennia Caribe Leven N.V., as insurer for the Healthpoint Curaçao Defined Contribution Pension Plan, shall be sufficient to provide for the projected benefit obligations, as of the Closing Date, with respect to all current and former participants in such plan, and no transaction contemplated by this Agreement shall cause such insurance obligations to be less than such projected benefit obligations as of the Closing Date.

(f) No Seller nor any of its Affiliates has any current or projected liability for, and no Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (other than coverage mandated by COBRA).

(g) With respect to each Employee Plan, all contributions, premiums and payments that are due have been made for such plan within the time periods prescribed by the terms of such plan and Applicable Law, and all contributions, premiums and payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under applicable accounting principles and have been properly reflected on the Balance Sheet. No events have occurred with respect to any Employee Plan that could result in payment or assessment by or against a Buyer Party or any of its Affiliates of any material excise Taxes or penalties.

(h) There has been no amendment to, written interpretation of or announcement (whether or not written) by a Seller or any of its Affiliates relating to, or change in employee participation or coverage under any Employee Plan that would increase the expense of maintaining such Employee Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(i) Except as set forth in Schedule 4.24(i) or as provided in Article 10, neither the execution of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby (either alone or together with any other event) will (i) entitle any current or former Service Provider to any payment or benefit, including any bonus, severance, retirement, job security or other payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any Employee Plan or (iii) limit or restrict the right of a Seller or any of its Affiliates or, after the Closing, any Buyer Party or any of its Affiliates, to merge, amend or terminate any Employee Plan.

(j) No Employee Plan or the payments thereunder could, individually or collectively, reasonably be expected to result in the payment of any amount that would not be deductible pursuant to Section 280G of the Code or result in an excise Tax imposed on any “disqualified individual” under Section 4999 of the Code. Seller Parent is a “small business corporation” (as defined in Section 1361(b) of the Code) and no facts or circumstances exist that could reasonably be expected to result in Seller Parent failing to qualify as a small business corporation prior to the Closing.

(k) With respect to any Business Employee who becomes a Transferred Employee, each Employee Plan subject to Section 409A or 457A of the Code, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Sections 409A and 457A of the Code, is in all material respects in documentary compliance with, and has been operated in material compliance with, all applicable requirements of Sections 409A and 457A of the Code.

(l) No Seller or any of its Affiliates has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including without limitation under Section 409A, 457A or 4999 of the Code which could reasonably be expected to become a liability of a Buyer Party or any of its Affiliates.

Section 4.25. Environmental Matters.

(a) In connection with or relating to the Purchased Assets, the Business (as conducted at any time on or prior to the Closing Date), or the Real Property, no written notice, notification, demand, request for information, citation, summons or order has been received, to the Knowledge of Sellers no complaint has been filed, no penalty has been assessed and no Action is pending (to the Knowledge of Sellers with respect to audits and investigations) or, to the Knowledge of Sellers, threatened by any Person relating to or arising out of any Environmental Law or Hazardous Substance Activities.

(b) To the Knowledge of Sellers, there are no material liabilities or obligations arising in connection with or relating to the Purchased Assets, Business, or Real Property of any kind whatsoever, whether known, unknown, fixed, matured, unmatured, accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or Hazardous Substance Activities.

(c) No Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, to, from, in, on or under any property, by a Seller or any of its Affiliates in connection with the Purchased Assets or the Business (as conducted at any time on or prior to the Closing Date) in violation in any material respect of any applicable Environmental Law or that would reasonably be expected to give rise to a material liability.

(d) No Real Property, no property now or previously owned, leased or operated by a Seller or any of its Affiliates (in connection with the Purchased Assets or the Business), no property at which Hazardous Substances are located as a result of the use of any Purchased Asset or Real Property or for which a Seller or any of its Affiliates is actually or allegedly responsible, nor any property to which the Business has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances, is listed or, to the Knowledge of Sellers, is proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup.

(e) Each of the Purchased Assets, the Business, the Real Property and, in connection with the Purchased Assets or the Business (as conducted at any time on or prior to the Closing Date), each Seller and its Affiliates, is and since January 1, 20*** has been in compliance in all material respects with all Environmental Laws and since January 1, 20*** has been and is in compliance in all material respects with all Environmental Permits; such Environmental Permits are valid and in full force and effect and, assuming the related Required Consents and Other Consents have been obtained prior to the Closing Date, are transferable and, to the Knowledge of Sellers, none of the Environmental Permits shall be terminated or become terminable, in whole or in part, as a result of the transactions contemplated hereby or by the other Transaction Documents.

(f) There has been no environmental investigation, study, audit, test, review or other analysis conducted since January 1, 20*** that is in the possession, custody or control of a Seller or any of its Affiliates in relation to the Business (as conducted at any time on or prior to the Closing Date) or any Purchased Asset or Real Property or any other property or facility now or previously owned, leased or operated in connection with the Purchased Assets, Business or any Person or business which is, in whole or in part, a predecessor of the Business, which has not been made available to Buyer Domestic.

(g) None of the Purchased Assets or the Real Property is located in New Jersey or Connecticut.

(h) For the purposes of this Section (other than clause (f)), the terms “Seller”, and “Business” shall each include any Person or business which is, in whole or in part, a predecessor thereof.

Section 4.26. Related Party Transactions. No Seller, any of their respective Affiliates or any of their respective members, equityholders, officers or directors or, to the Knowledge of Sellers, their respective Immediate Families (each officer or director and their respective Immediate Families a “Related Party”) controls or is a director or executive officer of any Person that is a material customer, supplier, lessor, lessee, debtor, creditor or competitor of the Business. To the extent relating to the Business, no Seller or any of their respective Affiliates has made any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any Person of which any Related Party of a Seller or any of their respective Affiliates is an officer or director or otherwise holds a greater than five percent (5%) financial interest in (except stock holdings solely for investment purposes in securities of publicly held and traded companies). No Related Party of any Seller or any of its Affiliates (other than a member of the Principal Seller Group) (a) owes any money to a Seller or any of their respective Affiliates as it relates to the Business or (b) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Business, including any Purchased Asset.

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Section 4.27. Foreign Corrupt Payments. No Seller, any of their respective Affiliates or any director or officer of a Seller, any of their respective Affiliates, or, to the Knowledge of Sellers, any employee, distributor, dealer, consultant, agent or other Person acting for or on behalf of a Seller or any of their respective Affiliates has taken any action that would result in a violation by such Persons of the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff) (the “FCPA”), The Bribery Act of 2010 of the United Kingdom (the “UK Bribery Act”), or any other applicable anti-corruption law, including: (a) by making use of the mails or any means or instrumentality of interstate commerce in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office to secure official action, or to any person (whether or not a foreign official) to influence that person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”) or to reward the person for acting improperly, in contravention of the FCPA or the UK Bribery Act or any other applicable anti-corruption law or (b) by requesting, agreeing to receive or accepting a financial or other advantage intending that, as a consequence, anyone’s work duties will be performed improperly, or as a reward for anyone’s past improper performance. Each Seller and each of their respective Affiliates have conducted their respective businesses in compliance in all material respects with all applicable anti-corruption laws, including the FCPA and, since its enactment, the UK Bribery Act.

Section 4.28. Customers and Suppliers. Schedule 4.28(a) sets forth a list of names of (i) the ten largest Federal Healthcare Program customers of the Business, (ii) the ten largest commercial insurer customers of the Business, (iii) the ten largest group purchasing customers of the Business, (iv) the ten largest hospital customers of the Business and (v) the five largest pharmacy customers (including closed-door pharmacies) of the Business (in each case measured by dollar volume of purchases or sales) during the year ended December 31, 20*** and the period from January 1, 20*** through June 30, 20*** and Schedule 4.28(b) sets forth a list of names of the ten largest suppliers of the Business (measured by dollar volume of purchases or sales) during such periods. Except as set forth in Schedule 4.28, there exists no actual or to the Knowledge of Sellers threatened in writing termination, cancellation or limitation of, or any materially adverse modification or change in, the business relationship of Sellers with any customer or group of customers listed in Schedule 4.28(a), or with any supplier or group of suppliers listed in Schedule 4.28(b).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES

The Buyer Parties represent and warrant to Sellers as of the date hereof and as of the Closing Date that:

Section 5.01. Existence and Power. Each Buyer Party is a Person duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate or limited liability company, as applicable, powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each Buyer Party is duly qualified to do business as a foreign entity and is in good

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to adversely affect in any material respect the ability of any Buyer Party to consummate, or otherwise materially delay the consummation of, the transactions contemplated pursuant to this Agreement or the other Transaction Documents to which it is or will be a party.

Section 5.02. Authorization. The execution, delivery and performance by each Buyer Party of this Agreement and the other Transaction Documents to which it is or will be a party, and each of the other documents and instruments to be executed and delivered by such Buyer Party pursuant hereto and thereto are, or shall be, as the case may be, within such Buyer Party’s corporate or limited liability company, as applicable, powers and have been duly authorized by all necessary corporate or limited liability company, as applicable, action on the part of such Buyer Party, which authorizations Buyer Domestic has heretofore delivered evidence of to Seller Parent. This Agreement and each of the other Transaction Documents to which a Buyer Party is or will be a party, and each of the other documents and instruments to be executed and delivered by such Buyer Party pursuant hereto and thereto constitute, or shall constitute, as the case may be, a valid and binding agreement of such Buyer Party enforceable against such Buyer Party in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity)).

Section 5.03. Governmental Authorization. The execution, delivery and performance by each Buyer Party of this Agreement and the other Transaction Documents to which it is or will be a party, and each of the other documents and instruments to be executed and delivered by such Buyer Party pursuant hereto and thereto, and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than (x) compliance with any applicable requirements of (a) the HSR Act and (b) any Applicable Law or Governmental Authority necessary for the transfer of the Regulatory Approvals contemplated hereby, including (i) the entire drug master file, BLA and IND for each of Santyl, Regranex and the Product Candidate, as applicable, and (ii) the items listed on Schedule 4.20 and (y) any notice, declaration or filing with, or consent or approval of, any Governmental Authority where the failure to notify, declare, file or obtain the consent or approval thereof would not, individually or in the aggregate, reasonably be expected to adversely affect in any material respect the ability of any Buyer Party to perform its obligations under this Agreement or the other Transaction Documents or consummate, or otherwise materially delay the consummation of, the transactions contemplated hereby and thereby.

Section 5.04. Noncontravention. The execution, delivery and performance by each Buyer Party of this Agreement and the other Transaction Documents to which it is or will be a party, and each of the other documents and instruments to be executed and delivered by such Buyer Party pursuant hereto and thereto, and the consummation of the transactions contemplated hereby and thereby do not and shall not (a) violate the certificate of incorporation, bylaws, limited partnership agreement or any similar organizational documents of such Buyer Party, (b) assuming compliance with the filings and notices to Governmental Authorities referred to in Section 5.03, violate any Applicable Law or (c) constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Buyer Party or to a loss of any benefit to which such Buyer Party is entitled under any provision of any agreement or other instrument binding upon such Buyer Party, except in the case of clause (c) for any violation or default that would not, individually or in the aggregate, reasonably be expected to adversely affect in any material respect the ability of any Buyer Party to perform its obligations under this Agreement or the other Transaction Documents or consummate, or otherwise materially delay the consummation of, the transactions contemplated hereby and thereby.

Section 5.05. Financing. The Buyer Parties have, or shall have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable them to make payment of the Purchase Price and any other amounts to be paid by them hereunder and under the other Transaction Documents.

Section 5.06. Litigation and Governmental Orders. There is no Action (to the Knowledge of the Buyer Parties with respect to audits and investigations) pending and, to the Knowledge of the Buyer Parties, there is no Action threatened against any Buyer Party which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the other Transaction Documents. The Buyer Parties are not subject to any Governmental Order which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the other Transaction Documents.

Section 5.07. Finders’ Fees. Except for Deutsche Bank Securities Inc., whose fees and expenses shall be paid by a Buyer Party, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of a Buyer Party, any of their respective directors or officers or equityholders or any of their respective Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE 6

COVENANTS OF SELLERS

Sellers agree that:

Section 6.01. Conduct of the Business. From the date hereof until the Closing Date (or the earlier termination of this Agreement pursuant to Section 13.01), except as set forth in Schedule 6.01, as expressly contemplated by this Agreement or the other Transaction Documents, as required by Applicable Law or a Governmental Authority or as consented to in writing by Buyer Domestic, each Seller shall, and shall cause its Affiliates to, cause the Business to be conducted in the ordinary course consistent with past practice and use its commercially reasonable efforts, subject to the limitations set forth in this Agreement, to (i) preserve intact the present business organization of the Business, (ii) maintain in effect all foreign, federal, state and local Permits, FDA Permits and Regulatory Approvals of the Business, (iii) keep available the services of the directors, officers and other management employees of the Business, (iv) maintain satisfactory relationships with the customers, lenders, suppliers, distributors, purchasers of Product and others having material business relationships with the Business, (v) continue the capital expenditure projects set forth on Schedule 6.01(a) in accordance in all material respects with the treatment of such projects in Healthpoint’s capital budget for the applicable fiscal year, and (vi) if and to the extent reasonably requested by Buyer Domestic, pursue, in such manner as may be reasonably directed by Buyer Domestic, any on-going variations, amendments and renewals of the Regulatory Approvals that are pending as of the date hereof and shall not withdraw them. Without limiting the generality of the foregoing, except as set forth in Schedule 6.01, as expressly contemplated by this Agreement or the other Transaction Documents, as required by Applicable Law or a Governmental Authority or as consented to in writing by Buyer Domestic, each Seller shall not, and shall cause its Affiliates not to:

(a) incur any capital expenditures with respect to the Business, except for (i) those expenditures provided for in the capital budget set forth on Schedule 6.01(a) and (ii) any unbudgeted capital expenditures not to exceed $*** individually or $*** in the aggregate;

(b) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses for the conduct of the Business, other than supplies, equipment and Inventory in the ordinary course of business in a manner that is consistent with past practice;

(c) sell, lease, license, sublicense, or otherwise transfer (including by way of dividend or distribution) or grant any rights with respect to, abandon, allow to lapse or otherwise forfeit any material rights with respect to, or create or incur any Lien (other than Permitted Liens) on, any Purchased Assets, other than (i) sales of Inventory in the ordinary course of business consistent with past practice, (ii) sales of obsolete equipment in the ordinary course of business consistent with past practice and (iii) as expressly required by the terms of any Contract in effect as of the date of this Agreement;

(d) intentionally stuff the distribution channels of any Product in anticipation or contemplation of the transactions contemplated by this Agreement or the other Transaction Documents;

(e) intentionally encourage customers of the Business to return any Product outside of the ordinary course of business consistent with past practice;

(f) other than in connection with actions permitted by Section 6.01(a) or Section 6.01(b), make any loans, advances or capital contributions to, or investments in, any other Person with respect to the Business, other than in the ordinary course of business consistent with past practice;

(g) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness with respect to the Business or guarantees thereof, in each case other than in the ordinary course of business in a manner that is consistent with past practice;

(h) (i) enter into any Contract that would constitute a Material Contract if it had been entered into as of the date hereof, (ii) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

with their terms) any existing Material Contract or any Contract that if in effect as of the date hereof would have been a Material Contract or (iii) otherwise waive, release or assign any material rights, claims or benefits of the Business;

(i) fail to make any filing, pay any fee, or take any other action necessary to maintain the ownership, validity and enforceability of any material Business Intellectual Property Right;

(j) (i) grant or increase any severance or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with any current or former Service Provider, (ii) increase the compensation or benefits provided to any current or former Service Provider (other than (w) as required by the terms of any Employee Plan, (x) as required by Applicable Law, (y) increases in base salary that do not, in the aggregate, exceed $*** on an annualized basis or (z) as expressly provided in this Agreement), (iii) establish, adopt, enter into or, except as required by Applicable Law or the terms of any Employee Plan or Collective Bargaining Agreement, amend any Employee Plan or Collective Bargaining Agreement, (iv) hire or engage any Service Providers other than to the extent necessary to maintain the ordinary course operation of the Business, (v) change primary work location or assigned territory for any Service Provider, (vi) offer relocation benefits, (vii) terminate the employment of any Key Employee other than for cause (as defined in Schedule 6.01(j)) or knowingly take any action or omit to take any action that would reasonably be expected to provide a basis for any Business Employee to terminate his or her employment for Good Reason (as such term is defined in any applicable employment, change in control, severance or similar agreement, plan or policy applicable to such Business Employee) or (viii) take or omit to take any action with respect to any Service Provider that would create liabilities or obligations of any kind on the part of any Seller or any of the Buyer Parties or any of their respective Affiliates under the WARN Act (without giving effect to the termination of employment of any Service Provider by the Buyer Parties after the Closing);

(k) change in any material respect (i) a Seller’s normal accounting practices and policies, including those relating to the collection of accounts receivable, the payment of accounts payable or other similar liabilities of the Business or (ii) the application of such policies;

(l) fail to replenish Inventories or supplies in the ordinary course of business;

(m) enter into any Contract or transaction with any Related Party of a Seller with respect to the Business, except in the ordinary course of business as expressly required by the terms of any Related Party Agreement in effect as of the date hereof;

(n) make any material change in any method of accounting or accounting practice by a Seller or any of its Affiliates with respect to the Business, except as required by concurrent changes in GAAP as agreed to by its independent public accountants;

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

(o) commence, settle, or offer or propose to settle, (i) any litigation, investigation, arbitration or proceeding or any other Action involving or against the Business that is not an Excluded Liability, (ii) any False Claims Act Litigation (other than (x) the execution and delivery of the FCA Settlement Agreement and (y) following the execution and delivery of the FCA Settlement Agreement, a settlement with any state that was not party to the FCA Settlement Agreement at the time of execution) or (iii) any litigation, arbitration, proceeding or dispute that relates to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby;

(p) offer or propose to settle any litigation, investigation, arbitration or proceeding or any other Action that could reasonably be expected to (i) permit any order, injunction or other equitable relief to be entered, directly or indirectly, against any Seller, the Business or any Purchased Asset or (ii) materially detract from the value of the Business or the Purchased Assets or materially interfere with any present use of the Business or the Purchased Assets;

(q) solely with respect to each Seller, amend (i) its certificate of incorporation, bylaws or any similar organizational document (whether by merger, consolidation or otherwise) or (ii) any shareholders agreement or similar agreement that is binding upon it and its equity holders if the effect of such amendment would be to adversely affect or delay in any material respect the ability of the Sellers to consummate the transactions contemplated hereby;

(r) knowingly take any action or omit to take any action that would materially impact coverage under the Policies;

(s) knowingly take any action or knowingly omit to take any action that is reasonably likely to result in any of the conditions to Closing set forth in Sections 11.01 or 11.02 not being satisfied (other than the taking of any action required to be taken under Applicable Law or the omission of any action prohibited by Applicable Law); or

(t) agree, resolve or commit to do any of the foregoing.

Buyer Domestic shall respond with reasonable promptness to any and all written requests by Seller Parent for consent(s) for any Seller or any of its Affiliates to take any of the actions specified in this Section 6.01, no such requested consent shall be unreasonably withheld, conditioned or delayed and any such consent will act to prevent any action so approved from being deemed a breach of any representation or warranty or covenant of the Sellers set forth in this Agreement.

Nothing contained in this Agreement shall give the Buyer Parties, directly or indirectly, the right to control or direct the operations of the Sellers or the Business prior to the Closing Date. Prior to the Closing Date, the Sellers and their Affiliates shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

Section 6.02. Access to Information; Confidentiality.

(a) From the date hereof until the Closing Date (or the earlier termination of this Agreement pursuant to Section 13.01), each Seller shall, and shall cause its Affiliates to, (i) give each Buyer Party, its counsel, financial advisors, consultants, auditors and other authorized representatives full access to the offices, properties, books and records of such Seller and its Affiliates relating to the Business, Purchased Assets, Business Employees and Real Property (at reasonable times and upon reasonable notice, but excluding any soil or groundwater testing of any Real Property), (ii) furnish to each Buyer Party, its counsel, financial advisors, consultants, auditors and other authorized representatives such financial and operating data and other information relating to the Business, Purchased Assets and Real Property as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of such Seller and its Affiliates to cooperate with each Buyer Party in its investigation of the Business, Purchased Assets and Real Property. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Sellers and their respective Affiliates and shall not require a Seller or any of its Affiliates to permit access to any privileged information or where permitting such access would contravene any Applicable Law.

(b) After the Closing, each Seller shall hold, and shall cause its Affiliates to hold, and each shall use its commercially reasonable efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Applicable Law, all confidential documents and information concerning the Business, Purchased Assets and Real Property, except to the extent that such information can be shown to have been in the public domain through no fault of a Seller or its Affiliates. The obligation of each Seller and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

(c) On and after the Closing Date, subject to Section 7.01, each Seller shall, and shall cause its Affiliates to, afford promptly to each Buyer Party and its Affiliates and agents reasonable access, upon reasonable prior notice, to its books of account, financial and other records, information, employees and auditors, and shall request that its independent accountant furnish its workpapers to Buyer Domestic (upon execution of customary access letters), in each case to the extent necessary or useful for a Buyer Party or any of its Affiliates in connection with any audit, investigation, dispute or litigation (other than a dispute or litigation between Sellers and/or their Affiliates and the Buyer Parties) or any other reasonable business purposes relating to the Business, Purchased Assets and Real Property (subject to providing such assurances, releases, indemnities or other agreements as accountants may customarily require in such circumstances); provided that any such access by a Buyer Party or any of its Affiliates shall not unreasonably interfere with the conduct of the business of Sellers and their respective Affiliates and shall not require a Seller or any of its Affiliates to permit access to any privileged information or where permitting such access would contravene any Applicable Law. Buyer Domestic shall bear all of the out-of-pocket costs and expenses (excluding reimbursement of general overhead, salaries and employee benefits) reasonably incurred in connection with the exercise of the foregoing rights under this Section by a Buyer Party or any of its Affiliates.

(d) Each Seller shall, and shall cause its Affiliates to, maintain the books and records retained by it and relating to the Business, Purchased Assets and Real Property for at least five years after which such Seller shall have the right to destroy such books and records in its sole discretion, subject to the requirements of Applicable Law; provided that such Seller shall give Buyer Domestic advance written notice of any such proposed destruction and shall provide Buyer Domestic with a reasonable opportunity to request and take delivery of any such books and records.

Section 6.03. Certain Insurance Matters.

(a) Prior to the Closing, each Seller shall, and shall cause its Affiliates to, maintain the Current Policies without any amendment or modification thereto that would be adverse, in any material respect, to the Business, or any Purchased Asset; provided that to the extent any Current Policy would expire prior to the Closing, each Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause such Current Policy to be extended or renewed by the existing carrier or replaced by a policy or bond providing substantially similar insurance coverage by an underwriter or underwriters rated by A.M. Best Company, Inc. as having a financial strength rating of at least “A- VII”. With respect to any loss, liability or damage relating to, resulting from or arising out of the conduct of the Business prior to the Closing which is an Assumed Liability, for which a Seller or any of its Affiliates would be entitled to assert, or cause any other Person to assert, a claim for recovery under any Policy, Seller Parent shall (i) at the request of Buyer Domestic, use its commercially reasonable efforts to assert, or cause to be asserted, one or more claims under such Policy covering such loss, liability or damage and, subject to the consummation of the Closing, pay all amounts received in respect of such claims (net of the cost and expenses incurred in obtaining such recovery) to Buyer Domestic, (ii) furnish, or cause to be furnished, to Buyer Domestic all records, information and testimony relating to such claim that are received or produced by Seller Parent or any of its Affiliates and (iii) consult with, and shall cause its Affiliates to consult with, Buyer Domestic prior to any negotiation of or proposal with respect to any claim settlement; provided that with respect to any claims related to products liability, Seller Parent shall obtain the prior written consent of Buyer Domestic (such consent not to be unreasonably withheld, conditioned or delayed) before Seller Parent or any of its Affiliates enters into any settlement with respect thereto if such settlement would reasonably be expected to prohibit or limit the ability of any Buyer Party or its successors or assigns to market, sell or distribute any Product or to operate the Business, it being understood that a settlement that results solely in a monetary payment by Sellers shall not require the consent of Buyer Domestic. For the avoidance of doubt, the parties hereto agree that all proceeds (net of the cost and expenses incurred in obtaining such recovery) received by a Seller or any of its Affiliates from Policies in respect of Assumed Liabilities or for damages to any Purchased Asset occurring prior to the Closing where neither the Sellers nor any of their Affiliates paid for repair of the damaged Purchased Asset, shall constitute Purchased Assets. No more than ten Business Days and no less than two Business Days prior to the Closing, Seller Parent shall furnish to Buyer Domestic a list of all claims pending under the Policies as of such time and whether such claim constitutes a Purchased Asset.

(b) In the event that Healthpoint and Seller Parent are liquidated or otherwise dissolved prior to the third anniversary of the Closing Date, Seller Parent shall, at its expense, obtain “extended reporting” coverage under its Current Policy for products liability claims and maintain such “extended reporting” coverage for at least seven years following the Closing. Seller Parent shall cause Buyer Domestic to be granted “additional insured” rights under any products’ liability insurance policy maintained by it and any such extended reporting coverage policy obtained by it, which rights shall entitle Buyer Domestic to directly assert claims for recovery under such coverage with respect to any product liability claims arising from the sale of Products prior to the Closing.

Section 6.04. Notices of Certain Events. Seller Parent shall promptly notify Buyer Domestic of:

(a) any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the other Transaction Documents;

(b) any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the other Transaction Documents;

(c) any actions, suits, claims or proceedings or, to its Knowledge, any investigations, commenced or, to its Knowledge, threatened against a Seller, any of its Affiliates, the Purchased Assets or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article 4 or that relate to the consummation of the transactions contemplated by this Agreement or the other Transaction Documents;

(d) the damage or destruction by fire or other casualty of any material Purchased Asset or part thereof or in the event that any material Purchased Asset or part thereof becomes the subject of any proceeding or, to the Knowledge of Sellers, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action;

(e) any material developments related to or arising out of any False Claims Act Litigation, the *** Litigation, the Pending Regulatory Reviews or any material Regulatory Approval, including in each case where applicable (i) any proposed settlements thereof, (ii) any responses to such proposals and (iii) any other non-privileged communications related thereto;

(f) any notice from any Governmental Authority of any material noncompliance with any Regulatory Approval or any other Applicable Law relating to the manufacture, distribution or sale of Products by any Seller, any Affiliate of any Seller or any Collaborative Partner that manufactures Products for any Seller; and

(g) any breach of a representation or warranty of a Seller in this Agreement or failure of a Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in any such case, which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of the Buyer Parties to effect the transactions contemplated by this Agreement not to be satisfied;

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

provided, however, that the delivery of any notice pursuant to this Section 6.04 shall not limit or otherwise affect the remedies available hereunder to the Buyer Parties.

From time to time, but no later than five Business Days prior to the Closing Date, Seller Parent may amend, modify, update or supplement the Seller Disclosure Schedule relating to any representation or warranty contained in Article 4 or Article 9 with respect to any matter that, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described on such Schedule or that is necessary to complete or correct any information in any representation or warranty contained in Article 4 or Article 9 (any such amendment, modification, update or supplement, a “Schedule Supplement”); it being understood that any such Schedule Supplement shall be for informational purposes only and shall not be deemed to update the Seller Disclosure Schedule or cure any breach of any representation, warranty, covenant or other agreement for any purpose under this Agreement or to prejudice any right of any Buyer Party under this Agreement, including the right to seek indemnification pursuant to Article 12 and the right to assert that a condition to Closing set forth in Section  11.02(a) has not been satisfied.

Section 6.05. Cooperation Regarding Release of Liens.

(a) Each Seller shall, and shall cause its Affiliates to, provide all assistance reasonably requested by any Buyer Party in connection with obtaining, effective at or as soon as possible following the Closing, appropriate termination statements under the Uniform Commercial Code (or equivalent documents pursuant to Applicable Law), payoff letters and other instruments, in connection with the release of any security interests or other Liens (other than Permitted Liens) against or relating to any of the Purchased Assets.

(b) At or prior to the Closing, Sellers shall cause the full release of any Liens (other than Permitted Liens) granted on the Purchased Assets.

Section 6.06. Intercompany Matters. At or prior to the Closing, each Seller shall, and shall cause its Affiliates to pay, settle, release, cancel or otherwise terminate all Intercompany Accounts effective at or prior to the Closing. Notwithstanding anything to the contrary in this Agreement, any liability (including any Tax liability) that results from the actions described in the preceding sentence shall be an Excluded Liability. Except for the Transaction Documents, all intercompany Contracts solely between or among a Seller and its Affiliates relating to the Business, shall, in each case, be terminated immediately prior to the Closing without any further liability or obligation on the part of any party thereto. All intercompany Contracts described in the preceding sentence (other than the Transaction Documents) are set forth on Schedule 6.06.

Section 6.07. Fort Worth Facility.

(a) Each Seller shall, and shall cause its Affiliates to, provide the Buyer Parties and their surveyors such access to the Fort Worth Facility as is necessary for the preparation of the Fort Worth Facility Survey.

(b) Each Seller shall, and shall cause its Affiliates to, execute and deliver customary closing documentation and use commercially reasonable efforts to take other customary actions as reasonably requested by Buyer Domestic or the title company to close the transfer of the Fort Worth Facility and facilitate the issuance of the Fort Worth Title Insurance Policy.

Section 6.08. Non-Competition.

(a) In order that the Buyer Parties may have and enjoy the full benefit of the Business and the Purchased Assets and as an inducement to the Buyer Parties to enter into this Agreement and the other Transaction Documents (without which inducement the Buyer Parties would not have entered into such agreements), from the Closing Date until the *** anniversary thereof (the “Restricted Period”), each Seller agrees not to, and agrees to cause each of its Affiliates not to, directly or indirectly, in the United States or elsewhere, on such Person’s own behalf or on the behalf of another (including as a shareholder, member, partner, joint venturer or investor of another Person):

(i) engage in, control, advise, manage, serve as a director, officer or employee of, act as a consultant to or contractor or other agent for, receive any economic benefit from or exert any influence upon, any business that develops, commercializes, manufactures, markets, distributes or sells *** products (including any business that markets products that compete with the Products) (the “Restricted Business”);

(ii) invest or own any interest publicly or privately in any Person engaged in the Restricted Business; or

(iii) hire, employ, engage or solicit for employment or services (either on a full time or part time basis, or in a consultancy or other non-employee role) any Service Provider or encourage or induce any such individual to leave his or her employment or consultancy relationship with any Buyer Party or any of its Affiliates; provided that a Seller may hire, employ or engage any Service Provider whose employment has been terminated by the applicable Buyer Party.

(b) The restrictions imposed by Section 6.08(a)(i) and (ii) shall not apply to:

(i) for so long as Sellers and their Affiliates do not, either individually or collectively, directly or indirectly control (whether through majority ownership of voting securities, majority representation on the board of directors or other analogous governing body or otherwise having the ability to direct the operations of such Person by contract or otherwise) *** or any successor thereto, participating in the activities and operations of *** and any successor thereto (including ownership of equity interests in, or service as, or the designation of persons to serve as, directors of, *** and its subsidiaries and any successors thereto by any Seller or its Affiliates);

(ii) the ownership of capital stock or other equity interests by a Seller of any Person whose securities are listed on a national securities exchange so long as (A) such Seller, together with its Affiliates, and any member of a group in which such Seller or any of its Affiliates is a party, do not own more than 5% of the outstanding voting power of such Person and (B) such capital stock or other equity interests of such Person are held solely as a passive investment;

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

(iii) the fulfillment by any Seller or any of its Affiliates of its obligations under the Transition Services Agreement; or

(iv) the performance by ***. or its subsidiaries of contract development work for third parties, either (A) outside of the field of *** or (B) solely with respect to products and technologies involving large molecules in plant cell fermentation within the field of ***, and specifically excluding ***.

(c) Each Seller (on its own behalf and on behalf of its Affiliates) acknowledges that the restrictions contained in this Section 6.08 are reasonable and necessary to protect the legitimate interests of the Buyer Parties and constitute a material inducement to the Buyer Parties to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. Each Seller (on its own behalf and on behalf of its Affiliates) acknowledges that any violation of this Section 6.08 shall result in irreparable injury to the Buyer Parties and agrees that the Buyer Parties shall be entitled to seek specific performance of this Section 6.08 pursuant to Section 14.13. Without limiting the generality of the foregoing, the Restricted Period applicable to any Seller and its Affiliates shall be extended for an additional period equal to any period during which such Seller or any of its Affiliates is found by a court of competent jurisdiction to be in breach of the obligations under this Section 6.08.

(d) If any provision contained in this Section 6.08 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 6.08, but this Section 6.08 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained in this Section 6.08 is held to cover a geographic area or to be for a length of time that is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall (to the maximum extent permitted by Applicable Law) not be construed to be null, void and of no effect, but instead shall be construed and interpreted or reformed to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under Applicable Law.

Section 6.09. Post-Closing Payments on Purchased Assets. From and after Closing, each Seller shall promptly pay over to the applicable Buyer Party any amounts received by such Seller or any of its Affiliates in respect of the Purchased Assets or in respect of which any Buyer Party is otherwise entitled to under this Agreement or the other Transaction Documents, including any amounts received in respect of accounts receivable included in the Purchased Assets or in respect of any Inventory sold by the Business after Closing.

Section 6.10. FDA Letters.

(a) Each Seller shall, and shall cause its Affiliates to, cooperate with each Buyer Party and provide all assistance and information reasonably requested by any Buyer Party

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

in connection with the preparation and submission of the Buyer FDA Letter, the Seller FDA Letter and all other approvals, consents, registrations, Permits, FDA Permits, authorizations and other confirmations required to be obtained from any Governmental Authority that are necessary to transfer the Regulatory Approvals contemplated by Section 2.01(i). The costs of relabeling Product would be for Buyer’s account.

(b) Each Seller shall cause each signatory to the Seller FDA Letter to duly execute the Seller FDA Letter at or prior to the Closing.

Section 6.11. License to Buyer Parties. Each Seller, on behalf of itself and its Affiliates, hereby grants to the Buyer Parties and their respective Affiliates a perpetual, irrevocable, non-exclusive, fully transferable, fully sublicensable, royalty-free, fully paid-up, worldwide license to (a) any and all Business Intellectual Property Rights not included in the Purchased Assets and (b) any and all other Intellectual Property Rights owned or licensable by any Seller or any of its Affiliates and related to the Business (including any Intellectual Property Rights included in the Excluded Assets), in each case for any manner of use or exploitation whatsoever.

Section 6.12. Pending Regulatory Review Liabilities. In the event that Buyer Domestic incurs any Damages arising from or in connection with circumstances or developments relating to the Pending Regulatory Reviews or the subject matter thereof, including those associated with related product replacement or recall or migration to other sources for any Santyl components if deemed to be necessary by Buyer Domestic in its reasonable judgment, that exist or occur during the period prior to the earlier of (a) *** months after the Closing Date or (b) the date the matters described in the definition of “Pending Regulatory Reviews” are finally resolved, the Sellers shall indemnify the Buyer Parties for any such Damages, up to a maximum of $***; provided, however, that with respect to the matters described in clause (ii) of the definition of “Pending Regulatory Reviews”, Damages to be indemnified hereunder shall not include any costs or expenses associated with the current investigation and proposed activities pertaining to the *** issue and any related activities as described in Schedule 6.12 (the “ *** white paper”) as well any regulatory actions resulting from the actions or inactions of Buyer Parties after the Closing Date. Such funds shall be released from the Escrow Account within five Business Days following delivery to Seller Parent of documentation reasonably satisfactory to Seller Parent detailing the Buyer Parties’ Damages. The parties hereto agree that except as provided in this Section 6.12, the Sellers shall have no liability to the Buyer Parties for any Damages arising out of the Pending Regulatory Reviews.

Section 6.13. Name Change. Promptly following the Closing, and in any event no later than 15 days following the Closing Date, Healthpoint shall, and shall cause its applicable Affiliates to, change their respective entity names to a name that does not contain (and that is not confusingly similar to) the names “Healthpoint.” and “Healthpoint Biotherapeutics”. From and after the Closing, Sellers shall not, directly or indirectly, use and shall not license or authorize any third party to use any name, slogan, logo or trademark which is similar or deceptively similar to any of the trademarks or any other name used in connection with the Business.

Section 6.14. ***

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

ARTICLE 7

COVENANTS OF THE BUYER PARTIES

The Buyer Parties agree that:

Section 7.01. Confidentiality. Prior to the Closing Date and after any termination of this Agreement, the Buyer Parties and their respective Affiliates shall comply with that certain Confidentiality and Non-Disclosure Agreement, dated December 7, 2010, between Buyer Domestic and Healthpoint (the “Confidentiality Agreement”).

Section 7.02. Access. Subject to each Seller’s compliance with its obligations under Section 6.02, on and after the Closing Date through the sixth anniversary of the Closing Date, upon request, each Buyer Party shall, and shall cause its Affiliates to, afford each Seller and its agents reasonable access to its properties, books, records and employees to the extent necessary or useful for a Seller in connection with any audit, investigation, dispute or litigation (other than a dispute or litigation between Sellers and/or their Affiliates and the Buyer Parties) relating to any period ending on or before the Closing Date; provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of any Buyer Party or any of its Affiliates and shall not require a Buyer Party or any of its Affiliates to permit access to any privileged information or where permitting such access would contravene any Applicable Law. Seller Parent shall bear all of the out-of-pocket costs and expenses (excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the exercise of the foregoing rights under this Section by a Seller or any of its Affiliates.

Section 7.03. Notices of Certain Events. Buyer Domestic shall promptly notify Seller Parent of:

(a) any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the other Transaction Documents;

(b) any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the other Transaction Documents; and

(c) any breach of a representation or warranty of a Buyer Party in this Agreement or failure of a Buyer Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in any such case, which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of the Sellers to effect the transactions contemplated by this Agreement not to be satisfied;

provided, however, that the delivery of any notice pursuant to this Section 7.03 shall not limit or otherwise affect the remedies available hereunder to the Sellers.

Section 7.04. Post-Closing Payments on Excluded Assets. From and after Closing, each Buyer Party shall promptly pay over to the applicable Seller any amounts received by such Buyer Party or any of its Affiliates in respect of the Excluded Assets or in respect of which any Seller is otherwise entitled to under this Agreement or the other Transaction Documents.

Section 7.05. Survey and Title Insurance. Buyer Domestic shall, at its sole cost and expense (but without derogating from Sellers’ representations and warranties and covenants under this Agreement), use its commercially reasonable efforts to obtain, as soon as possible, the Fort Worth Facility Survey and the Fort Worth Facility Title Insurance Policy.

Section 7.06. License to Sellers. Without limiting Section 6.08, each Buyer Party, on behalf of itself and its Affiliates, hereby grants to the Sellers and their respective Affiliates a perpetual, non-exclusive, royalty-free, fully paid-up, worldwide license to the Licensed Back IP for use solely in the field of developing or manufacturing the products or business opportunities listed on Schedule 1.01(e) and for no other purpose whatsoever (the “Field”). The license set forth in this Section 7.06 shall be transferable and sublicensable by Sellers and their Affiliates, in each case solely for use within the Field. For the avoidance of doubt, neither Sellers nor any of their Affiliates, nor any transferee or sublicensee of Sellers or their Affiliates, may use the license set forth in this Section  7.06 for any purpose within the Wound Care field.

Section 7.07. *** Litigation. No Buyer Party shall enter into any settlement of the *** Litigation that result in the Indemnifying Sellers being required to indemnify any Buyer Indemnified Party pursuant to Section 12.02(a)(iii) without the prior written consent of Healthpoint, such consent not to be unreasonably withheld, conditioned or delayed. Healthpoint shall have the right to continue to participate in the *** Litigation at its expense and pursuant to a mutually agreeable Joint Defense Agreement to be negotiated by the parties in good faith.

ARTICLE 8

COVENANTS AND AGREEMENTS OF THE BUYER PARTIES AND SELLERS

The Buyer Parties and each Seller agree that:

Section 8.01. Commercially Reasonable Efforts; Further Assurances

(a) Subject to the terms and conditions of this Agreement, each Buyer Party and each Seller shall, and shall cause its Affiliates to, use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, Permits, FDA Permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including the transfer of the Regulatory Approvals contemplated by

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Section 2.01(i). Each Buyer Party and each Seller agree to, and each Seller shall cause its Affiliates to, execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the other Transaction Documents and to vest in the Buyer Parties good and marketable title to the Purchased Assets.

(b) If any objections are asserted with respect to the transactions contemplated by this Agreement and the other Transaction Documents under any antitrust law or if any action, suit or other proceeding is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any antitrust law or other Applicable Law, each Seller and each Buyer Party shall, and each Seller shall cause its Affiliates to, use its respective commercially reasonable efforts promptly to resolve such objections; provided that nothing in this Agreement (including this Section 8.01) shall require any party or any of its Affiliates to (and, without the prior written consent of Buyer Domestic, each Seller shall not, and shall cause its Affiliates not to) (i) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby, (ii) divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agreeing to do any of the foregoing) with respect to the Business or the Purchased Assets or, in the case of the Buyer Parties, any assets or business of any Buyer Party or any of their respective Affiliates or (iii) litigate or participate in the litigation of any proceeding, whether judicial or administrative, brought by any Governmental Authority or other Person.

(c) In furtherance and not in limitation of the foregoing, each of Buyer Domestic and Seller Parent shall make as promptly as practicable (and in any event no later than November 28, 2012) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, together with a request for early termination. Each of Buyer Domestic and Seller Parent shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(d) In furtherance and not in limitation of the foregoing, as promptly as practicable after the date of this Agreement, each Seller shall, and shall cause its Affiliates to, use its commercially reasonable efforts to give all necessary notices to, and obtain all consents, waivers and approvals from, any parties to any Contract that may be required in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including the Required Consents and the Other Consents, and the Buyer Parties shall reasonably cooperate with each Seller to give or obtain such notices, consents, waivers and approvals; provided, however, that no Seller, any of its Affiliates or any Buyer Party shall be required to compensate any Person or offer or grant any accommodation (financial or otherwise) to any Person in connection therewith; provided, further, that no Seller, nor any of their respective Affiliates, shall, without Buyer Domestic’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), (i) grant any waiver, make any concession or otherwise amend or alter in any material respect any terms of any Material Contract in order to obtain any consent, waiver or approval or (ii) distribute any materials to be used by any Seller (or any of its Affiliates) in connection with the giving or obtaining of such notices, consents, waivers and approvals. Each Seller shall promptly upon their receipt make available to Buyer Domestic copies of any and all substantive correspondence between such Seller or any of its Affiliates and the party to any such Contract (or its agents) relating to any such notice, consent, waiver or approval of the transactions contemplated hereby. At all times prior to the Closing, each Seller shall keep Buyer Domestic reasonably informed of the status of obtaining the Required Consents and the Other Consents. Each Buyer Party agrees and acknowledges that, subject to each Seller having complied with (or, to the extent applicable, continuing to comply with) its covenants, agreements and obligations pursuant to this Agreement (including Section 2.09 and this Section 8.01), Sellers shall not have any liability whatsoever to any Buyer Indemnified Party (and no Buyer Indemnified Party shall be entitled to assert any claims) arising out of or relating to the failure to obtain such Other Consent that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any such contractual obligation as a result thereof.

(e) The Buyer Parties and each Seller shall, to the extent permitted by Applicable Law, have the right to review in advance, and each shall consult the other on, any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement and the other Transaction Documents. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The Buyer Parties and each Seller (with respect to itself and its Affiliates) shall, to the extent permitted by Applicable Law, (i) promptly advise the other of the receipt of any substantive communication from a Governmental Authority with respect to the transactions contemplated hereby and by the other Transaction Documents, (ii) provide the other with a reasonable opportunity to participate in the preparation of any response thereto and to review any such response prior to the filing or submission thereof and (iii) provide the other with the opportunity to participate in any meetings or substantive telephone conversations that such party or its Affiliates or any of their respective agents may have from time to time with any Governmental Authority with respect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 8.02. Certain Filings and Third Party Consents. Each Seller and Buyer Domestic shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts, Permits, FDA Permits or any other Purchased Assets, in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including the transfer of the Regulatory Approvals contemplated hereby, and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.03. Transfer and Novation of Government Contracts.

(a) As promptly as practicable after the date of this Agreement, and in any event no later than promptly following the Closing, Sellers will, in accordance with, and to the extent required by, Federal Acquisition Regulation Part 42, Subpart 42.12, submit in writing to each responsible contracting officer of each applicable Governmental Authority with respect to each prime Government Contract (to the extent such Government Contract is not assignable) a request, in form and substance reasonably satisfactory to Buyer Domestic, of such Governmental Authority, and Buyer Domestic shall cooperate with Sellers with respect to the submission of any such request, to (i) recognize Buyer Domestic as the successor-in-interest to the applicable Government Contract and (ii) if required, enter into a novation agreement (each, a “Novation Agreement”), in substantially the form contemplated by such regulations, and otherwise in compliance with all Applicable Laws (including all applicable U.S. federal regulations) and in form and substance reasonably satisfactory to Buyer Domestic, and provide all documentation reasonably necessary to effect each such novation, including all instruments, certifications, requests, legal opinions, financial information and other documents required by Federal Acquisition Regulation Part 42. Buyer Domestic and Sellers will each use commercially reasonable efforts to (i) promptly obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing a Novation Agreement with respect to each such prime Government Contract, including responding to requests for information by the Governmental Authority with respect to such Novation Agreement, and (ii) provide all information and take all other actions reasonably necessary to execute and consummate each such Novation Agreement; provided, however, that no Seller nor any of their respective Affiliates shall, without Buyer Domestic’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), (A) grant any waiver, make any concession or otherwise amend or alter in any material respect any terms of any Governmental Contract in order to obtain any consent pursuant to this Section 8.03 or (B) distribute to any Governmental Authority any materials to be used by any Seller (or any of their respective Affiliates) in connection with obtaining any such consent. Without limiting the generality of the foregoing, Sellers shall continue to communicate with the responsible contracting officers of each applicable Governmental Authority from time to time, both before and after the Closing, as may be appropriate and permissible, to request and facilitate expedited action on any and all requests for consent to novation. For the avoidance of doubt, Sellers and the Buyer Parties agree that no such prime Government Contract will be assigned to Buyer Domestic unless and until all documentation necessary to effect the novation of such prime Government Contract pursuant to the terms and conditions of such Government Contract, Applicable Law, and the applicable Novation Agreement in respect thereof have been completed and delivered.

(b) With respect to each prime Government Contract (to the extent such Government Contract is not assignable), effective as of the Closing, each applicable Seller will, in accordance with, and to the extent required by, Federal Acquisition Regulation Part 42, Subpart 42.12, (i) engage Buyer Domestic as a subcontractor, pursuant to the Subcontract and schedules attached thereto, to perform for and in the place of Seller under such prime Government Contract (to the extent that such obligations are included in the Assumed Liabilities), and provide any and all services and other performance obligations under such prime Government Contract as of the Closing Date, (ii) take all reasonable instruction from Buyer Domestic as to Seller’s conduct under such prime Government Contract, and (iii) with respect to amounts related to services provided after the Closing, receive all receipts related to such prime Government Contract in trust for Buyer Domestic and promptly pay to Buyer Domestic the full amount of Seller’s receipts related to each such prime Government Contract. Such payments will be handled through bank and sweep account or other arrangements to be negotiated in good faith and mutually agreed upon by Buyer Domestic and Sellers, which arrangements will be set forth in greater detail in the applicable Subcontract. From the Closing until the earlier to occur of (1) the effective date of novation with respect to the relevant prime Government Contract and (2) the termination of the Subcontract, and provided that Sellers pay over to Buyer Domestic contract payments received under such prime Government Contract in accordance with clause (iii) of the foregoing sentence, Buyer Domestic shall be responsible for paying, in accordance with the terms of the Subcontract, all amounts required to be paid by Sellers under each such prime Government Contract relating to services provided after the Closing, as well as the other reasonable expenses related to each such prime Government Contract that are agreed upon by Buyer Domestic and Healthpoint, which terms and conditions will be set forth in the Subcontract.

(c) If the applicable Governmental Authority declines to enter into a Novation Agreement recognizing the transfer of any prime Government Contract to Buyer Domestic in accordance with, and to the extent required by, Federal Acquisition Regulation Part 42, Subpart 42.12, or until such time as the applicable Governmental Authority recognizes such transfer by entering into a Novation Agreement, (i) nothing in this Agreement will constitute a transfer, assignment, attempted transfer or an attempted assignment of any such prime Government Contract, and (ii) the Subcontract shall, subject to the terms thereof, remain in full force and effect for the remainder of the term of such prime Government Contract.

(d) Each Seller that is party to a Government Contract that is not assignable without the consent of the applicable Governmental Authority shall maintain its existence until the last of the prime Government Contracts to which such Seller is a party either have been duly transferred to Buyer Domestic pursuant to a Novation Agreement or have been duly terminated in accordance with their terms. Prior to termination of any Seller’s existence in accordance with the terms of this Agreement, such Seller shall satisfy all liabilities and obligations of such Seller relating to the Government Contracts.

(e) Seller agrees that, with respect to all Government Contracts not subject to novation, it shall in advance of the Closing Date use its commercially reasonable efforts to obtain any and all consents to assignment that might be necessary under the terms and conditions of those Government Contracts in order to effectuate the full and complete transfer and assignment of such Government Contracts to Buyer Domestic effective as of the Closing; provided, that (i) Sellers shall not be required to pay any amount to any Governmental Authority to obtain such consent and (ii) to the extent that the Closing occurs notwithstanding the failure to obtain such a written consent to assignment with respect to any such Government Contract by the Closing, Section 2.09 shall apply to such Government Contract.

Section 8.04. Communications. The parties shall use their respective commercially reasonable efforts to develop promptly a joint communications plan with respect to communications between the date hereof and the Closing Date by the parties and their respective Affiliates in respect of this Agreement, the other Transaction Documents or the respective transactions contemplated thereby with the suppliers, customers, distributors and non-management employees of the Business. Unless otherwise required by Applicable Law, any listing agreement with any U.S. or U.K. securities exchange or share market, or any listing authority including the U.K. Listing Authority, prior to the Closing except as contemplated by the first sentence of this Section 8.04, each Seller and each Buyer Party shall not, and each Seller and Buyer Party shall cause its respective Affiliates not to, make any public announcement or disseminate any written communication to any supplier, customer, distributor or non-management employee of the Business in respect of this Agreement, the other Transaction Documents or the respective transactions contemplated thereby, or otherwise communicate with any news media regarding this Agreement, the other Transaction Documents or the respective transactions contemplated thereby, without the prior written consent of Buyer Domestic and Seller Parent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that if any such announcement or communication is so required, Buyer Domestic and Seller Parent shall consult with each other, to the extent reasonably practicable, in advance as to the contents and timing thereof; provided further, that after the transactions contemplated by this Agreement and the other Transaction Documents have been announced, each of the Buyer Parties and the Sellers shall be entitled to respond to questions in the ordinary course or issue any press release or make any other public statement that, in each case, is consistent with any public statement previously issued or made by it in accordance with the provisions of this Section 8.04 or is necessary to implement the provisions of this Agreement. On the date hereof, each of Buyer Domestic and Seller Parent may issue a press release in substantially the form attached hereto as Exhibit K.

Section 8.05. WARN Act. The parties agree to cooperate in good faith to determine whether any notification may be required under the WARN Act as a result of the transactions contemplated by this Agreement or the other Transaction Documents. Buyer Domestic will be responsible for providing any notification that may be required after the Closing under the WARN Act with respect to any Transferred Employees. Sellers will be responsible for providing any notification that may be required at or prior to the Closing under the WARN Act with respect to any Business Employees that are not Transferred Employees.

Section 8.06. Acknowledgement by the Buyer Parties.

(a) Each Buyer Party represents that it is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of businesses such as the Business as contemplated hereunder. Each Buyer Party acknowledges that (i) it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Business, and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby; and (ii) in making its determination to proceed with the transactions contemplated by this Agreement and the other Transaction Documents, such Buyer Party has relied solely on the results of its own independent investigation and verification and the representations and warranties of the Sellers expressly and specifically set forth in Articles 4 and 9, as qualified by the Seller Disclosure Schedule and, in the case of each other Transaction Document, the representations and warranties set forth in such agreement. The representations and warranties by Sellers expressly and specifically set forth in Articles 4 and 9 constitute the sole and exclusive representations, warranties and statements of any kind of the Sellers and its Affiliates to the Buyer Parties in connection with the transactions contemplated hereby, and each Buyer Party understands, acknowledges and agrees that all other representations, warranties and statements of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of the Business, or the quality, quantity, merchantability, fitness for a particular purpose, or condition of the Purchased Assets) are specifically disclaimed by the Sellers.

(b) In connection with the investigation by the Buyer Parties of the Business, the Buyer Parties and their representatives have received or may receive from the Sellers certain projections, forward-looking statements and other forecasts and certain business plan information. Each Buyer Party acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forward-looking statements and other forecasts and plans, that such Buyer Party is familiar with such uncertainties, that, except as expressly set forth in Sections 4.06(b) and 4.06(d), such Buyer Party is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forward-looking statements and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forward looking statements, forecasts or plans), and that such Buyer Party shall have no claim against anyone with respect thereto. Accordingly, each Buyer Party acknowledges that neither, except as expressly set forth in Sections 4.06(b) and 4.06(d), the Sellers, their Affiliates nor any stockholder, officer, director, employee, partner, member or agent of any of the foregoing, whether in an individual, corporate or any other capacity, makes any representation, warranty or other statement with respect to, and such Buyer Party is not relying on, such estimates, projections, forward-looking statements and other forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forward-looking statements and other forecasts or plans).

(c) Notwithstanding the foregoing, nothing in this Agreement (including this Section 8.06) shall be construed to limit a party’s remedies in respect of fraud. The provisions of this Section 8.06 shall not apply to any of the other Transaction Documents.

Section 8.07. Acknowledgement by the Sellers. Each Seller specifically acknowledges and agrees that the representations and warranties of the Buyer Parties expressly and specifically set forth in Article 5 and in the other Transaction Documents constitute the sole and exclusive representations, warranties and statements of any kind of the Buyer Parties and their respective Affiliates to the Sellers and their respective Affiliates in connection with the transactions contemplated hereby and thereby, and each Seller understands, acknowledges and agrees that all other representations, warranties and statements of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of the Buyer Parties) are specifically disclaimed by the Buyer Parties. The provisions of this Section 8.07 shall not apply to any of the other Transaction Documents.

Section 8.08. Regulatory Transition Matters. Following the Closing, the Sellers shall cooperate with Buyer Domestic in good faith to fulfill all pharmacovigilance requirements under applicable law with respect to the Products, including requirements found in 21 C.F.R. § 600.80. In furtherance of the foregoing, Sellers hereby grant Buyer Domestic the authority to perform all activities on their behalf necessary to fulfill all pharmacovigilance requirements, including requirements found in 21 C.F.R. § 600.80, following the Closing and, effective as of the Closing, Sellers do hereby nominate, constitute and appoint Buyer Domestic as the true and lawful Attorney-in-Fact for Sellers in their name, place and stead, and hereby give and grant unto Buyer Domestic full power and authority to operate and otherwise conduct the

Business with full use and enjoyment of the BLAs issued to Sellers with respect to the Products, and do hereby give and grant unto Buyer Domestic full power and authority to represent to third parties said authority to execute all necessary forms and other instruments which require the use of the BLAs to perform any act which shall be required by or be incidental to the full use and enjoyment of the Products; provided, that this Power of Attorney shall terminate and be void and of no further force or effect upon the transfer to Buyer Domestic or its Affiliates of all of the BLAs relating to the Products.

Section 8.09. Shared Contracts. The parties acknowledge that certain Contracts that are included among the Purchased Assets and are set forth on Schedule 8.09 relate to both the Business and to certain of Sellers’ retained businesses. In the case of such Contracts (the “Shared Contracts”), the parties shall cooperate with each other and use their respective commercially reasonable efforts to (i) obtain the agreement of the third party that is the counterparty to each Shared Contract to enter into a new contract effective as of the Closing Date pursuant to which the applicable Seller or its Affiliates will receive substantially the same goods and services provided to them under the Shared Contract prior to the Closing on terms and conditions substantially similar to those contained in the Shared Contract as of the Closing Date (each, a “Replacement Contract”) and, where applicable, to cause the applicable counterparty to release the applicable Buyer Party assuming such Shared Contract from any applicable minimum quantity or other commitments to the extent such commitments relate to Sellers’ retained businesses and (ii) to the extent a Seller is a party to a Shared Contract, obtain from the counterparty to such Shared Contract a release, effective as of the Closing Date, of such Seller and its Affiliates from obligations arising after the Closing Date under the Shared Contract. If one or more Replacement Contracts are not obtained prior to or on the Closing Date, unless the parties otherwise agree in writing, during the remaining term of the applicable Shared Contract, the parties shall use their respective commercially reasonable efforts to allow the Sellers and their Affiliates, as applicable, to the extent permitted by Applicable Law and to the extent reasonably within the contractual or other ability or control of the applicable Buyer Party, as the case may be, to receive substantially the same goods and services of the subject matter of the Shared Contract received prior to the Closing and to bear the economic and other burdens of such Shared Contract. For the avoidance of doubt, in no event shall any Replacement Contract impose any obligations or liability on any Buyer Party or its Affiliates after the Closing.

ARTICLE 9

TAX MATTERS

Section 9.01. Tax Representations.

(a) Except as set forth in the Seller Disclosure Schedule, Sellers represent and warrant to the Buyer Parties that, with respect to the Purchased Assets and as of the date hereof and as of the Closing Date:

(i) Each Seller and its Affiliates have timely paid all Taxes which will have been required to be paid on or prior to the date hereof, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business in any material respect or would result in a Buyer Party or any of its Affiliates becoming liable or responsible therefor.

(ii) Each Seller and its Affiliates have established, in accordance with GAAP consistent with that of preceding periods, adequate reserves for the payment of, and each Seller shall, or shall cause its Affiliates to, timely pay, all Taxes which arise from or with respect to the Purchased Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in a Buyer Party or any of its Affiliates becoming liable therefor.

(iii) No Seller or its Affiliates has received written notice from, and to the Knowledge of Sellers no notice has been threatened by, any Governmental Authority in a jurisdiction where no Tax Return is filed by any Seller or its Affiliates that a Seller or any of its Affiliates, in each case principally by virtue of the operations of the Business, is or may be subject to taxation in that jurisdiction.

(iv) There is no Action (to the Knowledge of Sellers with respect to audits and investigations) now pending or, to the Knowledge of Sellers, threatened against a Seller or any of its Affiliates in respect of any Taxes relating to the operations of the Business.

(v) No statute of limitations in respect of a Tax Return has been waived and no agreement to any extension of time (other than by operation of filing an automatic extension of time to file a Tax Return) with respect to a Tax assessment or deficiency has been made, in each case by a Seller or any of its Affiliates with respect to the operations of the Business.

(vi) Each Seller and its Affiliates has timely withheld and paid over to the appropriate Governmental Authority all amounts required to have been withheld and paid over to such Governmental Authority from any payment to an employee, independent contractor or other payee.

Solely for purposes of this Section 9.01(a), the term “Affiliates” shall not include any Shareholder.

(b) Except as set forth in the Seller Disclosure Schedule, Sellers represent and warrant to the Buyer Parties that, with respect to Healthpoint Canada as of the date hereof and as of the Closing Date:

(i) Healthpoint Canada is not a non-resident of Canada for purposes of the Income Tax Act;

(ii) None of the Purchased Assets other than the Healthpoint Canada Purchased Assets are “taxable Canadian property” for purposes of the Income Tax Act;

(iii) Healthpoint Canada has withheld from each payment made to any of its present or former Business Employees and, in respect of other payments, to all Persons who are or are deemed to be non-residents of Canada for purposes of the Income Tax Act and all other Persons all amounts required by Applicable Law to be withheld, and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. Healthpoint Canada has remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health Taxes and other Taxes payable by it in respect of the Business Employees to the proper Governmental Authority within the time required under Applicable Law. Healthpoint Canada has charged, collected and remitted on a timely basis all Taxes as required under Applicable Law on any sale, supply or delivery whatsoever, made by Healthpoint Canada;

(iv) Healthpoint Canada has filed all Tax Returns required to be filed by it in all applicable jurisdictions so as to prevent any valid Lien (other than a Permitted Lien) of any nature on the Healthpoint Canada Purchased Assets and has paid all Taxes relating to Healthpoint Canada when due; and

(v) The Healthpoint Canada Purchased Assets constitute all or substantially all of the property that can reasonably be regarded as being necessary for Buyer Canada to be capable of carrying on the business of Healthpoint Canada. Healthpoint Canada is registered for GST/HST purposes under Part IX of the Excise Tax Act (Canada) and Healthpoint Canada’s GST/HST registration number is ***.

(c) Buyer Canada is registered for GST/HST purposes under Part IX of the Excise Tax Act (Canada) and Buyer Canada’s GST/HST registration number is ***.

Section 9.02. Tax Cooperation; Allocation of Taxes.

(a) The Buyer Parties and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Buyer Parties and Sellers shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least six years following the Closing Date. On or after the end of such period, Seller Parent and Buyer Domestic shall provide the other with at least 10 days prior written notice before destroying, or causing to be destroyed, any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. Sellers and the Buyer Parties shall, and shall cause their respective Affiliates to, cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Business.

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

(b) All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Sellers and the Buyer Parties based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period after the Closing Date (such portion of such taxable period, the “Post-Closing Tax Period”). Sellers shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and the Buyer Parties shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.

(c) (i) Except as provided in Section 9.02(c)(ii), all excise, sales, use, value-added, registration-stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be borne ***% by Sellers and ***% by the Buyer Parties. The Buyer Parties and Sellers shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

(ii) Notwithstanding Section 9.02(c)(i), if any Swiss value-added Tax is charged with respect to the Switzerland Branch Purchased Assets or if any Canadian goods and services Tax is charged with respect to the Healthpoint Canada Purchased Assets, Buyer International and Buyer Canada, respectively, shall bear 100% of such Tax.

(d) Apportioned Obligations and Taxes described in Section 9.02(c) shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by Applicable Law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Sections 9.02(b) or 9.02(c), as the case may be. Upon payment of any such Apportioned Obligation or Tax (or, following the Closing in the case of amounts paid prior to Closing by Sellers), the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 9.02(b) or 9.02(c), as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement.

(e) Buyer Canada and Healthpoint Canada shall elect jointly in the prescribed form under section 22 of the Income Tax Act, section 184 of the Taxation Act (Québec), if applicable, and the corresponding provisions of any other applicable Tax statute as to the sale of the Canadian accounts receivable and designate in such election an amount equal to the portion of the Purchase Price allocated to the Canadian accounts receivable pursuant to Section 3.03. This election, or these elections, shall be made within the time prescribed for such elections.

(f) Buyer Canada and Healthpoint Canada shall, if applicable, jointly execute and file an election under subsection 20(24) of the Income Tax Act in the manner required by subsection 20(25) of the Income Tax Act and under the equivalent or corresponding provisions of any other applicable provincial or territorial statute, in the prescribed forms and within the time period permitted under the Income Tax Act and under any other applicable provincial or

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

territorial statute, as to such amount paid by Healthpoint Canada to Buyer Canada for assuming future obligations. In this regard, Buyer Canada and Healthpoint Canada acknowledge that a portion of the Healthpoint Canada Purchased Assets transferred by Healthpoint Canada pursuant to this Agreement and having a value equal to the amount elected under subsection 20(24) of the Income Tax Act and the equivalent provisions of any applicable provincial or territorial statute, is being transferred by Healthpoint Canada as a payment for the assumption of such future obligations by Buyer Canada.

(g) At the request of Buyer Canada and to the extent permitted by the Income Tax Act, the parties shall make, and Healthpoint Canada shall file, any election or amended election in prescribed form (or such other form as Buyer Canada or Healthpoint Canada may reasonably request) and within the prescribed time limits pursuant to subsection 56.4(7) of the Income Tax Act proposed by the Minister of Finance (Canada) as it reads on the date of this Agreement or any amended or successor provision thereto, and any analogous provision of provincial or territorial Tax legislation.

(h) At the Closing, Healthpoint Canada and Buyer Canada shall execute jointly an election under section 167 of the Excise Tax Act (Canada) to have the sale of the Healthpoint Canada Purchased Assets take place on a GST/HST-free basis under Part IX of the Excise Tax Act (Canada) and Buyer Canada shall file such election with its GST/HST return for the reporting period in which the sale of the Healthpoint Canada Purchased Assets takes place. Buyer Domestic shall indemnify and hold Sellers harmless in respect of any goods and services Tax, harmonized sales Tax, penalties, interest and other amounts which may be assessed against Sellers as a result of the transactions under this Agreement not being eligible for such election or as a result of Buyer Canada’s failure to file the election within the prescribed time.

(i) Healthpoint Canada shall provide to Buyer Canada on the Closing Date, or as soon as is reasonably possible thereafter, a certificate (a “Clearance Certificate”) pursuant to Section 6 of the Retail Sales Tax Act (Ontario) and any similar legislation of any province in which the Healthpoint Canada Purchased Assets are located, indicating that Healthpoint Canada has paid all provincial sales Taxes collectable or payable by Healthpoint Canada up to the Closing Date or has entered into satisfactory arrangements for the payment of such Taxes. Notwithstanding anything to the contrary in this Agreement, until such time as such Clearance Certificates have been provided to Buyer Canada, Healthpoint Canada agrees to indemnify and hold harmless Buyer Canada, its officers, directors, employees and controlling persons for any provincial sales Tax, penalties and interest assessed against Buyer Canada by reason of non-compliance with Section 6 of the Retail Sales Tax Act (Ontario) or any similar legislation of any province in which the Healthpoint Canada Purchased Assets are located.

Section 9.03. Certain Disputes. Disputes that arise under this Article 9 and are not resolved by mutual agreement within 30 days shall be resolved by an internationally recognized expert in the relevant area with no material relationship with any Buyer Party, Seller or their respective Affiliates (the “Referee”), chosen and mutually acceptable to both Buyer Domestic and Seller Parent within five days of the date on which the need to choose the Referee arises. The Referee shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Referee shall be borne equally by the Buyer Parties and Sellers.

Section 9.04. Purchase Price Adjustment. Except to the extent required by Applicable Law, any amount paid by Seller or Buyer under this Article 9 or Article 12 will be treated as an adjustment to the Purchase Price (for the avoidance of doubt Sellers payment of an Excluded Liability shall not be treated as an adjustment to the Purchase Price).

ARTICLE 10

EMPLOYEE MATTERS

Section 10.01. Transferred Employees. Not more than 10 and not less than 5 days prior to the Closing Date, Sellers will provide Buyer Domestic with a revised version of Schedule 4.23(a), updated as of such date, which shall reflect any terminations of employment, new employee hires or changes to the employee information otherwise contained therein. Buyer Domestic shall, or shall cause its Affiliates to, prior to the Closing Date, make an offer of employment to each actively employed Business Employee (other than Retained Employees and any Business Employee whose employment transfers automatically by operation of Applicable Law) and each individual who has accepted an offer of employment from Seller or any of its Affiliates for employment primarily in connection with the Business but who has not, as of the Closing Date, commenced employment with Seller or its Affiliates (each such person an “Accepted Offer Employee”) in accordance with Applicable Law, with such offers effective as of the Closing, subject to the condition that such Business Employee or Accepted Offer Employee (A) accepts the employment offer in a timely fashion (and in no event more than ten Business Days after his or her receipt of such offer of employment), (B) meets Buyer Domestic’s reasonable employment requirements with respect to satisfactory results of background checks, drug tests, immigration verification, restrictive covenant agreements and similar requirements, and (C) in the case of a Business Employee or Accepted Offer Employee who, immediately prior to the Closing, is absent from work on account of use of vacation or authorized leave of absence (including family medical leave, military leave, sick leave, workmen’s compensation and short term disability), such Business Employee or Accepted Offer Employee returns to active work within the time required pursuant to the terms of such vacation or authorized leave of absence (but in no event more than *** after the Closing, except as otherwise required by Applicable Law), which terms Sellers shall communicate in writing to Buyer Domestic within a reasonable period before offers of employment are to be given hereunder. For avoidance of doubt, Business Employees who are actively employed include any Business Employee who is, immediately prior to the Closing, absent from work on account of use of vacation and authorized leave of absence (including family medical leave, military leave, sick leave, workmen’s compensation and short term disability). No offers of employment will be made to inactive or former Business Employees, including any Person who has been on long-term disability leave or unauthorized leave of absence or who has terminated his or her employment or retired on or before the Closing Date. The parties acknowledge and agree that the transactions contemplated by this Agreement and the other Transaction Documents with respect to Switzerland constitute a “transfer of business” within the meaning of Article 333 of the Swiss Code of Obligations and the parties shall cooperate in good faith to satisfy, or cause to be satisfied, the information and consultation requirements of Articles 333 and 333a of the Swiss Code of Obligations as they apply to the transactions contemplated by this Agreement or the other Transaction Documents. Each Business Employee and Accepted Offer Employee who timely accepts an offer of employment, satisfies the foregoing additional conditions, and becomes employed by Buyer Domestic or its

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Affiliates as of the Closing Date, and each Business Employee whose employment transfers automatically by operation of Applicable Law as of the Closing Date, shall be a “Transferred Employee” on the Closing Date. Notwithstanding the foregoing, nothing in this Agreement or any other Transaction Document shall be construed as an obligation of Buyer Domestic or any of its Affiliates to continue the employment of any Transferred Employee for any period following the Closing Date. Each Seller will not take, and shall cause its Affiliates not to take, any action which would impede, hinder, interfere or otherwise compete with any effort by a Buyer Party to hire any Transferred Employees. Except as required by Applicable Law, Buyer Domestic or, as the case may be, its Affiliates shall not be required to hire or employ, or be deemed to have hired or employed, or assume responsibility for any Business Employee or Accepted Offer Employee who fails to satisfy any one or more of the requirements of subparts (A), (B) or (C) above, and any such Business Employee or Accepted Offer Employee shall not be or become a Transferred Employee.

Section 10.02. Maintenance of Compensation and Benefits. Subject to the immediately following sentence and any greater obligations it may have under the Assumed Employee Agreements or Applicable Law, Buyer Domestic agrees that for a period commencing on the Closing Date and ending on the *** of the Closing Date, it shall provide, or cause its Affiliates to provide, each Transferred Employee with (a) base salary or base wage rate and annual incentive bonus opportunity that in the aggregate are at least comparable to those in effect immediately prior to the Closing, (b) employee benefits (other than equity-based benefits, retention or transaction benefits, post-employment welfare benefits, expatriate benefits and severance), that are, in the aggregate, substantially comparable to the employee benefits (other than equity-based benefits, retention or transaction benefits, post-employment welfare benefits, expatriate benefits and severance) provided to Transferred Employees immediately prior to the Closing and (c) severance benefits that are at least equal to the severance benefits provided by Sellers and their Affiliates pursuant to the severance policy set forth in Schedule 10.02. For the avoidance of doubt, nothing in this Section 10.02 is intended to limit the obligation of Buyer Domestic to provide COBRA continuation health care coverage as required under Applicable Law.

Section 10.03. Retirement Plans.

Effective as of the Closing, each Transferred Employee (other than the Business Employees employed by Healthpoint Curaçao) (i) shall become fully vested in his or her account balance in Seller Parent’s defined contribution plans intended to qualify under Section 401(a) of the Code (the “Seller DC Plans”) and (ii) shall cease to be an active participant in the Seller DC Plans. On or immediately following the Closing Date, Seller Parent shall make to the Seller DC Plans all previously unpaid employee and matching and any other contributions with respect to the Transferred Employees’ employment service rendered prior to the Closing Date. As soon as practicable following the Closing Date, Transferred Employees shall be eligible to effect a “direct rollover” (as described in Section 401(a)(31) of the Code) of their account balances (including participant loans) under the Seller DC Plan to a defined contribution plan of a Buyer Party or any Affiliate intended to qualify under Section 401(a) of the Code, in the form of cash and participant loan notes. Any “direct rollover” described in this Section 10.03 shall comply with Applicable Law.

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Section 10.04. Retained Employee Plan Liabilities.

(a) Except as specifically provided in this Article 10, Sellers and their respective Affiliates shall retain and be responsible for any liabilities arising or accrued pursuant to any Employee Plan and any other compensation, employment and employee-benefits related liabilities with respect to the Business, the Service Providers or the Accepted Offer Employees arising out of events occurring prior to the Closing Date. Except to the extent expressly retained by a Seller or any of its Affiliates, all liabilities relating to Transferred Employees arising out of their employment with Buyer Domestic or its Affiliates from and following the Closing Date, or the termination of such employment, shall be the exclusive responsibility of Buyer Domestic and its Affiliates. For the avoidance of doubt, except as provided in Section 10.05(b), neither Buyer Domestic nor any of its Affiliates shall have any severance or other obligation with respect to (i) any Business Employees or Accepted Offer Employees who do not timely accept an offer of employment from Buyer Domestic or its Affiliates pursuant to Section 10.01, or who otherwise fail to satisfy any one or more of the requirements of subparts (A), (B) or (C) of Section 10.01, (ii) former Service Providers as of the Closing Date, (iii) any Business Employees who are Retained Employees or (iv) any current or former employees of any Seller or any of its Affiliates who are not Business Employees.

(b) For the avoidance of doubt, subject to Section 10.05(d), Sellers and their respective Affiliates shall retain responsibility with respect to any claims for welfare benefit plan services for Transferred Employees accrued prior to the Closing Date. Subject to Section 10.04(c), claims made by a Transferred Employee for medical benefit plan services from and following the Closing Date shall be the responsibility of the welfare benefit plan provided by Buyer Domestic or its Affiliates to such employees.

(c) Sellers and their respective Affiliates shall be responsible for and shall administer all claims for workers compensation benefits that are incurred by Business Employees prior to the Closing Date (whether or not such Business Employees become Transferred Employees); provided that Buyer Domestic shall reimburse Healthpoint for any out-of-pocket costs (including any retention or deductible amounts) incurred by Sellers associated with any such claims by Transferred Employees. Buyer Domestic and its Affiliates shall be responsible for and shall administer all claims for workers compensation benefits that are incurred from and following the Closing Date by Transferred Employees. A claim for workers compensation benefits shall be deemed to be incurred when the event giving rise to the claim (the “Workers Compensation Event”) occurs. If the Workers Compensation Event occurs with respect to a Transferred Employee over a period both prior to and from and following the Closing Date, the claim shall be administered by Sellers and their respective Affiliates to the extent the claim is covered under a workers compensation insurance policy maintained by Sellers or their respective Affiliates, and otherwise such claim shall be administered by Buyer Domestic or one of its Affiliates, but shall be the joint responsibility and liability of Sellers and their respective Affiliates, on the one hand, and Buyer Domestic and its Affiliates, on the other, and shall be equitably apportioned based upon the relative periods of time that the Workers Compensation Event transpired prior to and from and following the Closing Date; provided that Buyer Domestic shall reimburse Healthpoint for any out-of-pocket costs (including any retention or deductible amounts) incurred by Sellers associated with any such claims by Transferred Employees.

(d) From and after the Closing, Buyer Domestic and its Affiliates shall be solely responsible for complying with all applicable health care continuation coverage requirements under COBRA with respect to Business Employees and their qualified beneficiaries as to qualifying events that occur on or prior to the Closing Date and for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9.

(e) Sellers and their respective Affiliates shall retain all obligations with respect to the Healthpoint Long Term Incentive Plan and the Healthpoint Partnership Interest Program and neither the Buyer Parties nor their respective Affiliates shall have any obligations with respect to the Healthpoint Long Term Incentive Plan or the Healthpoint Partnership Interest Program on or following the Closing Date. At or within 60 days following the Closing Date (but in no event prior to the time prescribed by the Healthpoint Long Term Incentive Plan), each Seller shall, and shall cause its Affiliates to, make all payments due to participants in the Healthpoint Long Term Incentive Plan in the per-participant amounts set forth in Schedule 10.04(e).

(f) Sellers and their respective Affiliates shall retain all obligations with respect to the payments set forth in Schedule 10.04(f).

Section 10.05. Assumed Employee Plan Liabilities.

(a) As of the Closing, Buyer Domestic shall, or shall cause its Affiliates to, assume, subject to Applicable Law and with such modifications as Buyer Domestic and the applicable Business Employee shall agree, all obligations of Sellers and their Affiliates (to the extent not previously satisfied) under the Assumed Employee Agreements and the Assumed Covenant Agreements; provided, however, that for the avoidance of doubt, (i) the assumption of the Assumed Employee Agreements and the Assumed Covenant Agreements will not require Buyer Domestic or any of its Affiliates to assume any Employee Plan that may be mentioned in but are maintained outside of such agreements or the liabilities accrued or incurred under any such Employee Plan prior to the Closing and (ii) Buyer Domestic or its Affiliate shall be entitled to all protections or benefits provided to the applicable Seller entity (or, as the case may be, Seller Affiliate) that is party to such agreements.

(b) To the extent Sellers or any of their Affiliates are required to pay severance benefits to any Business Employee, other than a Retained Employee or any of the Business Employees listed on Schedule 10.05(b), due solely to the failure of Buyer Domestic or any of its Affiliates to offer employment to such Business Employee (i) with duties that are substantially comparable to the duties performed by such Business Employee for Sellers or their Affiliates immediately prior to the date of this Agreement or (ii) with compensation and benefits that in the aggregate are substantially comparable to the compensation and benefits provided to such Business Employee immediately prior to the date of this Agreement, Buyer Domestic shall reimburse Sellers for the cost of such severance benefits (after taking into account any Tax benefit and/or Tax detriment actually realized or incurred by Sellers in connection with the payment such severance benefits) in an amount determined in accordance with the applicable severance agreement or plan maintained by Sellers or their Affiliates as of the date of this Agreement and heretofore provided to Buyer Domestic.

(c) Buyer Domestic shall, or shall cause its Affiliates to, assume or reimburse Sellers and their Affiliates for the Transferred Employee Compensation Payments at the Closing. To the extent Sellers or any of their respective Affiliates shall at or prior to the Closing pay any amounts in satisfaction of the Transferred Employee Compensation Payments, Seller Parent shall so notify Buyer Domestic in writing and Buyer Domestic or Buyer International, as applicable, shall reimburse Seller Parent for such amounts at the Closing. Transferred Employee Compensation Payments that are not paid at or prior to Closing shall be an Assumed Liability and, with the exception of Seller contributions to the Seller DC Plans, be paid by Buyer Domestic or Buyer International, as applicable, as soon as practicable and in no event later than March 15, 2013. Contributions to the Seller DC Plans and Seller premium or benefit payments under any welfare benefit plan shall be made by Seller Parent, and Buyer Domestic shall reimburse Seller Parent for such amounts promptly following delivery of written notice thereof.

(d) From and after the Closing, Buyer Domestic and its Affiliates shall assume and be responsible for all obligations with respect to the Healthpoint Parent Pharmaceuticals Employee Relocation Program and the Relocation Repayment Agreements set forth in Schedule 10.05(d).

(e) Effective as of the Closing, Buyer NV shall assume the Healthpoint Curaçao Defined Contribution Pension Plan, and Healthpoint Curaçao shall transfer or cause to be transferred to Buyer NV in full all insurance policies, trusts reserves and/or others assets used to fund benefit obligations under the Healthpoint Curaçao Defined Contribution Pension Plan. Not later than the later of (i) five Business Days prior to the Closing Date or (ii) four Business Days following receipt of the Healthpoint Curaçao Required Consents, Healthpoint Curaçao shall deliver to Buyer NV the written consent of VidaNova Pension Fund Foundation to the transfer and assignment to Buyer NV of the Defined Contribution Program Financing Agreement between Healthpoint Curaçao and VidaNova Pension Fund Foundation, and shall take any other actions reasonably requested by Buyer NV to complete the transfer and assignment of such Defined Contribution Program Financing Agreement to Buyer NV. The provisions of this Section 10.05(e) shall not be applicable if Buyer NV elects to purchase the Healthpoint Curaçao Equity Interests.

(f) At the Closing, Buyer Domestic or Buyer International, as applicable, shall reimburse Seller Parent for all 401(k) matching contributions for the year ended December 2012 and 2012 bonuses paid by Sellers on or prior to the Closing Date.

Section 10.06. Flexible Spending Accounts. As of the Closing Date, each Seller shall, and shall cause the, transfer from medical and dependent care account plans of Seller and its Affiliates (each, a “Seller FSA Plan”) to one or more medical and dependent care account plans established or designated by Buyer Domestic or its Affiliates the account balances of Transferred Employees, and Buyer Domestic shall, or shall cause its Affiliates to, allow such transferred account balances to be available to Transferred Employees on and after the Closing Date under a flexible spending account plan maintained by Buyer Domestic or its Affiliates. Each Transferred Employee shall be permitted to continue to have payroll deductions made as most recently elected by him or her under the applicable Seller FSA Plan for the plan year of the Seller FSA Plan in which the Closing Date occurs. Promptly after the Closing Date, Buyer Parties shall reimburse Sellers for benefits paid by the Seller FSA Plans to any Transferred

Employee prior to the Closing Date to the extent in excess of the payroll deductions made in respect of such Transferred Employee prior to the Closing Date with respect to the Seller FSA Plan year in which the Closing Date occurs. Promptly after the Closing Date, each Seller shall, and shall cause its Affiliates to, transfer to Buyer Parties in cash any excess amount credited to a Seller FSA Plan that results from the Transferred Employees’ payroll deductions credited to such Seller FSA Plan exceeding the total amount of benefits that have been paid under such Seller FSA Plan prior to the Closing Date with respect to such Seller FSA Plan’s plan year in which the Closing Date occurs.

Section 10.07. Credit for Service with Sellers.

(a) From and after the Closing, for the purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any benefit plan or arrangement of Buyer Domestic or its respective Affiliates (other than for any such purpose under any defined benefit pension plan and any retiree welfare plans or provisions), Buyer Domestic shall, and shall cause its Affiliates to, cause each Transferred Employee to receive service credit for service with Sellers or any of their respective Affiliates to the same extent such service credit was granted under the same type of Employee Plan immediately prior to the Closing (other than to the extent resulting in duplication of benefits).

(b) Buyer Domestic shall, and shall cause its Affiliates to, (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees (and any dependents or beneficiaries thereof) under any welfare benefit plans that such Transferred Employees may be eligible to participate in after the Closing, other than limitations or waiting periods that are already in effect with respect to such Transferred Employees and that have not been satisfied as of the Closing under any welfare benefit plan maintained for the Business Employees immediately prior to the Closing and (ii) use commercially reasonable efforts to provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Closing in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing.

(c) Buyer Domestic shall, or shall cause its Affiliates to, assume and honor any vacation accrued but unused by each Transferred Employee as of immediately prior to the Closing under the relevant Employee Plan, solely to the extent such liabilities are reflected in Final Closing Net Assets and set forth next to each Transferred Employee’s name on Schedule 4.23(a). Such accrued vacation time shall be treated in accordance with the terms of the applicable Employee Plan, except as otherwise required by Applicable Law.

Section 10.08. Acknowledgement. Each Seller and each Buyer Party acknowledges and agrees that nothing contained in this Agreement: (i) shall be construed to limit in any way the ability of Buyer Domestic or any of its Affiliates to terminate the employment of any employee (including any Transferred Employee) at any time and for any or no reason; (ii) shall be construed to establish, amend, or modify any benefit or compensation plan, program, agreement or arrangement; (iii) shall alter or limit Buyer Domestic’s or any of its Affiliates’ ability to amend, modify or terminate any benefit or compensation plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by Buyer

Domestic or any of its Affiliates; or (iv) is intended to confer upon any current or former employee (including any Transferred Employees) or any other Person any right to a particular term or condition of employment. Notwithstanding the foregoing, in no event shall any Buyer Party or any of its Affiliates be permitted, prior to the completion of the continuation period set forth in Section 10.02, to reduce the severance benefits payable to Transferred Employees below the severance benefits provided by Sellers and their Affiliates pursuant to the severance policy set forth on Schedule 10.02.

Section 10.09. No Third Party Beneficiaries. Without limiting the generality of Section 14.09, nothing in this Agreement or the other Transaction Documents, express or implied, is intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the parties to this Agreement and their respective successors and assigns, including any current or former employees, retirees, or dependents or beneficiaries of employees or retirees.

Section 10.10. Cooperation. Each Seller and each Buyer Party recognizes it to be in the best interests of the parties hereto and their respective employees that the transactions in this Article 10 be effected in an orderly manner and agrees to devote its commercially reasonable efforts and to cooperate fully in complying with the provisions of this Article 10. Without limiting the generality of the foregoing, each of the parties hereto agrees to, and shall cause its Affiliates to, execute, deliver and file all documents and to take all such actions as are deemed reasonably necessary or desirable in order to carry out and perform the purpose of this Article 10 and to facilitate the transactions referred to in this Article 10.

ARTICLE 11

CONDITIONS TO CLOSING

Section 11.01. Conditions to Obligations of the Buyer Parties and Sellers. The obligations of the Buyer Parties and Sellers to consummate the Closing are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by each of Buyer Domestic and Seller Parent) of the following conditions:

(a) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

(b) No Applicable Law shall prohibit the consummation of the Closing.

Section 11.02. Conditions to Obligation of the Buyer Parties. The obligation of the Buyer Parties to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Buyer Domestic) of the following further conditions:

(a) (i) Each Seller shall have performed in all material respects all of its covenants, agreements and obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the Fundamental Seller Representations shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date; provided that for the purposes of this Section 11.02(a)(ii), the reference to material liability in clause 4.04(y) shall be deemed to be a monetary liability that would reasonably be expected to be in excess of $***, (iii) the other representations and warranties of Sellers contained in Articles 4 and 9 (disregarding all qualifications set forth therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of the Closing Date as if made at and as of such date (except that those representations and warranties that are made as of a specific date need only be true and correct in all respects as of such date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to (A) have a Material Adverse Effect or (B) cause the Buyer Parties and the Business, taken as a whole, to incur or suffer Damages (excluding Damages of the sort that are waived pursuant to Section 12.02(e)) in excess of $***, and (iv) Buyer Domestic shall have received a certificate signed by an executive officer of Seller Parent to the foregoing effect.

(b) There shall not be pending any action or proceeding by any Governmental Authority seeking to (i) restrain, prohibit or otherwise interfere with the ownership or operation by any Buyer Party or any of their respective Affiliates of all or any material portion of the Purchased Assets or the business or assets of any Buyer Party or any of their respective Affiliates as a result of the transactions contemplated hereby, (ii) restrain the consummation of the transactions contemplated by the Transaction Documents or (iii) compel any Buyer Party or any of their Affiliates to take any action of the type described in the proviso to Section 8.01(b) (including consenting to any action over which its consent is required pursuant to such Section) in connection with or related to the transactions contemplated by this Agreement and the other Transaction Documents that such Buyer Party is not otherwise required to take.

(c) There shall not be any action taken, or any Applicable Law enacted, enforced, promulgated, issued or deemed applicable to the purchase of the Business or the Purchased Assets, by any Governmental Authority, other than the application of the waiting period provisions of the HSR Act to the purchase of the Purchased Assets, that, in the reasonable judgment of Buyer Domestic could, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iii) of Section 11.02(b).

(d) Buyer Domestic shall have received evidence reasonably satisfactory to it that all Required Consents, in each case in form and substance reasonably satisfactory to Buyer Domestic, have been obtained by Sellers and are in full force and effect.

(e) Buyer Domestic shall have received evidence, in form and substance reasonably satisfactory to Buyer Domestic, indicating that all Liens (other than Permitted Liens) on the Purchased Assets shall have been released in full.

(f) Buyer Domestic shall not have received evidence indicating that any of the Non-Compete Agreements shall not be in full force and effect effective as of the Closing.

(g) From the date of this Agreement to the Closing, there shall not have occurred and be continuing any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

(h) Sellers shall have delivered (or caused to be delivered) to Buyer Domestic the closing deliverables set forth in Section 3.02 required to be delivered by Sellers, in each case in form and substance reasonably acceptable to Buyer Domestic.

(i) The FCA Settlement Agreement shall have been fully executed by each of the parties thereto.

Section 11.03. Conditions to Obligation of Sellers. The obligation of Sellers to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Seller Parent) of the following further conditions:

(a) (i) Each Buyer Party shall have performed in all material respects all of its covenants, agreements and obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the Fundamental Buyer Representations shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date, (iii) the other representations and warranties of the Buyer Parties contained in Article 5 (disregarding all qualifications set forth therein relating to materiality or material adverse effect) shall be true in all respects at and as of the Closing Date, as if made at and as of such date, except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Buyer Parties to consummate the transactions contemplated hereby, and (iv) Seller Parent shall have received a certificate signed by an officer of Buyer Domestic to the foregoing effect.

(b) Buyer Domestic shall have delivered (or caused to be delivered) to Seller Parent the closing deliverables set forth in Section 3.02 required to be delivered by a Buyer Party, in each case in form and substance reasonably acceptable to Seller Parent.

ARTICLE 12

SURVIVAL; INDEMNIFICATION

Section 12.01. Survival. The representations and warranties hereunder or in any certificate or other writing delivered pursuant hereto or in connection herewith, and the covenants and obligations that are required to be performed at or prior to the Closing Date shall survive the Closing until the *** anniversary of the Closing Date; provided that the Fundamental Seller Representations and the Fundamental Buyer Representations shall survive ***. The covenants, agreements and obligations hereunder or in any certificate or other writing delivered pursuant hereto or in connection herewith that are required to be performed following the Closing Date shall survive the Closing ***; provided, however, that in no event shall indemnity be sought with respect to a breach of Section 6.08 after the *** of the Closing Date; provided, further that in no event shall indemnity be sought pursuant to Section 12.02(a)(ii) with respect to any False Claims Act Litigation claims or proceedings by or on behalf of any private party plaintiffs after the *** of the Closing Date (but for avoidance of doubt, the foregoing proviso shall not limit

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

indemnity pursuant to Section 12.02(a)(ii) in respect of claims or proceedings by or on behalf of state or other Governmental Authorities). Notwithstanding the preceding sentences, any breach of covenant, agreement, obligation, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 12.02. Indemnification.

(a) Effective at and after the Closing, the members of the Principal Seller Group, Healthpoint Curaçao and Healthpoint Canada (the “Indemnifying Sellers”) hereby jointly and severally indemnify each Buyer Party, its Affiliates, successors and assigns (collectively, the “Buyer Indemnified Parties”) against and agree to hold each of them harmless from any and all damage, loss, liability, fine, penalty and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third-party claim or a claim solely between the parties hereto) (“Damages”) incurred or suffered by any Buyer Indemnified Party arising out of or in connection with:

(i) any inaccuracy, misrepresentation or breach of warranty by any Sellers (determined, except with respect to Sections ***, without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard) (each such misrepresentation and breach of warranty a “Warranty Breach”), or breach of covenant, agreement or obligation made or to be performed by any Seller pursuant to this Agreement or any other Transaction Document;

(ii) any Excluded Liability; or

(iii) the *** Litigation, but only that portion of such Damages that are in excess of $*** in the aggregate;

provided that with respect to indemnification by the Indemnifying Sellers for Warranty Breaches pursuant to Section 12.02(a)(i), (A) the Indemnifying Sellers shall not be liable unless (1) the amount of Damages with respect to such Warranty Breach arising from a single claim (or series of related claims) exceeds $*** (the “Minimum Threshold”) and (2) the aggregate amount of Damages (other than Damages relating to a single claim (or series of related claims) that do not exceed the Minimum Threshold) with respect to all such Warranty Breaches exceeds $*** (the “Threshold”) and once such Threshold is exceeded, the Indemnifying Sellers shall indemnify the Buyer Indemnified Parties for the entire amount of Damages (other than Damages relating to a single claim (or series of related claims) that do not exceed the Minimum Threshold) without reduction, and (B) the Indemnifying Sellers’ maximum liability for Warranty Breaches shall not exceed $*** (the “Cap”); provided, that the preceding limitations shall not apply to indemnification by the Indemnifying Sellers for Warranty Breaches of any Fundamental Seller Representation; provided, further that the Indemnifying Sellers’ maximum liability under Section 12.02(a)(iii) shall not exceed $***; provided, further that the Indemnifying Sellers’ maximum liability under this

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Section 12.02 shall not exceed $***; and provided further that the preceding limitations shall not apply to any indemnification claims based on fraud by the Sellers or any of their respective Affiliates.

(b) Effective at and after the Closing, the Buyer Parties hereby jointly and severally indemnify each Seller, its Affiliates and their respective successors and assigns (collectively, the “Seller Indemnified Parties”) against and agree to hold each of them harmless from any and all Damages incurred or suffered by any Seller Indemnified Party arising out of:

(i) any Warranty Breach (determined without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard) by any Buyer Party, or breach of covenant, agreement or obligation made or to be performed by any Buyer Party pursuant to this Agreement or any other Transaction Document;

(ii) any Assumed Liabilities; or

(iii) any failure of any Buyer Party to fulfill any of its obligations under any Subcontract;

provided that with respect to indemnification by the Buyer Parties (A) for Warranty Breaches pursuant to Section 12.02(b)(i), Buyer Domestic shall not be liable unless the aggregate amount of Damages with respect to all such Warranty Breaches exceeds the Threshold and once such Threshold is exceeded, Buyer Domestic shall indemnify the Seller Indemnified Parties for the entire amount of Damages without reduction and (B) Buyer Domestic’s maximum liability under this Section 12.02(b) shall not exceed $***; provided that the preceding limitations shall not apply to indemnification by the Buyer Parties for Warranty Breaches of any Fundamental Buyer Representation any failure of any Buyer Party to fulfill any of its obligations under any Subcontract; and provided further that the preceding limitations shall not apply to any indemnification claims based on fraud by any Buyer Party or any of its Affiliates.

(c) The indemnification obligations under this Section 12.02 shall be subject to each of the following limitations:

(i) there shall be no obligation on the part of the Indemnifying Sellers to indemnify the Buyer Indemnified Parties (y) to the extent that any claim for indemnification relates to an amount otherwise taken into account in determining Final Closing Net Assets or (z) for any Damages primarily arising from or relating to, directly or indirectly, any act, omission or transaction carried out by or at the written request of Buyer Domestic before, on or after the Closing Date, including, without limitation, any change in the accounting policies, practices or procedures of the Business after the Closing, or with the consent of Buyer Domestic before the Closing Date pursuant to Section 6.01; and

(ii) the Damages suffered by any Indemnified Party shall be calculated after giving effect to any amounts recovered from third parties, including insurance proceeds, in each case net of the reasonable third party out-of-pocket costs and expenses and any insurance premium increases directly attributable to

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

such recoveries, and taking into account any Tax benefit and/or Tax detriment actually realized or incurred by the Indemnified Party and its Affiliates that is associated with such Damages or the receipt of an indemnification payment in respect thereof (it being understood and agreed that the Indemnified Parties shall use their commercially reasonable efforts to seek insurance recoveries in respect of Damages to be indemnified hereunder, but only to the extent the seeking of such insurance recoveries does not materially adversely affect such Indemnified Party). If any insurance proceeds or other recoveries from third parties are actually realized (in each case calculated net of the reasonable third party out-of-pocket costs and expenses and any insurance premium increases directly attributable to such recoveries) by an Indemnified Party subsequent to the receipt by such Indemnified Party of an indemnification payment hereunder in respect of the claims to which such insurance proceedings or third party recoveries relate, the Indemnified Party shall hold such amounts in trust and appropriate refunds shall be made promptly to the Indemnifying Party regarding the amount of such indemnification payment.

(d) Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the same set of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(e) EACH SELLER AND EACH BUYER PARTY, ON BEHALF OF ITSELF AND EACH OF ITS RESPECTIVE AFFILIATES, SUCCESSORS AND ASSIGNS, WAIVES ANY RIGHT TO RECOVER INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, WHICH MAY INCLUDE (DEPENDING ON THE FACTS) LOST REVENUES OR PROFITS OR DIMINUTION IN VALUE, FOR ANY WARRANTY BREACH, UNLESS (i) SUCH DAMAGES ARE AWARDED TO A PERSON IN AN INDEMNIFIABLE THIRD PARTY CLAIM OR (ii) SOLELY IN THE CASE OF CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES: SUCH DAMAGES WERE REASONABLY FORESEEABLE AND ARISE OUT OF EITHER (A) ANY PERMANENT OR TEMPORARY INABILITY TO DEVELOP, MAKE OR SELL A PRODUCT OR (B) ANY KNOWING (AS DEFINED IN THIS AGREEMENT) BREACH OF THIS AGREEMENT. EACH BUYER PARTY ACKNOWLEDGES THAT THERE ARE NO SPECIAL CIRCUMSTANCES THAT DISTINGUISH ANY OF THE BUYER PARTIES FROM OTHER PERSONS ENGAGED IN THE DEVELOPMENT, MANUFACTURE OR SALE OF WOUND CARE PRODUCTS.

(f) No Buyer Party shall have any right to set-off any unresolved indemnification claim pursuant to this Article 12 against any payment due hereunder or under any other Transaction Document.

(g) The Indemnified Parties and the Indemnifying Parties shall use their respective commercially reasonable efforts to mitigate any Damages upon becoming aware of the events or circumstances giving rise to the applicable claim for Damages.

(h) Without limiting the generality of the foregoing, to the extent the events or circumstances giving rise to any claim for indemnification hereunder may be the subject of indemnification or other contractual rights under any acquisition or other agreement to which any Seller is a party, such Seller shall use its commercially reasonable efforts to obtain indemnification from, or otherwise enforce its contractual rights against, such counterparty in respect of such matter and any recovery resulting therefrom shall be turned over to the applicable Indemnified Party and shall be taken into account in determining the applicable indemnifiable Damages in accordance with Section 12.02.

Section 12.03. Third Party Claim Procedures.

(a) The Indemnified Party seeking indemnification under Section 12.02(a) or 12.02(b) agrees to give prompt notice in writing to the Indemnifying Party of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must acknowledge in writing that, if the facts as alleged by the claimant in the Third Party Claim are true, it would have an indemnity obligation for the Damages resulting from such Third Party Claim as provided under this Article 12.

(c) The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not deliver the acknowledgment referred to in Section 12.03(b) within 60 days of receipt of notice of the Third Party Claim pursuant to Section 12.03(a), (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or any other action by or on behalf of a Governmental Authority, (iii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to the reputation or future business prospects of the Indemnified Party or any of its Affiliates, (iv) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates, (v) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim or (vi) in the case of any Third Party Claim involving a Buyer Indemnified Party as the Indemnified Party, if the amount of the Third Party Claim, if determined in favor of the claimant, would reasonably be expected to result in Damages, together with all other claims for indemnification hereunder, that would exceed the remaining available amount in the Escrow Account or, if such Third Party Claim is in respect of a Warranty Breach (other than a Warranty Breach of any Fundamental Seller Representation) the amount of the Cap (minus the sum of (without duplication) (A) the aggregate dollar amount of all indemnification claims pursuant to Section 12.02(a) in respect of Warranty Breaches (other than Warranty Breaches of any Fundamental Seller Representations) pending as of such date plus (B) the aggregate dollar amount of all indemnification claims pursuant to Section 12.02(a) in respect of Warranty

Breaches (other than Warranty Breaches of any Fundamental Seller Representations) that have been paid prior to such date or are to be paid as of such date). The Indemnified Party shall obtain the prior written consent of the Indemnifying Party before entering into any settlement of a Third Party Claim (which consent shall not be unreasonably withheld, conditioned or delayed).

(d) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 12.03, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such Third Party Claim (which consent shall not be unreasonably withheld, conditioned or delayed); provided that consent of the Indemnified Party shall not be required for any such settlement if (i) the sole relief provided is monetary damages that are paid in full (other than an amount that is less than the Threshold) by the Indemnifying Party, (ii) such settlement does not permit any order, injunction or other equitable relief to be entered, directly or indirectly, against the Indemnified Party and (iii) such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Third Party Claim and does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party; and provided further, however, that if the Indemnified Party refuses its consent to a bona fide offer of settlement that the Indemnifying Party wishes to accept and that (x) involves no payment of money by such Indemnified Party (other than an amount that is less than the Threshold), (y) involves no material limitation on the future operation of the Business, and (z) releases such Indemnified Party from all liability in connection with such claim except for payments that would be required to be paid by the Indemnified Party representing an amount that is less than the Threshold, the Indemnifying Party may reassign the defense of such claim to such Indemnified Party, who may then continue to pursue the defense of such matter, free of any participation by the Indemnifying Party, at the sole cost and expense of such Indemnified Party. In such event, the obligation of the Indemnifying Party with respect thereto shall not exceed the lesser of (i) the amount of the offer of settlement that such Indemnified Party refused to accept or (ii) the aggregate Damages of the Indemnified Party with respect to such claim.

(e) In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with paragraphs (b) and (c) above, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that in such event the Indemnifying Party shall pay the fees and expenses of one such separate counsel (and appropriate local counsel) (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim or (ii) incurred by the Indemnified Party at any time if the Indemnified Party shall reasonably conclude that (A) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such claim or (B) there are specific defenses or claims available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party. In the case of the foregoing clause (ii), the Indemnifying Party shall keep the Indemnified Party reasonably informed with respect to such Third Party Claim and cooperate with the Indemnified Party in connection therewith.

(f) Each party shall cooperate, and cause its Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(g) The foregoing procedures set forth in this Section 12.03 shall not apply with regard to (i) any claim for indemnification in respect of False Claims Act Litigation, the procedures for which shall be governed solely by Section 12.04 (subject to Section 12.04(d)) or (ii) any Actions listed in Schedule 4.11 that are Excluded Liabilities, provided that no Buyer Indemnified Party has been joined as a party in such Action.

Section 12.04. Third Party Claims Procedures Involving False Claims Act Litigation.

(a) The Indemnifying Sellers and the Buyers acknowledge and agree that *** shall control and appoint lead counsel for the defense of any suit, action or proceeding by any third party constituting False Claims Act Litigation (including United States ex rel. Conrad v. Actavis mid-Atlantic, et al., No. 1:02-cv-11738), and acknowledge and agree that any Damages arising from such False Claims Act Litigation would constitute for *** purposes of this Agreement.

(b) The *** shall obtain the prior written consent of *** before entering into any settlement of any False Claims Act Litigation if (i) the amount of such settlement, when aggregated with all other Damages to be indemnified hereunder with respect to False Claims Act Litigation, would be in excess of the aggregate available FCA Settlement Agreement Escrow Amount or the amount of any State FCA Settlement Amount that was deposited in the Escrow Account, as applicable, and the cash amounts available to Healthpoint to pay such settlement amount, including amounts obtained from the Shareholders pursuant to the undertaking contained in Section 6.14 (and Healthpoint provides Buyer Domestic with evidence satisfactory to Buyer Domestic in its reasonable judgment of the Indemnifying Sellers’ ability to obtain from the Shareholders such required amount or that adequate provision has otherwise been made in respect of liabilities and obligations pursuant to such settlement), (ii) any federal, state or local government takes action in furtherance of, or indicates it may take action to seek exclusion, debarment or suspension from any government program or to seek any other non-monetary remedy that would reasonably be expected to impose any prohibition or material limitation on sales, or reimbursement with respect to sales, of any Product by the Business after Closing (and Healthpoint has not provided evidence satisfactory to Buyer Domestic in its reasonable judgment that such action or intent to take action has subsequently been rescinded by the applicable federal, state or local government) or (iii) such settlement requires execution of a corporate integrity agreement or any similar agreement impacting any Buyer Party or its Affiliates or any of the Products.

(c) The *** shall keep *** reasonably informed with respect to any False Claims Act Litigation, and the *** shall furnish or cause to be furnished such records, information and testimony as reasonably requested by *** with respect to the False Claims Act Litigation.

(d) Notwithstanding anything to the contrary contained in this Section 12.04, in the event Buyer Domestic or any of its Affiliates is joined as a defendant at any time in any

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

False Claims Act Litigation, such False Claims Act Litigation shall thereafter be subject to the procedures set forth in Section 12.03 (including the rights of Buyer Domestic and its Affiliates to participate in the defense of such matter in accordance with Section 12.03), rather than the procedures set forth in this Section 12.04.

Section 12.05. Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 12.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within 60 days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Damages with respect to such claim, such Damages shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Damages arising out of such claim. If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 14.07.

Section 12.06. Indemnification Payments; Joint and Several Liability of Seller Parent.

(a) Any payment required to be made by an Indemnifying Seller to a Buyer Party for Damages (i) for any Warranty Breach (other than Warranty Breaches of any Fundamental Seller Representation) pursuant to Section 12.02(a)(i) and (ii) arising out of the *** Litigation pursuant to Section 12.02(a)(iii) shall be satisfied, subject to the Cap, solely from the funds held in the Escrow Account and, upon the depletion of the Escrow Account, there shall be no further recoveries by the Buyer Indemnified Parties whatsoever with respect to such Warranty Breaches (other than Warranty Breaches of any Fundamental Seller Representation) other than in respect of claims based solely on theories of fraud.

(b) Any payment required to be made by an Indemnifying Seller to a Buyer Party pursuant to this Article 12 in respect of any matter other than Damages (i) for a Warranty Breach that are the subject of the preceding Section 12.06(a) or (ii) arising out of the *** Litigation pursuant to Section 12.02(a)(iii) shall be satisfied first from the Escrow Account and, if the funds then available in the Escrow Account (reducing such available amount by the amount of any pending claims) are insufficient to fully satisfy such payment, then Seller Parent shall be jointly and severally liable with the Indemnifying Seller for such amount as though Seller Parent was an “Indemnifying Seller” and shall promptly pay to the applicable Buyer Party the amount of such payment not satisfied from the Escrow Account or by payment by the Indemnifying Sellers.

(c) Sellers and Buyer Domestic agree to promptly cause the Escrow Agent to release amounts held in the Escrow Account in accordance with the terms of the Escrow Agreement sufficient to satisfy any payments contemplated to be satisfied from the Escrow Account in accordance with this Section 12.06.

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

(d) The provisions of this Section 12.06 shall not limit any Buyer Indemnified Party’s rights or remedies for any claims, including indemnification claims, based on fraud by Sellers or any of their Affiliates.

Section 12.07. Release of Escrow Account. Sellers and Buyer Domestic agree to cause the Escrow Agent to release amounts held in the Escrow Account to Healthpoint pursuant to the terms of the Escrow Agreement in the amounts and at the times set forth below:

(a) On the fifth Business Day after the earlier of (a) nine months after the Closing Date or (b) the date the matters described in the definition of “Pending Regulatory Reviews” are finally resolved, an amount equal to $*** (or such lesser amount as is then available in the Escrow Account), minus the sum of (without duplication) (i) the aggregate dollar amount of all indemnification claims relating to the covenant set forth in Section 6.12 pending as of such date plus (ii) the aggregate dollar amount of all indemnification claims relating to the covenant set forth in Section 6.12 that have been paid prior to such date or are to be paid as of such date.

(b) Upon the entry of a final, non-appealable judgment in all pending False Claims Act Litigation or the execution of an FCA Settlement Agreement (the date of entry of such judgment or execution of the FCA Settlement Agreement, the “FCA Release Date”), an amount equal to the FCA Settlement Agreement Escrow Amount (or such lesser amount as is then available in the Escrow Account) minus the sum of (without duplication) (i) the aggregate dollar amount of all indemnification claims pursuant to Section 12.02(a)(ii) in respect of the False Claims Act Litigation pending as of such date plus (ii) the aggregate dollar amount of all indemnification claims pursuant to Section 12.02(a)(ii) in respect of the False Claims Act Litigation that have been paid prior to such date or are to be paid as of such date plus (iii) the State FCA Settlement Amount in respect of states that have not reached a settlement with, or obtained a final, non-appealable judgment against, Healthpoint with respect to the False Claims Act Litigation; provided, however, that Buyer Domestic and Sellers shall take all necessary actions to cause (A) the prompt release from the Escrow Account of any amounts (up to the amount of the FCA Settlement Agreement Escrow Amount remaining in the Escrow Account) due and owing under the FCA Settlement Agreement, a settlement with any state or the entry of a final, non-appealable judgment and (B) the payment, on behalf of Sellers, of such amounts directly to the Governmental Authorities entitled to payment under the FCA Settlement Agreement, such settlement or such judgment; provided, further, that if the sum of (1) any amounts due and owing under the FCA Settlement Agreement, (2) any settlement with any state or (3) any final, non-appealable judgment in respect of the False Claims Act Litigation exceeds the FCA Settlement Agreement Escrow Amount remaining in the Escrow Account, then Healthpoint shall (A) cause each Shareholder, pursuant to Section 6.14, to promptly pay to Healthpoint such Shareholder’s pro rata portion of the amount by which the sum of (1) and (2) exceeds the FCA Settlement Agreement Escrow Amount remaining in the Escrow Account, (B) promptly deposit any such amounts in respect of the State FCA Settlement Amount into the Escrow Account

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

and (C) promptly pay any such amounts in respect of the FCA Settlement Agreement to the Governmental Authorities entitled to payment under the FCA Settlement Agreement, such settlement or such judgment.

(c) Once all state Governmental Authorities that did not agree to become a party to the FCA Settlement Agreement have either entered into a settlement with Sellers and been paid or a final, non-appealable judgment with respect to all pending False Claims Act Litigation has been rendered with respect to each state that has not entered into a settlement and any judgment paid, an amount equal to the excess, if any, of the State FCA Settlement Amount over the aggregate amount paid to such state Governmental Authorities in respect of all such settlements and judgments; provided, however, that Buyer Domestic and Sellers shall take all necessary actions to cause (i) the prompt release from the Escrow Account of any amounts (up to the amount of the State FCA Settlement Amount remaining in the Escrow Account) required to be paid to a state either as a result of a settlement with such state or the entry of a final, non-appealable judgment with respect to all pending False Claims Act Litigation of such state and (ii) the payment, on behalf of Sellers, of such amounts directly to the state entitled to payment pursuant to such settlement or judgment; and provided further that that Buyer Domestic and Sellers shall take all necessary actions to cause the prompt release from the Escrow Account of any amounts (up to the amount of the State FCA Settlement Amount remaining in the Escrow Account) allocated to any non-settling state that has not commenced a Xenaderm-related action within *** following the Closing Date.

(d) On the *** of the Closing Date, an amount equal to $*** (or such lesser amount as is then available in the Escrow Account), minus the sum of (without duplication) (i) the aggregate dollar amount of all indemnification claims pursuant to Section 12.02(a) pending as of such date plus (ii) the aggregate dollar amount of all indemnification claims pursuant to Section 12.02(a) that have been paid prior to such date or are to be paid as of such date.

(e) On the three-year anniversary of the Closing Date,

(i) if the FCA Release Date has occurred prior to such date, all remaining Escrow Amounts minus the sum of (without duplication) (A) the aggregate dollar amount of all indemnification claims pursuant to Section 12.02(a) pending as of such date and (B) any remaining State FCA Settlement Amount; or

(ii) if the FCA Release Date has not occurred prior to such date, all remaining Escrow Amounts minus the sum of (without duplication) (A) the aggregate dollar amount of all indemnification claims pursuant to Section 12.02(a) pending as of such date and (B) any remaining FCA Settlement Agreement Escrow Amount.

(f) Any amount that would have been released pursuant to Section 12.07(a), (b), (d) or (e) but was withheld from such release on account of a pending indemnification claim shall continue to be held by the Escrow Agent subject to the terms

***	Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

and conditions of the Escrow Agreement until such time as the applicable pending claim is finally resolved in accordance with this Article 12. Sellers and Buyer Domestic agree to promptly following resolution of such claim cause the Escrow Agent to release to Healthpoint any portion of such amount that is not required to be paid to the applicable Indemnified Party in accordance with the resolution of such pending claim.

(g) In no event shall any portion of the State FCA Settlement Amount remaining in the Escrow Account be used to satisfy any obligations of Sellers hereunder other than payments to state Governmental Authorities that did not participate in the FCA Settlement Agreement.

Section 12.08. Exclusive Remedy. Without limiting any claims arising out of the other Transaction Documents, after the Closing, except as otherwise provided in this Agreement (including the provisions of this Agreement that provide for remedies involving injunctive relief or specific performance), the sole and exclusive recourse of the Buyer Indemnified Parties, on the one hand, and the Seller Indemnified Parties, on the other, in connection with all matters in connection with this Agreement (whether based on contract, tort, strict liability, common law, other laws or otherwise) shall be the indemnity set forth in this Article 12, other than in respect of causes of action based solely on theories of fraud or for specific performance of any breach of any of the covenants, agreements and obligations hereunder or in any certificate or other writing delivered pursuant hereto or in connection herewith that are required to be performed following the Closing Date (including Section 6.08). The provisions of this Article 12 shall be inapplicable to the other Transaction Documents.

ARTICLE 13

TERMINATION

Section 13.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Seller Parent and Buyer Domestic;

(b) by either Seller Parent or Buyer Domestic if the Closing shall not have been consummated on or before 11:59 p.m., Eastern Time, on December 31, 2012 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 13.01(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated on or before the End Date; and provided further if all the conditions to the Closing other than Section 11.01(a) have been satisfied (other than conditions which, by their nature, will be satisfied at the Closing) or waived (to the extent waivable hereunder), then the End Date shall be extended to the earlier of (i) March 29, 2013 and (ii) five (5) Business Days following satisfaction of the condition set forth in Section 11.01(a) (it being understood that the right to assert that a condition has not been satisfied pursuant to this proviso shall not be available to any party whose breach of any provision of this Agreement results in the failure of such condition to be satisfied);

(c) by Buyer Domestic if a breach of any representation or warranty or failure to perform any covenant, obligation or agreement on the part of a Seller set forth in this Agreement shall have occurred that would cause any condition set forth in Section 11.02(a) not to be satisfied, and either (i) if such breach or failure to perform is of a type that can be cured, such breach or failure to perform shall not have been cured within 30 days by such Seller after receiving notice from Buyer Domestic of such breach or failure to perform or (ii) such condition is incapable of being satisfied by the End Date; provided that no Buyer Party is then in breach of this Agreement so as to cause any of the conditions set forth in Section 11.01 or Section 11.03 not to be satisfied;

(d) by Seller Parent if a breach of any representation or warranty or failure to perform any covenant, obligation or agreement on the part of any Buyer Party set forth in this Agreement shall have occurred that would cause any condition set forth in Section 11.03(a) not to be satisfied, and either (i) if such breach or failure to perform is of a type that can be cured, such breach or failure to perform shall not have been cured within 30 days by such Buyer Party after receiving notice from Seller Parent of such breach or failure to perform or (ii) such condition is incapable of being satisfied by the End Date; provided that no Seller is then in breach of this Agreement so as to cause any of the conditions set forth in Section 11.01 or Section 11.02 not to be satisfied; or

(e) by either Seller Parent or Buyer Domestic if there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 13.01(e) shall have (i) complied in all material respects with its covenants, agreements and obligations hereunder required to be performed by it as of the date thereof and (ii) used its commercially reasonable efforts to prevent the entry of and to remove such final order, decree or judgment.

The party desiring to terminate this Agreement pursuant to this Section 13.01 (other than pursuant to Section 13.01(a)) shall give notice of such termination to the other party.

Section 13.02. Effect of Termination. If this Agreement is terminated as permitted by Section 13.01, such termination shall be without liability of either party (or any stockholder, member, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the (i) willful failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) willful failure to perform a covenant of this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 7.01, 14.02, 14.05, 14.06, 14.07, 14.08 and 14.15 shall survive any termination hereof pursuant to Section 13.01.

ARTICLE 14

MISCELLANEOUS

Section 14.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to the Buyer Parties, to:

c/o Smith & Nephew plc

15 Adam Street

London

WC2N 6LA

United Kingdom

Attention: Company Secretary

Facsimile No.: +44 (0)20 7930 3353

E-mail: Company.Secretary@smith-

nephew.com

With a copy to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Pran Jha

Facsimile No.: 312-853-7036

E-mail: pjha@sidley.com

and a copy by e-mail to Company.Secretary@smith-nephew.com

if to Sellers, to:

c/o Healthpoint Parent Pharmaceuticals, Inc.

3909 Hulen Street

Fort Worth, TX 76107

Attention: H. Paul Dorman

Facsimile No.: 817-900-4101

E-mail: Paul.Dorman@dfb.com

With a copy to:

Fulbright & Jaworski L.L.P.

300 Convent Street, Suite 2100

San Antonio, Texas 78205-3792

Attention: Daryl Lansdale

Facsimile No.: 210 -270 -7205

E-mail:dlansdale@fulbright.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 14.02. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of a waiver, by the party against whom the waiver is to be effective, or in the case of an amendment, by each of Buyer Domestic and Seller Parent.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative.

Section 14.03. Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Seller Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for the purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for the purposes of) such representations and warranties would be reasonably apparent, without reference to the contents of any underlying documents referenced therein. The parties acknowledge and agree that the Seller Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of the Buyer Parties and the disclosure by a Seller of any matter in the Seller Disclosure Schedule shall not be deemed to constitute an acknowledgement by such Seller that the matter is required to be disclosed by the terms hereof or that the matter is material, nor shall such information (or the specification of any dollar amount in any representation or warranty) be deemed to establish a standard of materiality. The parties hereto agree that the Seller Disclosure Schedule is not intended to constitute, and shall not be construed as constituting, representations and warranties of the Sellers except to the extent expressly provided in this

Agreement, and nothing in the Seller Disclosure Schedule is intended to broaden the scope of any representation, warranty or covenant of the Sellers contained in this Agreement. The information contained in this Agreement, in the Seller Disclosure Schedule and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third-party of any matter whatsoever (including any violation of law or breach of contract).

Section 14.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement or the other Transaction Documents shall be paid by the party incurring such cost or expense.

Section 14.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that any Buyer Party may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (a) one or more of its Affiliates at any time and (b) after the Closing Date, to any Person; provided that no such transfer or assignment shall relieve such Buyer Party of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to such Buyer Party.

Section 14.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 14.07. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought and determined in the Court of Chancery of the State of Delaware (or, if the Chancery Court determines that it does not have subject matter jurisdiction, in any appropriate Delaware State or federal court), and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 14.01 shall be deemed effective service of process on such party.

Section 14.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY

UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.08.

Section 14.09. Counterparts; Effectiveness; No Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” format data file signature page were an original thereof. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 14.10. Entire Agreement. This Agreement, the Confidentiality Agreement, the Non-Compete Agreements and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 14.11. Bulk Sales Laws. Each Buyer Party and each Seller each hereby waive compliance by Sellers with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state. For the avoidance of doubt, no liability incurred by any Buyer Party or Seller as a result of a Seller’s failure to comply with any provisions of such laws shall be treated as a Transfer Tax under Section  9.02(c) of this Agreement.

Section 14.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 14.13. Specific Performance. Each of the parties to this Agreement acknowledges and agrees that the other parties would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each party to this Agreement hereby agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement (including, for avoidance of doubt, Sections 6.08 and 6.14 hereof), and to enforce specifically the performance by any other party under this Agreement, and each party hereby agrees to waive the defense (and not to interpose as a defense or in opposition) in any such suit that the other parties have an adequate remedy at law, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 14.13 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue.

Section 14.14. Time is of the Essence. Time is of the essence with respect to the performance of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

Section 14.15. Non-Recourse. This Agreement may only be enforced against, and any claim, obligation, liability, action, suit or other legal proceeding (whether in contract or tort, in law or in equity, or granted by statue) based upon, arising out of, or related to this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and only with respect to the specific obligations set forth herein. No past, present or future director, officer, employee, incorporator, manager, member, partner, shareholder, Affiliate, agent, attorney or other representative of any party hereto of or any Affiliate of any party hereto, or any past, present or future director, officer, employee, incorporator, manager, member, partner, shareholder, Affiliate, agent, attorney or other representative of any of the foregoing, or any of their successors or permitted assigns (collectively, “Nonparty Affiliates”), shall have any liability (whether in contract or tort, in law or in equity, or granted by statute) for any obligations or liabilities of any party hereto under this Agreement or for any claim or Action based on, in respect of or by reason of the transactions contemplated hereby, and, to the maximum extent permitted by law, each Buyer Party and Seller Party hereby waives and releases all such liabilities, claims, causes of action and obligation against any such Nonparty Affiliate. To the maximum extent permitted by law, (a) each Buyer Party hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Seller Party or otherwise impose liability of a Seller Party under this Agreement on any Nonparty Affiliate (including without limitation any Shareholder), whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the corporate veil, fraudulent transfer, improper distribution, unfairness, undercapitalization or otherwise, and (b) except (i) as expressly provided in the Non-Compete Agreements and (ii) with respect to the performance obligations of Seller Parent in its capacity as a Seller hereunder, each Buyer Party disclaims any reliance upon any Nonparty Affiliates (including without limitation any Shareholder) with respect to the performance of this Agreement or any representation or warranty made in, in connection with or as an inducement to this Agreement. Notwithstanding anything herein to the contrary, (i) nothing herein shall affect any rights of a Buyer Party under any Non-Compete Agreement, (ii) nothing herein shall affect any rights of a Buyer Party against any Person (including a Nonparty Affiliate) with respect to any liability, claim, cause of action or other obligation other than any obligation or liability of any Seller Party under this Agreement and (iii) nothing herein shall affect any rights of a Buyer Party against any Person in respect of fraud (or the ability to demonstrate any element thereof) by such Person.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SMITH & NEPHEW, INC.

By:	/s/ Cyrille Petit
Name: Cyrille Petit
Title: Chief Corporate Development Officer

SMITH & NEPHEW INC.

By:	/s/ Cyrille Petit
Name: Cyrille Petit
Title: Chief Corporate Development Officer

SMITH & NEPHEW, INC.

By:	/s/ Cyrille Petit
Name: Cyrille Petit
Title: Chief Corporate Development Officer

SMITH & NEPHEW ORTHOPAEDICS AG

By:	/s/ Cyrille Petit
Name: Cyrille Petit
Title: Chief Corporate Development Officer

SUDBURY ACQUISITIONS N.V.

By:	/s/ Cyrille Petit
Name: Cyrille Petit
Title: Chief Corporate Development Officer

DFB PHARMACEUTICALS, INC.

By:	/s/ H. Paul Dorman
Name: H. Paul Dorman
Title: Chairman & CEO

HEALTHPOINT, LTD.

By:	/s/ H. Paul Dorman
Name: H. Paul Dorman
Title: Chairman & CEO

HEALTHPOINT INTERNATIONAL, LLC

By:	/s/ H. Paul Dorman
Name: H. Paul Dorman
Title: Chairman & CEO

DFB BIOTECH OF CURAÇAO, N.V.

By:	/s/ H. Paul Dorman
Name: H. Paul Dorman
Title: Chairman & CEO

HEALTHPOINT CANADA ULC

By:	/s/ H. Paul Dorman
Name: H. Paul Dorman
Title: Chairman & CEO